Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among:

JASPER THERAPEUTICS, INC.,

a Delaware corporation;

KIRA HOLDCO INC.,

a Delaware corporation;

and

KIRA PHARMACEUTICALS,

a Cayman Islands exempted company

Dated as of July 16, 2026

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2.17.	Employee and Labor Matters; Benefit Plans	24
2.18.	Environmental Matters	27
2.19.	Insurance	28
2.20.	No Financial Advisors	28
2.21.	Transactions with Affiliates	28
2.22.	International Trade Compliance.	28
2.23.	Anti-Bribery	29
2.24.	Accredited Investors	29
2.25.	Disclaimer of Other Representations or Warranties	30
Section 3.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	30
3.1.	Due Organization; Subsidiaries	30
3.2.	Organizational Documents	31
3.3.	Authority; Binding Nature of Agreement	31
3.4.	Vote Required	32
3.5.	Non-Contravention; Consents	32
3.6.	Capitalization	33
3.7.	SEC Filings; Financial Statements	34
3.8.	Absence of Changes	36
3.9.	Absence of Undisclosed Liabilities	38
3.10.	Title to Assets	38
3.11.	Real Property; Leasehold	39
3.12.	Intellectual Property	39
3.13.	Agreements, Contracts and Commitments	40
3.14.	Compliance; Permits	42
3.15.	Legal Proceedings; Orders	45
3.16.	Tax Matters	45
3.17.	Employee and Labor Matters; Benefit Plans	47
3.18.	Environmental Matters	50
3.19.	Transactions with Affiliates	51
3.20.	Insurance	51
3.21.	Opinion of Financial Advisor	51
3.22.	No Financial Advisors	51
3.23.	Anti-Bribery	51
3.24.	International Trade Compliance.	51
3.25.	Valid Issuance	52
3.26.	Disclaimer of Other Representations or Warranties	52

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Section 4.	ADDITIONAL AGREEMENTS OF THE PARTIES	53
4.1.	Company Shareholder Matters; Required Company Shareholder Vote	53
4.2.	Parent Stockholders’ Meeting	53
4.3.	Reservation of Parent Voting Common Stock; Issuance of Shares of Parent Common Stock	54
4.4.	Employee Benefits	55
4.5.	Indemnification of Officers and Directors	55
4.6.	Additional Agreements	57
4.7.	Proxy Statement	57
4.8.	Listing	58
4.9.	Tax Matters	58
4.10.	Legends	58
4.11.	Directors and Officers	58
4.12.	Board Observers	59
4.13.	Section 16 Matters	59
4.14.	Closing Certificates	59
4.15.	Takeover Statutes	60
4.16.	Parent Options and Parent RSUs	60
4.17.	Parent Warrants	60
4.18.	Obligations of Merger Sub	60
4.19.	Private Placement	60
4.20.	Audited Financial Statements	61
Section 5.	CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY	61
5.1.	No Restraints	61
5.2.	Listing	61
5.3.	Certificate of Designation	61
5.4.	Concurrent Investment	61
Section 6.	CLOSING DELIVERIES OF THE COMPANY	61
6.1.	Documents	61
6.2.	FIRPTA Certificate	61
6.3.	Company Lock-Up Agreements	62
6.4.	Required Company Shareholder Vote	62
Section 7.	CLOSING DELIVERIES OF PARENT	62
7.1.	Documents	62
7.2.	Parent Lock-Up Agreements	62
Section 8.	MISCELLANEOUS PROVISIONS	62
8.1.	Non-Survival of Representations and Warranties	62
8.2.	Amendment	62
8.3.	Waiver	63
8.4.	Entire Agreement; Counterparts; Exchanges by Electronic Transmission	63
8.5.	Applicable Law; Jurisdiction; WAIVER OF JURY TRIAL	63
8.6.	Assignability	64
8.7.	Notices	64
8.8.	Cooperation	65
8.9.	Severability	65
8.10.	Other Remedies; Specific Performance	65
8.11.	No Third-Party Beneficiaries	65
8.12.	Construction	66
8.13.	Expenses	66

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Exhibits:

Exhibit A	Definitions
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Form of Parent Stockholder Support Agreement
Exhibit D	Form of PIPE Purchase Agreement
Exhibit E	Form of Certificate of Designation
Exhibit F	Form of CVR Agreement
Exhibit G	Post-Closing Directors and Officers
Exhibit H	Form of Plan of Merger

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of July 16, 2026, by and among Jasper Therapeutics, Inc., a Delaware corporation (“Parent”), Kira Holdco Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”), and Kira Pharmaceuticals, a Cayman Islands exempted company (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent and the Company intend to effect a merger of the Company with and into Merger Sub (the “Merger”) in accordance with this Agreement, the DGCL and Part 16 of the Companies Act (as revised) of the Cayman Islands (the “Companies Act”), with Merger Sub being the surviving Entity of the Merger.

B. The Parties intend that the Merger will constitute a “reorganization” within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code, and by executing this Agreement, the Parties intend to adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

C. The Parent Board has (i) determined that this Agreement and the Contemplated Transactions are advisable and in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of the Parent Common Stock Payment Shares and the Parent Preferred Stock Payment Shares to the shareholders of the Company pursuant to the terms of this Agreement, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Parent vote to approve the Parent Stockholder Matters at the Parent Stockholders’ Meeting to be convened following the Closing.

D. The Merger Sub Board has (i) determined that this Agreement and the Contemplated Transactions are advisable and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, (iii) directed that this Agreement be submitted to the sole stockholder of Merger Sub for its adoption, and (iv) determined to recommend that the sole stockholder of Merger Sub vote in favor of the adoption of this Agreement.

E. The Company Board has (i) determined that the terms of this Agreement, the Plan of Merger and the Contemplated Transactions are in the best interests of the Company, (ii) approved and declared it advisable to enter into this Agreement, the Plan of Merger and the Contemplated Transactions and (iii) resolved to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the shareholders of the Company authorize this Agreement and the Plan of Merger at the Company Shareholder Meeting and vote to approve the Company Shareholder Matters by the Required Company Shareholder Vote and the Preferred Consent.

F. The execution of this Agreement by the Company, and the adoption, approval and authorization by the Company of the Plan of Merger and the Contemplated Transactions, are conditional upon the Company obtaining the Required Company Shareholder Vote and the Preferred Consent immediately prior to the execution of this Agreement.

G. Immediately following the execution of this Agreement, but prior to the filing of the Certificate of Merger, Parent will file the Certificate of Designation with the office of the Secretary of State of the State of Delaware.

H. Concurrently with the execution of this Agreement and as a condition and inducement to each of Parent and the Company’s willingness to enter into this Agreement, all of the directors and executive officers of Parent, solely in their capacity as stockholders of Parent (the “Parent Signatories”), and all of the directors, all of the officers and the shareholders of the Company listed in Section A of the Company Disclosure Schedule (solely in their capacity as shareholders of the Company) (the “Company Signatories”) are executing lock-up agreements in substantially the form attached hereto as Exhibit B (each, a “Lock-Up Agreement”).

I. Concurrently with the execution of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, all of the directors and all of the executive officers of Parent (solely in their capacity as stockholders of Parent), are executing support agreements in favor of the Company in substantially the form attached hereto as Exhibit C (the “Parent Stockholder Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of capital stock of Parent in favor of the Parent Stockholder Matters.

J. Concurrently with the execution of this Agreement, the Parent has entered into a securities purchase agreement with certain investors, in substantially the form attached hereto as Exhibit D (the “PIPE Purchase Agreement”), pursuant to which all such investors, upon the terms and subject to the conditions set forth in the PIPE Purchase Agreement, shall purchase shares of Parent Convertible Preferred Stock at the Purchase Price (as defined in the PIPE Purchase Agreement), in a private placement (the “Concurrent Investment”) to be consummated on the second (2nd) Business Day after the date hereof, or at such other time and place as the Parent may designate by notice to all such investors.

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

Section 1. DESCRIPTION OF TRANSACTION

1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable provisions of the DGCL and the Companies Act, at the Effective Time, the Company shall be merged with and into Merger Sub, following which, the Company will be struck off the Register of Companies in the Cayman Islands and the separate existence of the Company shall cease. As a result of the Merger, Merger Sub will continue as the surviving entity in the Merger (the “Surviving Corporation”).

1.2. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Plan of Merger, the Certificate of Merger and in the applicable provisions of the DGCL and the Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.3. Closing; Effective Time. The consummation of the Merger (the “Closing”) is being consummated remotely via the electronic exchange of documents and signatures on the Closing Date, or at such other time, date and place as Parent and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” Upon the terms and subject to the conditions set forth herein, contemporaneously with the Closing, the Parties shall (a) cause the Plan of Merger to be duly executed and filed with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”) as provided by Section 233 and Section 237 of the Companies Act, and make any other filings, declarations, undertakings, certificates, documents, recordings or publications (as applicable) required to be made by the Company or Merger Sub under the relevant provisions of the Companies Act in connection with the Merger (together, the “Cayman Merger Documents”), and (b) cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in form and substance to be agreed upon by the Parties (the “Certificate of Merger”). The Merger shall become effective at such date as the Plan of Merger is registered with the Cayman Registrar or on such other date subsequent to the date of registration as Parent and the Company shall agree in writing and shall specify in the Plan of Merger (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

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1.4. Certificate of Designation; Certificate of Incorporation and Bylaws; Directors and Officers of Surviving Corporation and Parent.

(a) Prior to the Effective Time, Parent will file the Certificate of Designation with the office of the Secretary of State of the State of Delaware.

(b) At the Effective Time:

(i) the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall, by virtue of the Merger, be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation;

(ii) the bylaws of the Surviving Corporation shall be identical to the bylaws of the Merger Sub immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such bylaws;

(iii) the certificate of incorporation of Parent shall be identical to the certificate of incorporation of Parent immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation;

(iv) the parties shall take all necessary action so that, at the Effective Time, the directors and officers of Parent, shall be as set forth in Section 4.11, with each to serve until his or her respective successor is duly elected and qualified or until the earlier of his or her death, resignation or removal; and

(v) the parties shall take all necessary action so that, at the Effective Time, the directors and officers of the Surviving Corporation shall be determined in accordance with Section 4.11, with each to serve until his or her respective successor is duly elected and qualified or until the earlier of his or her death, resignation or removal.

1.5. Merger Consideration; Effect of Merger on Company Shares. The aggregate merger consideration (the “Merger Consideration”) to be issued by Parent for all of the outstanding Company Shares and Company SAFEs at the Closing and amounts reserved for Company Options shall be (a) 5,587,800 shares of Parent Voting Common Stock (“Parent Common Stock Payment Shares”), which shares shall represent a number of shares equal to no more than 19.9% of the outstanding shares of Parent Common Stock as of immediately before the Effective Time (the “Parent Common Stock Consideration Cap”), (b) in the event the aggregate number of shares of Parent Common Stock Payment Shares issued at Closing or reserved for issuance at Closing would result in the issuance of, or reservation of, shares of Parent Voting Common Stock in an amount in excess of the Parent Common Stock Consideration Cap, Parent shall issue to such Company shareholders and reserve for issuance to such holders of Company Options shares of Parent Voting Common Stock up to the Parent Common Stock Consideration Cap and shall issue as the remaining balance to such stockholders and reserve for issuance to such holders of Company Options a total of 4,996,178 shares of Parent Convertible Preferred Stock (“Parent Preferred Stock Payment Shares”), and (c) a total of 254,462 Parent Preferred Stock Payment Shares to the holders of Company SAFEs in accordance with Section 1.10(c). Each Parent Preferred Stock Payment Share shall be convertible into 61 shares of Parent Voting Common Stock, subject to and contingent upon the affirmative vote of a majority of the Parent Voting Common Stock present or represented and entitled to vote at a meeting of stockholders of Parent to approve, for purposes of the Nasdaq rules, the issuance of shares of Parent Voting Common Stock to the shareholders of the Company upon conversion of any and all shares of Parent Convertible Preferred Stock in accordance with the terms of the Certificate of Designation in substantially the form attached hereto as Exhibit E (the “Preferred Stock Conversion Proposal”) and further subject to receipt of the requisite Parent stockholder approval of the Parent Voting Common Stock Proposal and the filing of an amendment to Parent’s certificate of incorporation to implement the Parent Voting Common Stock Proposal with the office of the Secretary of State of the State of Delaware. Subject to Section 1.6(c), each holder of Company Shares and Company Options shall be entitled to receive, or have reserved, as applicable, the same proportion of Parent Common Stock Payment Shares and Parent Preferred Stock Payment Shares.

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1.6. Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company, Merger Sub or Parent:

(i) any Company Ordinary Shares and Company Preferred Shares held as treasury shares (if any) or held or owned by the Company or any wholly owned Subsidiary of the Company immediately prior to the Effective Time shall be automatically canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) subject to Section 1.5 and Section 1.6(b), each Company Share issued and outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.6(a)(i) and excluding Dissenting Shares) shall be automatically canceled and converted into the right to receive an aggregate number of Parent Common Stock Payment Shares and Parent Preferred Stock Payment Shares equal to the Exchange Ratio, allocated in accordance with Section 1.5 and as set forth on the Allocation Certificate; and

(iii) Each share of capital stock of Merger Sub, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be unchanged and remain as an issued and outstanding share of capital stock of the Surviving Corporation.

(b) If any Company Shares issued and outstanding immediately prior to the Effective Time are subject to a repurchase option under any applicable restricted stock purchase agreement or other similar agreement with the Company, as of immediately prior to the Effective Time, such Company Shares shall no longer be subject to any right of repurchase or other such conditions and shall be canceled and exchanged into Parent Common Stock Payment Shares and Parent Preferred Stock Payment Shares in accordance with Section 1.6(a)(ii).

(c) No fractional shares of Parent Voting Common Stock and Parent Convertible Preferred Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued and no cash shall be paid for any such fractional share. Any fractional shares of Parent Voting Common Stock and Parent Convertible Preferred Stock that a holder of Company Ordinary Shares and/or Company Preferred Shares would otherwise be entitled to receive shall be aggregated with all fractional shares of Parent Voting Common Stock issuable to such holder or a fraction of a share of Parent Convertible Preferred Stock issuable to such holder and any remaining fractional shares shall be rounded down to the nearest whole share.

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(d) If, between the date of this Agreement and the Effective Time, the issued and outstanding Company Ordinary Shares or Company Preferred Shares or Parent Common Stock or Parent Convertible Preferred Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any share or stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change, the Exchange Ratio shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Company Ordinary Shares and Company Preferred Shares and Parent Common Stock and Parent Convertible Preferred Stock, with the same economic effect as contemplated by this Agreement prior to such share or stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit the Company or Parent to take any action with respect to Company Ordinary Shares or Company Preferred Shares or Parent Common Stock or Parent Convertible Preferred Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

1.7. Closing of the Company’s Register of Members. At the Effective Time: (a) all holders of (i) certificates representing Company Shares and (ii) book-entry shares representing Company Shares (“Book-Entry Shares”), in each case, that were issued and outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company; and (b) the register of members of the Company shall be closed with respect to all Company Shares outstanding immediately prior to the Effective Time. No further transfer of any such Company Shares shall be made on such register of members of the Company after the Effective Time.

1.8. Exchange of Shares.

(a) On or prior to the Closing Date, Parent and the Company shall agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, Parent shall deposit with the Exchange Agent evidence of book-entry shares representing the Parent Voting Common Stock and Parent Convertible Preferred Stock issuable pursuant to Section 1.6(a). The Parent Voting Common Stock and Parent Convertible Preferred Stock so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b) Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were previously registered holders of Company Shares that were cancelled in exchange for the right to receive the Merger Consideration: (i) a letter of transmittal and an accredited investor questionnaire in customary form and containing such provisions as Parent may reasonably specify; and (ii) instructions for effecting the issuance or transfer of Parent Voting Common Stock. Upon receipt of a duly executed letter of transmittal, accredited investor questionnaire and such other documents as may be reasonably required by the Exchange Agent or Parent the former holder of such Book-Entry Share shall be entitled to receive in exchange therefor book-entry shares representing the Merger Consideration (in a number of whole shares of Parent Voting Common Stock and Parent Convertible Preferred Stock) that such holder has the right to receive pursuant to the provisions of Section 1.6(a). Each Book-Entry Share (other than Dissenting Shares) shall be deemed, from and after the Effective Time, to represent only the right to receive book-entry shares of Parent Voting Common Stock and Parent Convertible Preferred Stock representing the Merger Consideration. In the event of a transfer of ownership of a Book-Entry Share prior to the Effective Time that is not registered in the register of members of the Company, payment of the Merger Consideration in respect of such Book-Entry Share may be made to a Person other than the Person in whose name such Book-Entry Share so surrendered or transferred is registered if such Book-Entry Share shall be properly transferred and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish to the reasonable satisfaction of Parent that such Taxes have been paid or are not applicable. The Merger Consideration and any dividends or other distributions as are payable pursuant to Section 1.8(c) shall be deemed to have been in full satisfaction of all rights pertaining to Company Shares formerly represented by such Book-Entry Shares.

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(c) No dividends or other distributions declared or made with respect to Parent Voting Common Stock or Parent Convertible Preferred Stock with a record date on or after the Effective Time shall be paid to the holder of any Book-Entry Shares with respect to the shares of Parent Voting Common Stock and/or Parent Convertible Preferred Stock that such holder has the right to receive in the Merger until such holder transfers such Book-Entry Shares or provides an affidavit of loss or destruction in lieu thereof in accordance with this Section 1.8 (at which time (or, if later, on the applicable payment date) such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).

(d) Any portion of the Exchange Fund that remains unclaimed by holders of Company Shares as of the date that is one year after the Closing Date shall be delivered to Parent upon demand, and any holders of Book-Entry Shares who have not theretofore transferred their Book-Entry Shares in accordance with this Section 1.8 shall thereafter look only to Parent (subject to abandoned property, escheat or other similar laws) for satisfaction of their claims for Parent Voting Common Stock and Parent Convertible Preferred Stock and any dividends or distributions with respect to shares of Parent Voting Common Stock and Parent Convertible Preferred Stock.

(e) No Party shall be liable to any holder of any Company Shares or to any other Person with respect to any shares of Parent Voting Common Stock or Parent Convertible Preferred Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

1.9. Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, Company Shares that are issued and outstanding immediately prior to the Effective Time and which are held by shareholders of the Company who have exercised and perfected their appraisal rights for such Company Shares in accordance with Section 238 of the Companies Act and otherwise complied with all of the provisions of the Companies Act relevant to the exercise and perfection of appraisal rights (collectively, the “Dissenting Shares”) shall not have any right to receive the Merger Consideration described in Section 1.5 attributable to such Dissenting Shares, but, instead, shall automatically cease to be issued and outstanding, shall be canceled and cease to exist and shall thereafter only be entitled to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Section 238 of the Companies Act, unless and until such shareholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the Companies Act or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the Companies Act. All Dissenting Shares held by shareholders who shall have failed to perfect or shall have effectively withdrawn or lost their right to appraisal of such Company Shares under the Companies Act (whether occurring before, at or after the Effective Time) shall thereupon have the right to receive the Merger Consideration, without interest, attributable to such Dissenting Shares in the manner provided in Sections 1.6 and 1.8.

(b) The Company shall give Parent prompt written notice of any demands by dissenting shareholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands, and the Company shall have the right to direct all negotiations and proceedings with respect to such demands; provided that the Parent shall have the right to participate in such negotiations and proceedings. Neither the Parent nor the Company shall, except with the other Party’s prior written consent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or approve any withdrawal of any such demands or agree to do any of the foregoing.

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1.10. Equity Awards; Company SAFEs.

(a) Company Equity Awards.

(i) At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time under the Company Plan, whether or not vested, shall be converted into and become an option to purchase Parent Voting Common Stock and Parent Convertible Preferred Stock, as applicable, and Parent shall assume the Company Plan and each such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the Company Plan and the terms of the stock option agreement by which such Company Option is evidenced (but with changes to such documents as Parent in good faith determines are necessary to reflect the substitution of the Company Options by Parent to purchase shares of Parent Voting Common Stock and Parent Convertible Preferred Stock, as applicable). All rights with respect to Company Ordinary Shares under Company Options assumed by Parent shall thereupon be converted into rights with respect to Parent Voting Common Stock and Parent Convertible Preferred Stock, as applicable. Accordingly, from and after the Effective Time: (A) each Company Option assumed by Parent may be exercised solely for shares of Parent Voting Common Stock and Parent Convertible Preferred Stock, as applicable, and subject to the Parent Common Stock Consideration Cap; (B) the number of shares of Parent Voting Common Stock and Parent Convertible Preferred Stock subject to each Company Option assumed by Parent shall be determined by multiplying (I) the number of Company Ordinary Shares that were subject to such Company Option, as in effect immediately prior to the Effective Time, by (II) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Voting Common Stock and Parent Convertible Preferred Stock, as applicable; provided that in the event of the approval of the Preferred Stock Conversion Proposal, each Company Option shall thereafter be exercisable solely for shares of Parent Voting Common Stock, and the number of shares of Parent Voting Common Stock subject to each Company Option in lieu of shares of Parent Convertible Preferred Stock shall be determined in a manner consistent with the conversion of shares of Parent Voting Common Stock pursuant to Section 1.5; (C) the per share exercise price for the Parent Voting Common Stock issuable upon exercise of each Company Option assumed by Parent shall be determined by dividing (I) the per share exercise price of Company Ordinary Shares subject to such Company Option, as in effect immediately prior to the Effective Time, by (II) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; (D) the per share exercise price for the Parent Convertible Preferred Stock issuable upon exercise of each Company Option assumed by Parent shall be determined by dividing (I) the per share exercise price of Company Ordinary Shares subject to such Company Option, as in effect immediately prior to the Effective Time, by (II) the Exchange Ratio, rounding up to the nearest whole cent, and multiplying the quotient by the Conversion Ratio (as defined in the Certificate of Designation); and (E) any restriction on the exercise of any Company Option assumed by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided that (y) in the case of any Company Option to which Section 421 of the Code applies as of the Effective Time by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares of Parent Voting Common Stock and Parent Convertible Preferred Stock, as applicable, subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code; and (z) the exercise price, the number of shares of Parent Voting Common Stock and Parent Convertible Preferred Stock, as applicable, subject to, and the terms and conditions of exercise of each option to purchase Parent Voting Common Stock shall also be determined in a manner consistent with the requirements of Section 409A of the Code (including, for the avoidance of doubt, that any Parent Convertible Preferred Stock subject to a Company Option shall be “service recipient stock” within the meaning of Section 409A of the Code as a result of such Parent Convertible Preferred Stock constituting common stock for purposes of Section 305 of the Code, not having any preference as to distributions, and not being subject to any mandatory repurchase obligation (other than a right of first refusal) or any put or call right); provided, further, that (x) Parent may amend the terms of the Company Options and the Company Plan as may be necessary to reflect Parent’s substitution of the Company Options with options to purchase Parent Voting Common Stock and Parent Convertible Preferred Stock, as applicable (such as by making any change in control or similar definition relate to Parent and having any provision that provides for the adjustment of Company Options upon the occurrence of certain corporate events relate to corporate events that relate to Parent, Parent Voting Common Stock and/or Parent Convertible Preferred Stock, as applicable); and (y) the Parent Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Company Option assumed by Parent.

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(ii) Parent shall file with the SEC, promptly after the Effective Time, a registration statement on Form S-8 (or any successor form), if available for use by Parent, relating to the shares of Parent Voting Common Stock (including any Parent Voting Common Stock issuable upon conversion of any Parent Convertible Preferred Stock) issuable with respect to Company Options assumed by Parent in accordance with this Section 1.10.

(b) Parent Equity Awards. No acceleration of vesting of Parent Options, Parent RSUs, or Parent Warrants shall occur in connection with the Contemplated Transactions.

(c) Company SAFEs. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company, any holder of a Company SAFE, any shareholder of the Company or any stockholder of Parent, each Company SAFE shall be terminated and cancelled pursuant to its terms and, in consideration therefor, each holder of a Company SAFE shall be entitled to receive Parent Preferred Stock Payment Shares in accordance with Section 1.5 and as set forth on the Allocation Certificate.

1.11. Calculation of Parent Net Cash. Prior to the execution of this Agreement, Parent delivered to the Company a schedule setting forth, in reasonable detail, Parent’s good faith calculation of Parent Net Cash (the “Parent Net Cash Calculation”), which is set forth on Section 1.11 of the Parent Disclosure Schedule (the “Parent Net Cash Schedule”). Parent has made available to the Company (electronically to the greatest extent possible), as reasonably requested by the Company, the work papers and backup materials used or useful in preparing the Parent Net Cash Schedule and, if reasonably requested by the Company, Parent’s accountants and counsel at reasonable times and upon reasonable notice. The Parent Net Cash Calculation includes the defined terms herein necessary to calculate the Company Merger Shares, and the Parties agree that the Parent Net Cash Calculation as set forth on the Parent Net Cash Schedule is the final and binding amount of the Parent Net Cash for purposes of this Agreement.

1.12. Contingent Value Right.

(a) Holders of Parent Common Stock of record as of immediately prior to the Effective Time shall be entitled to one contractual contingent value right (a “CVR”) issued by Parent subject to and in accordance with the terms and conditions of the CVR Agreement, attached hereto as Exhibit F (the “CVR Agreement”), for each share of Parent Common Stock held by such holders (less applicable withholding Taxes).

(b) Within thirty (30) days of the Effective Time, Parent shall authorize and duly adopt, execute and deliver, and will ensure that Rights Agent (as defined in the CVR Agreement), reasonably acceptably by the Company, executes and delivers, the CVR Agreement, subject to any reasonable revisions to the CVR Agreement that are requested by such Rights Agent (provided that such revisions are not, individually or in the aggregate, detrimental or adverse, taken as a whole, to any holder of CVR). Parent and the Company shall cooperate, including by making changes to the form of CVR Agreement, as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws.

1.13. Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their and its reasonable best efforts (in the name of the Company, in the name of Merger Sub, in the name of the Surviving Corporation and otherwise) to take such action.

1.14. Withholding. The Parties and the Exchange Agent (each, a “Withholding Agent”) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement (including the CVR Agreement) to any holder of Company Shares or any other Person such amounts as such Party or the Exchange Agent is required to deduct and withhold under the Code or any other Law with respect to the making of such payment; provided that if a Withholding Agent determines that any payment to any stockholder of the Company hereunder is subject to deduction and/or withholding, then, except with respect to compensatory payments made to employees of the Company or deductions or withholdings as a result of a failure of the Company to deliver the certificates described in Section 6.2, such Withholding Agent shall use commercially reasonable efforts to (i) provide notice to such stockholder as soon as reasonably practicable after such determination and (ii) reasonably cooperate with such stockholder to reduce or eliminate any such deduction and/or withholding. To the extent that amounts are so withheld and paid over to the appropriate Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

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Section 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 8.12(h), except as set forth in the disclosure schedule delivered by the Company to Parent (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:

2.1. Due Organization; Subsidiaries.

(a) The Company is an exempted company duly incorporated with limited liability, validly existing and in good standing under the Laws of the Cayman Islands and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(b) The Company is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

(c) Except as set forth on Section 2.1 of the Company Disclosure Schedule, the Company has no Subsidiaries and does not own any share capital or capital stock of, or any equity, ownership or profit sharing interest of any nature in, or control directly or indirectly, any other Entity.

(d) The Company is not and has not been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business Entity. The Company has not agreed and is not obligated to make, and is not bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Company has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

2.2. Organizational Documents. The Company has made available to Parent accurate and complete copies of the applicable Organizational Documents of the Company and each of its Subsidiaries in effect as of the date of this Agreement. Neither the Company nor any of its Subsidiaries is in breach or violation of its respective Organizational Documents.

2.3. Authority; Binding Nature of Agreement.

(a) The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Company Board (at meetings duly called and held or by unanimous written consent) has (i) determined that the Contemplated Transactions are in the best interests of the Company, (ii) authorized, approved and declared advisable (as applicable) the execution, delivery and performance of this Agreement, the Plan of Merger and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the shareholders of the Company vote in favor of the Company Shareholder Matters.

(b) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

2.4. Vote Required. The approval, adoption and authorization of the Agreement, the Plan of Merger, and the Contemplated Transactions requires (i) a special resolution of the Company under the Companies Act, being either (A) a resolution passed by the affirmative vote of the Company shareholders holding Company Shares representing at least two-thirds of the votes cast by the holders of Company Shares present and voting in person or by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given, or (B) a unanimous written resolution of the holders of the Company Shares (the “Required Company Shareholder Vote”) in accordance with Section 233(6) of the Companies Act and the Company’s Organizational Documents, and (ii) the consent of the holders of a majority of the Company Preferred Shares in accordance with the Company’s Organizational Documents, voting together as a separate class (“Preferred Consent”). The Required Company Shareholder Vote and the Preferred Consent are the only votes (or written consents, as the case may be) of the holders of any class or series of Company Shares necessary to adopt, authorize, approve and consummate this Agreement, the Plan of Merger and approve and consummate the Contemplated Transactions.

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2.5. Non-Contravention; Consents. Subject to obtaining the Required Company Shareholder Vote and Preferred Consent, the filing of the Certificate of Merger required by the DGCL, the filing of the Cayman Merger Documents with the Cayman Registrar required under the Companies Act, and the filing of the Certificate of Designation, neither (i) the execution, delivery or performance of this Agreement by the Company or the Plan of Merger, nor (ii) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the Company’s Organizational Documents;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject, except as would not reasonably be expected to be material to the Company or its business;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company, except as would not reasonably be expected to be material to the Company or its business;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Company Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract; (iii) accelerate the maturity or performance of any Company Material Contract; or (iv) cancel, terminate or modify any term of any Company Material Contract, except in the case of any non-material breach, default, penalty or modification; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company (except for Permitted Encumbrances).

Except for (i) any Consent set forth in Section 2.5 of the Company Disclosure Schedule under any Company Contract, (ii) the Required Company Shareholder Vote, (iii) the Preferred Consent, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (v) the filing of the Cayman Merger Documents pursuant to the Companies Act, (vi) the filing of the Certificate of Designation with the Secretary of State of the State of Delaware pursuant to the DGCL and (vii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws, the Company is not or will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (A) the execution, delivery or performance of this Agreement or the Plan of Merger, or (B) the consummation of the Contemplated Transactions. The Company Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in the Companies Act are, and will be, inapplicable to the execution, delivery and performance of this Agreement, the Lock-Up Agreements and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the Lock-Up Agreements or any of the Contemplated Transactions.

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2.6. Capitalization.

(a) The authorized share capital of the Company as of the date of this Agreement consists of 50,000,000 Company Ordinary Shares, par value $0.01 per share, of which 27,671,083.57 shares have been issued and are outstanding as of the date of this Agreement, and 12,000,000 Company Preferred Shares, par value $0.01 per share, of which 3,661,504 shares have been issued and are outstanding as of the date of this Agreement. The Company does not hold any shares in its treasury. Section 2.6(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, each record holder of issued and outstanding Company Shares and the number and type of Company Shares held by such holder.

(b) All of the issued and outstanding Company Ordinary Shares and Company Preferred Shares have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in the Investor Agreements, none of the issued and outstanding Company Shares are entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the issued and outstanding Company Shares are subject to any right of first refusal in favor of the Company. Except as contemplated herein and in the Lock-Up Agreements or as set forth in the Investor Agreements, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Company Shares. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Company Shares or other securities. Section 2.6(b) of the Company Disclosure Schedule accurately and completely lists all repurchase rights held by the Company with respect to Company Shares (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable and whether the holder of such Company Shares timely filed an election with the relevant Governmental Bodies under Section 83(b) of the Code with respect to such shares.

(c) Except for the Company’s 2017 Equity Incentive Plan for Employees and Consultants (as amended, the “Company Plan”), the Company does not have any share option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, the Company has reserved 3,458,090 Company Ordinary Shares for issuance under the Company Plan, of which 0 shares have been issued and are currently outstanding, 2,369,091.63 shares have been reserved for issuance upon exercise of Company Options previously granted and currently outstanding under the Company Plan, and 1,088,998.37 Company Ordinary Shares remain available for future issuance of awards pursuant to the Company Plan. Section 2.6(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the award recipient; (ii) the number of Company Ordinary Shares subject to such Company Option at the time of grant; (iii) the number of Company Ordinary Shares subject to such Company Option as of the date of this Agreement; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the applicable vesting schedule, including the number of vested and unvested shares as of the date of this Agreement and any acceleration provisions; (vii) the date on which such Company Option expires; and (viii) whether such Company Option is intended to constitute an “incentive stock option” (as defined in the Code) or a non-qualified stock option. The Company has made available to Parent an accurate and complete copy of the Company Plan and a form of share option agreement and share grant agreement that is consistent in all material respects with the share option agreements and share grant agreements evidencing outstanding Company Options granted thereunder. Each Company Option has been granted with an exercise price equal to or greater than fair market value of the underlying Company Ordinary Share as of the date of grant and no Company Option has had its exercise date or grant date “back-dated” or delayed.

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(d) There are not any bonds, debentures, notes or other indebtedness of the Company that is outstanding or may become convertible into or exchangeable for any shares of or other securities of the Company.

(e) Except for Company Options set forth in Section 2.6(c) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares or other securities of the Company; or (iii) condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares or other securities of the Company. There are no outstanding or authorized share appreciation, phantom share, profit participation or other similar rights with respect to the Company.

(f) All outstanding Company Ordinary Shares, Company Preferred Shares, Company Options, Company SAFEs and other securities of the Company have been issued and granted in material compliance with (i) the Organizational Documents of the Company in effect as of the relevant time and all applicable securities Laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts, including the Company Plan. Each Company Option (A) has an exercise price per Company Ordinary Share equal to or greater than the fair market value of a Company Ordinary Share on the date of such grant, (B) has a grant date that is not prior to the date on which the Company Board or a duly authorized committee thereof actually awarded such Company Option and (C) qualifies for the Tax and accounting treatment afforded to such Company Option in the Company’s Tax Returns and the Company Financials, respectively.

(g) All distributions, dividends, repurchases and redemptions of the Company Shares or other equity interests of the Company were undertaken in material compliance with (i) the Organizational Documents of the Company in effect as of the relevant time and all applicable securities Laws and other applicable Laws, and (ii) all requirements set forth in applicable Contract.

2.7. Financial Statements.

(a) Concurrently with the execution hereof, the Company has provided to Parent true and complete copies of (i) the Company Unaudited Annual Balance Sheet, together with the unaudited statements of operations and cash flows of the Company for the period reflected in the Company Unaudited Annual Balance Sheet and (ii) the Company Unaudited Interim Balance Sheet, together with the unaudited statements of operations and cash flows of the Company for the period reflected in the Company Unaudited Interim Balance Sheet (collectively, the “Company Financials”). The Company Financials were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which is material) and fairly present, in all material respects, the financial position and operating results of the Company as of the dates and for the periods indicated therein.

(b) The Company maintains accurate books and records reflecting its assets and liabilities and maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company in accordance with GAAP and to maintain accountability of the Company’s assets; (iii) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for the Company’s assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented which are designed to effect the collection thereof on a current and timely basis. The Company maintains internal controls consistent with the practices of similarly situated private companies over financial reporting that provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

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(c) Section 2.7(c) of the Company Disclosure Schedule lists, and the Company has delivered to Parent accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by the Company since the Company’s inception.

(d) Since the Company’s inception, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the Company Board or any committee thereof. Since the Company’s inception, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

2.8. Absence of Changes. Except as set forth in Section 2.8 of the Company Disclosure Schedule, after the date of the Company Unaudited Interim Balance Sheet, the Company and its Subsidiaries have conducted their business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and (x) there has not been any Company Material Adverse Effect and (y) the Company has not done any of the following:

(a) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares; or repurchased, redeemed or otherwise reacquired any shares or other securities (except for Company Ordinary Shares from terminated employees, directors or consultants of the Company or in connection with the payment of the exercise price and/or withholding Taxes incurred upon the exercise, settlement or vesting of any award granted under the Company Plan);

(b) sold, issued, granted, pledged or otherwise disposed of or encumbered or authorized any of the foregoing with respect to: (i) any shares or other security of the Company; (ii) any option, warrant or right to acquire any capital stock or any other security, other than option grants to employees and service providers in the Ordinary Course of Business; or (iii) any instrument convertible into or exchangeable for any capital stock or other security of the Company;

(c) except as required to give effect to anything in contemplation of the Closing, amended any of its Organizational Documents, or effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, share split, reverse share split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(d) formed any Subsidiary or acquired any equity interest or other interest in any other Entity or entered into a joint venture with any other Entity;

(e) (i) lent money to any Person (except for the advance of reasonable business expenses to employees, directors and consultants in the Ordinary Course of Business), (ii) incurred or guaranteed any indebtedness for borrowed money, or (iii) guaranteed any debt securities of others;

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(f) other than as required by applicable Law or the terms of any Company Benefit Plan as in effect on the date of this Agreement: (i) adopted, terminated, established or entered into any Company Benefit Plan; (ii) caused any Company Benefit Plan to be amended in any material respect; (iii) paid any bonus or distributed any profit-sharing account balances or similar payment to, or increased the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers or employees (other than annual bonuses and wage or salary increases in the Ordinary Course of Business that do not exceed ten percent (10%) of any such employee’s base compensation); (iv) granted or increased any severance, change-of-control, transaction or retention bonus, deferred compensation or similar payments or benefits with respect to any current, former or new employees, directors or consultants or (v) hired, terminated or gave notice of termination (other than for cause) to any (A) officer or (B) employee or other service provider whose annual base compensation is or is expected to be more than $100,000 per year;

(g) entered into any collective bargaining agreement or similar agreement with any labor union or similar labor organization;

(h) entered into any material transaction other than (i) in the Ordinary Course of Business or (ii) in connection with the Contemplated Transactions;

(i) acquired any material asset or sold, leased or otherwise irrevocably disposed of any of its assets or properties, or granted any Encumbrance (other than a Permitted Encumbrance) with respect to such assets or properties, except in the Ordinary Course of Business;

(j) sold, assigned, transferred, licensed, sublicensed or otherwise disposed of any material Company IP (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

(k) made, changed or revoked any material Tax election, failed to pay any income or other Tax as such Tax became due and payable, filed any amendment making any change to any Tax Return, settled or compromised any income or other Tax liability, dispute, audit, investigation, proceeding, claim, or assessment, entered into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (including any “closing agreement” described in Section 7121 of the Code (or any similar Law) with any Governmental Body, but excluding customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes), requested or consented to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than six months), surrendered any right to claim a Tax refund, or adopted or changed any accounting method in respect of Taxes;

(l) made any expenditures, incurred any Liabilities (other than Tax liabilities incurred in the Ordinary Course of Business) or discharged or satisfied any Liabilities, in each case, in amounts that exceed $50,000 individually or $100,000 in the aggregate;

(m) other than as required by Law or GAAP, taken any action to change accounting policies or procedures;

(n) initiated or settled any Legal Proceeding; or

(o) agreed, resolved or committed to do any of the foregoing.

2.9. Absence of Undisclosed Liabilities. As of the date hereof, the Company has no liability, indebtedness, obligation or expense of any kind, whether accrued, absolute, contingent, matured or unmatured (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), individually or in the aggregate, of a type required to be recorded or reflected on a balance sheet or disclosed in the footnotes thereto under GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the Company Unaudited Interim Balance Sheet; (b) Liabilities that have been incurred by the Company since the date of the Company Unaudited Interim Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance of obligations of the Company under Company Contracts; (d) Liabilities incurred in connection with the Contemplated Transactions; (e) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to the Company; and (f) Liabilities described in Section 2.9 of the Company Disclosure Schedule. The Company has not obtained a loan under Paycheck Protection Program under the CARES Act.

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2.10. Title to Assets. The Company and its Subsidiaries own, and have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in their business or operations or purported to be owned by it that are material to the Company or its Subsidiaries or their business, including: (a) all tangible assets reflected on the Company Unaudited Interim Balance Sheet; and (b) all other tangible assets reflected in the books and records of the Company and its Subsidiaries as being owned by the Company or any of its Subsidiaries. All of such assets are owned or, in the case of leased assets, leased by the Company and its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

2.11. Real Property; Leasehold. The Company does not own and has never owned any real property. The Company has made available to Parent (a) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of, or occupied or leased by, the Company and (b) copies of all leases under which any such real property is possessed, occupied or leased (the “Company Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder by the Company or any of its Subsidiaries, or to the Knowledge of the Company, any other party thereto. The Company’s possession, occupancy, lease, use and/or operation of each such leased property conforms to all applicable Laws in all material respects, and the Company has exclusive possession of each such leased property and leasehold interest and has not granted any occupancy rights to tenants or licensees with respect to such leased property or leasehold interest. In addition, each such leased property and leasehold interest is free and clear of all Encumbrances other than Permitted Encumbrances. The Company has not received any written notice from its landlords or any Governmental Body that: (i) relates to violations of building, zoning, safety or fire ordinances or regulations; (ii) claims any defect or deficiency with respect to any of such properties; or (iii) requests the performance of any repairs, alterations or other work to such properties.

2.12. Intellectual Property.

(a) Section 2.12(a) of the Company Disclosure Schedule identifies each item of Registered IP owned in whole or in part by the Company, including, with respect to each registration and application: (i) the name of the applicant/registrant, (ii) the jurisdiction of application/registration, (iii) the application or registration number and (iv) any other co-owners. To the Knowledge of the Company, each of the patents and patent applications included in Section 2.12(a) of the Company Disclosure Schedule properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States. As of the date of this Agreement, no cancellation, interference, opposition, reissue, reexamination or other proceeding of any nature (other than office actions or similar communications issued by any Governmental Body in the ordinary course of prosecution of any pending applications for registration) is pending or, to the Knowledge of the Company, threatened in writing, in which the scope, validity, enforceability or ownership of any Company IP is being or has been contested or challenged. To the Knowledge of the Company, each item of Company IP is valid and enforceable, and with respect to the Company’s Registered IP, subsisting. Except for actions arising in the ordinary course of patent prosecution, there are no actions that must be taken within ninety (90) days of the Closing, the failure of which will result in the abandonment, lapse or cancellation of any of the Company’s Registered IP.

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(b) The Company or its Affiliates exclusively own and are the sole assignee of all material Intellectual Property Rights owned or purported to be owned by the Company, free and clear of all Encumbrances other than Permitted Encumbrances. The Company IP and the Intellectual Property Rights licensed to the Company pursuant to a valid, enforceable written agreement constitute all Intellectual Property Rights used in, material to or otherwise necessary for the operation of the Company’s business as currently conducted. To the Knowledge of the Company, each Company Associate involved in the creation or development of any material Company IP, pursuant to such Company Associate’s activities on behalf of the Company, has signed a valid and enforceable written agreement containing an assignment of such Company Associate’s rights in such Company IP to the Company. To the Knowledge of the Company, each Company Associate who has or has had access to the Company’s trade secrets or material confidential information has signed a valid and enforceable written agreement containing confidentiality provisions protecting such trade secrets and confidential information. The Company has taken commercially reasonable steps to protect and preserve the confidentiality of its trade secrets and confidential information.

(c) To the Knowledge of the Company, no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been used to create Company IP owned by the Company other than those provided in Section 2.12(a) of the Company Disclosure Schedule, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership rights or a license to such Company IP or the right to receive royalties for the practice of such Company IP.

(d) Section 2.12(d) of the Company Disclosure Schedule sets forth each license agreement pursuant to which the Company (i) is granted a license under any material Intellectual Property Right owned by any third party that is used by the Company in its business as currently conducted (each a “Company In-bound License”) or (ii) grants to any third party a license under any material Company IP or material Intellectual Property Right licensed to the Company under a Company In-bound License (each a “Company Out-bound License”) (provided that Company In-bound Licenses shall not include, when entered into in the Ordinary Course of Business, material transfer agreements, clinical trial agreements, agreements with Company Associates, services agreements, non-disclosure agreements, commercially available Software-as-a-Service offerings, or off-the-shelf software licenses; and Company Out-bound Licenses shall not include, when entered into in the Ordinary Course of Business, material transfer agreements, clinical trial agreements, services agreements, non-disclosure agreements, or non-exclusive outbound licenses). All Company In-bound Licenses and Company Out-bound Licenses are in full force and effect and are valid, enforceable and binding obligations of the Company and, to the Knowledge of Company, each other party to such Company In-bound Licenses or Company Out-bound Licenses. Neither the Company, nor to the Knowledge of the Company, any other party to such Company In-bound Licenses or Company Out-bound Licenses, is in material breach under any Company In-bound Licenses or Company Out-bound Licenses.

(e) To the Knowledge of the Company: (i) the operation of the business of the Company and its Subsidiaries as conducted in the prior three (3) years and as currently conducted has not and does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any other Person and (ii) no other Person is infringing, misappropriating or otherwise violating any Company IP. No Legal Proceeding is pending (or, to the Knowledge of the Company, is threatened in writing) (A) against the Company alleging that the operation of the business of the Company infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person or (B) by the Company alleging that another Person has infringed, misappropriated or otherwise violated any of the Company IP. In the prior three (3) years, the Company has not received any written notice or other written communication alleging that the operation of the business of the Company infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.

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(f) None of the Company IP owned by the Company or, to the Knowledge of the Company, any material Company IP exclusively licensed to the Company is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by the Company of any such Company IP.

(g) The Company and the operation of the Company’s business are in substantial compliance with all applicable Laws and contractual requirements pertaining to data privacy and data security of any personally identifiable information, individually identifiable health information or sensitive business information (collectively, “Sensitive Data” and “Privacy Requirements”). Since the Lookback Date, (i) the Company has not experienced or been affected by a Security Incident, (ii) there have been no material violations of any privacy or security policy of the Company regarding any Sensitive Data used in the business of the Company, and (iii) the Company and its Subsidiaries have not been subject to any litigation or regulatory enforcement actions from any Person or Governmental Body alleging noncompliance with any applicable Privacy Requirements.

(h) The Company has implemented commercially reasonable administrative, physical and technical safeguards, including reasonable disaster recovery and security plans and procedures, to protect the information technology systems used in, material to or necessary for operation of the Company’s business as currently conducted (the “Company IT Systems”) from Security Incidents. There have been no material malfunctions of the Company IT Systems and the Company IT Systems are in good working order. The Company has taken commercially reasonable steps to prevent the introduction into the Company IT Systems of, and, to the Knowledge of the Company, the Company IT Systems do not contain, any ransomware, malware, disabling codes or instructions or other malicious software routines that permit or cause unauthorized access to, or disruption, impairment, disablement or destruction of, software, data or other materials.

(i) The Company is not a “covered person” as defined in the Data Security Program. Since April 8, 2025, the Company has not knowingly engaged in or directed any “covered data transaction” as that term is defined in the Data Security Program, except in compliance with the Data Security Program. The Company maintains policies and procedures reasonably designed to promote compliance with the Data Security Program.

2.13. Agreements, Contracts and Commitments.

(a) Section 2.13(a) of the Company Disclosure Schedule lists the following Company Contracts in effect as of the date of this Agreement other than any Company Benefit Plans (each, a “Company Material Contract” and collectively, the “Company Material Contracts”):

(i) each Company Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(ii) each Company Contract containing (A) any covenant limiting in any material respect the freedom of the Company or the Surviving Corporation to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement in favor of a Person other than Company or any similar term by which any Person is or could become entitled to any benefit, right or privilege that must be at least as favorable to such Person as those offered to any other Person, or (C) any exclusivity provision, right of first refusal or right of first negotiation or similar covenant in favor of a Person other than the Company;

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(iii) each Company Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $50,000 pursuant to its express terms and not cancelable without penalty;

(iv) each Company Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity, except as contemplated hereby;

(v) each Company Contract relating to (A) the Company SAFEs or (B) any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of the Company or any loans or debt obligations with officers or directors of the Company;

(vi) each Company Contract requiring payment by or to the Company after the date of this Agreement in excess of $200,000 in the aggregate in the current calendar year or any future calendar year pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which the Company has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company has continuing obligations to develop any Intellectual Property Rights that will not be owned, in whole or in part, by the Company; or (D) any Contract with any third party providing any services relating to the manufacture or production of any product, service or technology of the Company or any Contract to sell, distribute or commercialize any products or service of the Company;

(vii) each Company Contract with any financial advisor, broker, finder, investment banker or other similar Person providing financial advisory services to the Company in connection with the Contemplated Transactions;

(viii) each Company Real Estate Lease;

(ix) each Company Contract with any Governmental Body;

(x) each Company Out-bound License and Company In-bound License, and each Company Contract containing a covenant not to sue or otherwise enforce any Intellectual Property Rights;

(xi) each Company Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of the Company;

(xii) each Company Contract, offer letter, or employment agreement, or independent contractor agreement with any employee or individual independent contractor whose annual compensation equals or exceeds $50,000 that (A) is not immediately terminable at will by the Company without notice, severance or other cost or payment, except as required under applicable Law, or (B) provides for retention payments, change of control payments, severance, accelerated vesting, or any similar payment or benefit that may or will become due as a result of the Merger;

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(xiii) each Company Contract providing any option to receive a license or other right, any right of first negotiation, any right of first refusal or any similar right to any Person related to any material Company IP or material Intellectual Property Right licensed to the Company under a Company In-bound License;

(xiv) each Company Contract entered into in settlement of any Legal Proceeding or other dispute; and

(xv) any other Company Contract that is not terminable at will (with no penalty or payment or requirement for prior notice) by the Company, and (A) which involves payment or receipt by the Company after the date of this Agreement under any such agreement, Contract or commitment of more than $50,000 in the aggregate, or obligations after the date of this Agreement in excess of $50,000 in the aggregate, or (B) that is material to the business or operations of the Company and its Subsidiaries, taken as a whole.

(b) The Company has delivered or made available to Parent accurate and complete copies of all Company Material Contracts, including all amendments thereto. Except as set forth in Section 2.13(b) of the Company Disclosure Schedule, there are no Company Material Contracts that are not in written form. Neither the Company nor, to the Company’s Knowledge, as of the date of this Agreement any other party to a Company Material Contract, has breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to be material to the Company or its business. As to the Company and its Subsidiaries, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to change, any material amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract, and no Person has indicated in writing to the Company that it desires to renegotiate, modify, not renew or cancel any Company Material Contract.

2.14. Compliance; Permits; Restrictions.

(a) The Company and its Subsidiaries are, and since the Lookback Date have been, in compliance in all material respects with all applicable Laws, including Healthcare Laws and Regulatory Laws, and any other similar Law administered, promulgated, or enforced by the Food and Drug Administration (“FDA”) the Department of Health and Human Services (“HHS”), any agency within HHS, or other comparable Governmental Body responsible for regulation of the research, development, pre-clinical and clinical testing, manufacturing, storage, supply, approval, sale, marketing, distribution and importation or exportation of drug and biological products (each, a “Drug Regulatory Agency”), except for any noncompliance, either individually or in the aggregate, which would not be material to the Company.

(b) The Company and its Subsidiaries have timely filed with the applicable regulatory authorities (including, without limitation, the FDA, all Drug Regulatory Agencies, or any other Governmental Body performing functions similar to those performed by the FDA) all material filings, documents, declarations, listings, registrations, reports, statements, amendments, supplements or submissions, including but not limited to adverse event reports, required to be filed by it under applicable Law, including all Regulatory Laws and/or those regarding non-clinical testing, clinical research, establishment registration, drug and device listing, good manufacturing practices, record-keeping, adverse event reporting, and reporting of corrections and removals. All such filings, documents, declarations, listings, registrations, reports, statements, amendments, supplements or submissions were in material compliance with applicable Laws when filed, and no material deficiencies have been asserted by any applicable Governmental Body with respect to any such filings, documents, declarations, listing, registrations, reports, statements, amendments, supplements or submissions. To the Knowledge of the Company, (i) each such filing was true and correct in all material respects as of the date of submission, or was corrected in or supplemented by a subsequent filing, and (ii) any material and legally necessary or required updates, changes, corrections, amendments, supplements or modifications to such filings have been submitted to the applicable Governmental Body.

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(c) The Company or its Subsidiaries holds all required Governmental Authorizations which are material to the operation of the business of the Company as currently conducted (the “Company Permits”). Section 2.14(c) of the Company Disclosure Schedule identifies each Company Permit. Each such Company Permit is valid and in full force and effect, and the Company is in material compliance with the terms of the Company Permits. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened, which seeks to revoke, limit, suspend, or materially modify any Company Permit. The rights and benefits of each Company Permit will be available to the Surviving Corporation, as applicable, immediately after the Effective Time on terms substantially identical to those enjoyed by the Company as of the date of this Agreement and immediately prior to the Effective Time.

(d) There are no proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries with respect to an alleged material violation by the Company or any of its Subsidiaries of any Regulatory Laws or any other similar Law administered or promulgated by any Drug Regulatory Agency. Neither the Company or any of its Subsidiaries nor any of their respective officers and employees has been or is subject to any enforcement proceedings by the FDA or other Governmental Body and, to the Knowledge of the Company, no such proceedings have been threatened. There has not been and is not now any Form FDA-483 observation, civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, untitled letter, or proceeding pending or in effect against the Company or any of their respective officers and employees, and the Company has no liability for failure to comply with any Regulatory Laws or other similar Laws. There is no act, omission, event, or circumstance of which the Company has Knowledge that would reasonably be expected to give rise to or form the basis for any civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, untitled letter, proceeding or request for information or any liability (whether actual or contingent) for failure to comply with any Regulatory Laws or other similar Laws.

(e) The Company holds all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary or material to the conduct of the business of the Company as currently conducted (collectively, the “Company Regulatory Authorizations”) and no such Company Regulatory Authorization has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner. There is no basis for believing that such Company Regulatory Authorizations will not be renewable upon expiration. The Company is in compliance in all material respects with the Company Regulatory Authorizations and has not received any written notice or other written communication, or to the Knowledge of the Company, any other communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Company Regulatory Authorization or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Company Regulatory Authorization. To the Knowledge of the Company, there are no facts that would be reasonably likely to result in any warning, untitled or notice of violation letter or Form FDA-483 from the FDA.

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(f) The Company has, where applicable, timely applied for renewal of all Governmental Authorizations, including Company Permits and Company Regulatory Authorizations, and third-party certifications. To the Knowledge of Company, there is no reason to believe that the Company will be unable to renew any such Governmental Authorizations, including Company Permits and Company Regulatory Authorizations, and third-party certifications, as and when needed for their continued operation as currently conducted without material expense or delay.

(g) Neither the Company, its Subsidiaries nor any of the entities that manufacture, process, package, supply for or distribute products or product candidates of the Company and its Subsidiaries, has voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field alert, field correction, market withdrawal or replacement, safety alert or other notice or action relating to an alleged lack of safety, efficacy, or regulatory compliance of, or enjoining the manufacture or distribution of, any such products. No facts or circumstances exist that are reasonably likely to cause (i) the recall, market withdrawal or replacement of any product or product candidate of the Company sold or intended to be sold, (ii) as a result of a regulatory action, a material change in the labeling of any such products or a termination or suspension of the marketing of any such products by the Companies or (iii) the loss, suspension or modification of any currently held third-party certification.

(h) All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company, or in which the Company or its current products or product candidates have participated, were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of any applicable Drug Regulatory Agency and other applicable Law, including all Regulatory Laws, the Good Clinical Practice (“GCP”) regulations under 21 C.F.R. Parts 50, 54, 56 and 312 and Good Laboratory Practice (“GLP”) regulations under 21 C.F.R. Part 58. No preclinical study or clinical trial conducted by or on behalf of the Company has been terminated or suspended prior to completion for safety or noncompliance reasons. Since their inception, the Company has not received any notices, correspondence, or other communications from any Drug Regulatory Agency, Institutional Review Board or Ethics Committee, requiring, or to the Knowledge of the Company, threatening to initiate, the termination, suspension or material modification of any clinical studies conducted by or on behalf of, or sponsored by, the Company or in which the Company or its current products or product candidates have participated or to disqualify, restrict or debar any preclinical or clinical investigator or other Person involved in any such study or trial.

(i) Neither the Company nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of its business or products or product candidates pursuant to the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has not committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products or product candidate that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto.

(j) Since the Lookback Date, none of the Company, its Subsidiaries or any of their respective officers, directors, employees or, to the Knowledge of the Company, agents has been, is, or is in anticipation of being (based on a conviction by the courts or a finding of fault by a regulatory authority): (i) debarred pursuant to the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335a), as amended from time to time; (ii) disqualified from participating in clinical trials pursuant to 21 C.F.R. § 312.70, as amended from time to time; (iii) disqualified as a testing facility under 21 C.F.R. Part 58, Subpart K, as amended from time to time; (iv) excluded, debarred or suspended from or otherwise ineligible to participate in a “Federal Health Care Program” as that term is defined in 42 U.S.C. § 1320a-7b(f), including under 42 U.S.C. § 1320a-7 or relevant regulations in 42 C.F.R. Part 1001; (v) assessed or threatened with assessment of civil money penalties pursuant to 42 C.F.R. Part 1003; or (vi) included on the HHS Office of Inspector General List of Excluded Individuals/Entities, the General Services Administration’s System for Award Management, or the FDA Debarment List or the FDA Disqualified/Restricted List. Since the Lookback Date, neither the Company, its Subsidiaries nor any of their respective officers, directors, employees or, to the Knowledge of the Company, agents has engaged in any activities that are prohibited, or are cause for civil penalties, or grounds for mandatory or permissive exclusion, debarment, or suspension pursuant to any of these authorities. Neither the Company nor any of its Subsidiaries is using, and, since the Lookback Date, has ever used, in any capacity any Person that has ever been, or to the Knowledge of Company, is the subject of a proceeding that could lead to the Persons becoming debarred, excluded, disqualified, restricted or suspended pursuant to any of these authorities.

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(k) Since the Lookback Date, the Company and each of its Subsidiaries has materially complied with all applicable Laws relating to patient, medical, individually identifiable health information, including, to the extent applicable, the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations promulgated thereunder, all as amended from time to time (collectively, “HIPAA”). To the extent HIPAA is applicable to the Company or any of its Subsidiaries, such Entity is in material compliance with HIPAA’s requirements, including: (i) entering into, where required, and complying in all material respects with the terms of all Business Associate (as defined in HIPAA) agreements (“Business Associate Agreements”) to which the Company or any of its Subsidiaries is a party or otherwise bound; (ii) creating and maintaining written policies and procedures in accordance with HIPAA’s requirements; (iii) providing training to all employees and agents as required under HIPAA; (iv) and implementing security procedures, including physical, technical and administrative safeguards, to protect all personal information and Protected Health Information stored or transmitted in electronic form. Since the Lookback Date, neither the Company nor any of its Subsidiaries has received written notice from the Office for Civil Rights for the U.S. Department of Health and Human Services or any other Governmental Body of any allegation regarding its failure to comply with HIPAA. Since the Lookback Date, there has been no successful Security Incident or Breach of Unsecured Sensitive Information or Protected Health Information. All capitalized terms in this Section 2.14(k) not otherwise defined in this Agreement shall have the meanings set forth under HIPAA.

2.15. Legal Proceedings; Orders.

(a) As of the date of this Agreement, there is no material pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) the Company, (B) any of its Subsidiaries, (C) any Company Associate (in his or her capacity as such) or (D) any of the material assets owned or used by the Company or its Subsidiaries; or (ii) that challenges, or that would have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) Except as set forth in Section 2.15(b) of the Company Disclosure Schedule, since the Company’s inception through the date of this Agreement, no Legal Proceeding has been pending against the Company that resulted in material liability to the Company.

(c) There is no order, writ, injunction, judgment or decree to which the Company, or any of the material assets owned or used by the Company or any of its Subsidiaries, is subject. To the Knowledge of the Company, no officer or employees of the Company or any of its Subsidiaries is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any of its Subsidiaries or to any material assets owned or used by the Company or any of its Subsidiaries.

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2.16. Tax Matters.

(a) The Company and each of its Subsidiaries have timely filed all Tax Returns that were required to be filed by or with respect to it under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in compliance with all applicable Law. No claim has ever been made by any Governmental Body in any jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that the Company or its Subsidiaries may be subject to taxation by that jurisdiction.

(b) All material amounts of Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid. The unpaid Taxes of the Company and its Subsidiaries did not, as of the date of the Company Unaudited Interim Balance Sheet, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Company Unaudited Interim Balance Sheet. Since the date of the Company Unaudited Interim Balance Sheet, neither the Company nor any of its Subsidiaries has not incurred any material Liability for Taxes outside the Ordinary Course of Business.

(c) All Taxes that the Company and its Subsidiaries are or were required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors, stockholders, lenders, customers or other third parties and have been timely paid to the proper Governmental Body or other Person or properly set aside in accounts for this purpose.

(d) There are no Encumbrances for material Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company and its Subsidiaries.

(e) No deficiencies for a material amount of Taxes with respect to the Company and its Subsidiaries have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending, ongoing, or threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of the Company and its Subsidiaries. Neither the Company, its Subsidiaries nor any of its predecessors has waived any statute of limitations or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency.

(f) The Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. None of the assets or Subsidiaries of the Company are or would be, if such entity were regarded, United States real property interests.

(g) None of the Company or its Subsidiaries’ assets have generated effectively connected income nor is the Company or its Subsidiaries engaged in a U.S. trade or business.

(h) Neither the Company nor any of its Subsidiaries is a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.

(i) Neither the Company nor any of its Subsidiaries will be required to include or accelerate any item of income in, or exclude or defer any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes for a Tax period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount, advance payment or deferred revenue received or accrued on or prior to the Closing Date; (vii) application of Section 367(d) of the Code to any transfer of intangible property on or prior to the Closing Date; (viii) application of Sections 951 or 951A of the Code (or any similar provision of state, local or non-U.S. Law) to any income received or accrued on or prior to the Closing Date; or (ix) election under Section 108(i) of the Code (or any similar provision of state, local or non-U.S. Law). The Company and its Subsidiaries have not made any election under Section 965(h) of the Code.

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(j) The Company and its Subsidiaries have no Liability for any material Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by Contract or otherwise.

(k) Neither the Company nor any of its Subsidiaries has never distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provisions of state, local or non-U.S. Law).

(l) Neither the Company nor its Subsidiaries has not participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “reportable transaction” within the meaning of Section 6707A(c) of the Code and Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(m) Neither the Company nor any of its Subsidiaries has taken any action (or agreed to take any action) or become aware of any fact that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

(n) Section 2.16(n) of the Company Disclosure Schedule sets forth the entity classification of the Company and each of its Subsidiaries for U.S. federal income tax purposes. Neither the Company nor any of its Subsidiaries has not made an election or taken any other action to change its federal and state income Tax classification from such classification.

For purposes of this Section 2.16, each reference to the Company or any of its Subsidiaries shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, the Company.

2.17. Employee and Labor Matters; Benefit Plans.

(a) Section 2.17(a) of the Company Disclosure Schedule is a list of all material Company Benefit Plans (except for (x) any individual stock purchase, stock option and other equity compensation agreements which do not deviate from the representative forms of such agreements made available to Parent, and (y) employment agreements and offer letters establishing at-will employment without obligating the Company to make any payment or provide any benefit upon termination of employment other than through a plan, program, policy, arrangement or agreement listed on Section 2.17(a) of the Company Disclosure Schedule). “Company Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and (ii) other pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, commission, equity or equity-based incentive, phantom equity, employment, consulting, severance, change-of-control, retention, health, life, disability, group insurance, paid time off, holiday, welfare and fringe benefit plan, program, agreement, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen), in each case, sponsored, maintained, administered, contributed to, or required to be contributed to, by the Company for the benefit of any current or former employee, director, officer or independent contractor of the Company or under which the Company has any actual or contingent liability.

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(b) As applicable with respect to each Company Benefit Plan, the Company has made available to Parent, true and complete copies of (i) each material Company Benefit Plan, including all amendments thereto, and in the case of an unwritten material Company Benefit Plan, a written description thereof, (ii) all current trust documents, investment management contracts, custodial agreements, administrative services agreements and insurance and annuity contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual reports with any Governmental Body (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination, opinion or advisory letter, (vi) the most recent summary annual reports, nondiscrimination testing reports, actuarial reports, financial statements and trustee reports, and (vii) all notices and filings from the IRS or Department of Labor or other Governmental Body concerning audits, investigations, plan corrections or “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code.

(c) Since the Lookback Date, each Company Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and the applicable provisions of ERISA, the Code and all other Laws. Since the Lookback Date, the Company and each Company ERISA Affiliate has complied in all material respects with the applicable provisions of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “ACA”), and neither the Company nor any Company ERISA Affiliate has not received, or reasonably expect to receive, any penalty notice with respect to the ACA.

(d) The Company Benefit Plans which are intended to meet the qualification requirements of Section 401(a) of the Code have received determination or opinion letters from the IRS on which they may currently rely to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, and, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Company Benefit Plan or the tax exempt status of the related trust.

(e) In the last six (6) years, neither the Company nor any Company ERISA Affiliate has maintained, established, participated in contributed to, has been required to contribute to, or has had any actual or contingent liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(f) There are no pending audits or investigations by any Governmental Body involving any Company Benefit Plan, and no pending or, to the Knowledge of the Company, threatened claims (except for routine individual claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings involving any Company Benefit Plan, or, to the Knowledge of the Company, any fiduciary thereof or service provider thereto, in any case except as would not be reasonably expected to result in material liability to the Company. All contributions and premium payments required to have been made under any of the Company Benefit Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made and the Company has no material liability for any unpaid contributions with respect to any Company Benefit Plan. Each Company Benefit Plan may be terminated in accordance with its terms and applicable Law without the imposition of material liability (including any contingent liability) on the Company.

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(g) Neither the Company nor, to the Knowledge of the Company, any fiduciary, trustee or administrator of any Company Benefit Plan, has engaged in, or in connection with the Contemplated Transactions will engage in, any transaction with respect to any Company Benefit Plan which would subject any such Company Benefit Plan, the Company, or Parent to a material Tax, material penalty or material liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(h) No Company Benefit Plan provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement other than coverage mandated by Law and the Company has not made a written representation promising the same.

(i) Neither the execution of this Agreement, nor the performance of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment), will: (i) result in any payment becoming due to any current or former employee, director, officer, or independent contractor of the Company thereof, pursuant to any Company Benefit Plan or otherwise, (ii) increase any amount of compensation or benefits otherwise payable under any Company Benefit Plan or otherwise, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Company Benefit Plan or otherwise, (iv) require any contribution or payment to fund any obligation under any Company Benefit Plan or otherwise or (v) limit the right to merge, amend or terminate any Company Benefit Plan.

(j) Except as set forth in Section 2.17(j) of the Company Disclosure Schedule, neither the execution of this Agreement, nor the consummation of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) with respect to the Company of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Code Section 280G), determined without regard to the application of Code Section 280G(b)(5).

(k) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated and administered in compliance with, is and has been in documentary compliance with, Section 409A of the Code, in each case, in all material respects.

(l) No current or former employee, officer, director or independent contractor of the Company has any “gross up” agreements with the Company or other assurance of reimbursement by the Company for any Taxes imposed under Code Section 409A or Code Section 4999.

(m) The Company does not maintain any Company Benefit Plan outside of the United States.

(n) The Company has provided to Parent a true and correct list, as of the date of this Agreement, containing the names of all current full-time or part-time employees and individual independent contractors (and indication as such), and, as applicable: (i) base compensation (hourly rate or annual salary, as applicable) and target bonus or commission for 2026, if applicable; (ii) dates of employment or service; (iii) title and, with respect to independent contractors, the type of services provided; (iv) visa status, if applicable; (v) location in which services are primarily performed (city, state, and country); and (vi) with respect to employees, (A) a designation of whether they are classified as exempt or non-exempt for purposes of the Fair Labor Standards Act, as amended (“FLSA”) and any similar state Law, (B) whether such an employee is on leave and, if so, the nature of such leave and expected return date, and (C) full-time or part-time status.

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(o) The Company is not and has never been a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union or similar labor organization representing any of its employees, and there is no labor union or similar labor organization representing or, to the Knowledge of the Company, purporting to represent or seeking to represent any employees of the Company, including through the filing of a petition for representation election. There is not any pending, nor, to the Knowledge of the Company, is there any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar labor dispute against the Company. To the Knowledge of the Company, there is no union organizing activity against the Company.

(p) The Company and each of its Subsidiaries is, and since the Lookback Date has been, in material compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including worker classification, discrimination, harassment and retaliation, equal employment opportunities, fair employment practices, meal and rest periods, immigration, employee safety and health, payment of wages (including overtime wages), unemployment and workers’ compensation, leaves of absence, and hours of work. There are no actions, suits, claims, charges, lawsuits, investigations, audits or administrative matters pending or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company or any of its Subsidiaries relating to any employee, applicant for employment, or consultant.

(q) In the past three (3) years, the Company has not implemented any “plant closing” or “mass layoff” of employees that would reasonably be expected to require notification under the WARN Act or any similar state or local Law, no such “plant closing” or “mass layoff” will be implemented before the Closing Date without advance notification to and approval of Parent, and there has been no “employment loss” as defined by the WARN Act within the ninety (90) days prior to the date of this Agreement.

(r) Since the Lookback Date (i) no allegations of sexual harassment, gender discrimination, sexual assault, or other sexual misconduct have been made by, against or otherwise involving any current or former officer, director, manager, or other supervisory-level employee of the Company in connection with such individual’s provision of services to the Company, and (ii) the Company has not entered into or is a party to any settlement agreement with any Person that involves allegations relating to sexual harassment, gender discrimination, sexual assault or other sexual misconduct by any officer, director, manager, or other supervisory-level employee of the Company.

2.18. Environmental Matters. The Company is and since the Company’s inception has complied with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to the Company or its business. The Company has not received since the Company’s inception, any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other Person, that alleges that the Company is not in compliance with or has liability pursuant to any Environmental Law and, to the Knowledge of the Company, there are no circumstances that would reasonably be expected to prevent or interfere with the Company’s compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to be material to the Company or its business. No current or (during the time a prior property was leased or controlled by the Company) prior property leased or controlled by the Company has had a release of or exposure to Hazardous Materials in material violation of or as would reasonably be expected to result in any material liability of the Company pursuant to Environmental Law. No consent, approval or Governmental Authorization of or registration or filing with any Governmental Body is required by Environmental Laws in connection with the execution and delivery of this Agreement or consummation of the Contemplated Transactions by the Company. Prior to the date hereof, the Company has provided or otherwise made available to Parent true and correct copies of all material environmental reports, assessments, studies and audits in the possession or control of the Company with respect to any property leased or controlled by the Company or any business operated by it.

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2.19. Insurance. The Company has delivered or made available to Parent accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company. Each of such insurance policies is in full force and effect and the Company is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since the Company’s inception, the Company has not received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; or (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against the Company for which the Company has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company of its intent to do so.

2.20. No Financial Advisors. Except as set forth in Section 2.20 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company.

2.21. Transactions with Affiliates.

(a) Section 2.21(a) of the Company Disclosure Schedule describes any material transactions or relationships, since the Company’s inception, between, on one hand, the Company and, on the other hand, any (i) officer or director of the Company or, to the Knowledge of the Company, any of such officer’s or director’s immediate family members, (ii) owner of more than 5% of the voting power of the outstanding Company Shares or (iii) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company) in the case of each of (i), (ii) or (iii) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

(b) Section 2.21(b) of the Company Disclosure Schedule lists each stockholders agreement, voting agreement, registration rights agreement, co-sale agreement or other similar Contract between the Company and any holders of Company Shares, including any such Contract granting any Person investor rights, rights of first refusal, rights of first offer, registration rights, director designation rights or similar rights (collectively, the “Investor Agreements”).

2.22. International Trade Compliance.

(a) Since the Lookback Date, the Company has not (i) received any written notice alleging a violation of Sanctions Laws that occurred subsequent to April 24, 2019, (ii) been or is currently a Sanctions Target or Sanctioned Person, or has been named to any denied parties list administered by relevant Governmental Bodies, or (iii) violated or been investigated, charged, or convicted of violating any International Trade Laws.

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(b) Since the Lookback Date, the Company has not exported goods or services in violation of applicable International Trade Laws—including, but not limited to the Export Administration Regulations (15 C.F.R. §§ 730-774) and International Traffic in Arms Regulations (22 C.F.R. 120-130)—nor engaged in any other transactions, or otherwise dealt, with any Sanctioned Person or Sanctioned Country. Neither the Company nor its Subsidiaries has received any written notice since the Lookback Date alleging either (i) the failure to obtain any material license or authorization required under applicable International Trade Laws governing exports or related dealings, or (ii) an actual or suspected violation of International Trade Laws governing exports or related dealings.

(c) Since January 8, 2025, the Company has at all times complied with all applicable requirements of the Data Security Program administered by the U.S. Department of Justice, 28 C.F.R. § 202 et seq., including restrictions and licensing obligations related to bulk U.S. sensitive personal data or government-related data transfers to any country of concern or covered person as defined therein. The Company has not received any written notice, inquiry, or penalty, from any Governmental Body, alleging that it is in violation of the Data Security Program.

(d) The Company has not (i) imported products produced with forced labor in violation of applicable Law, including but not limited to, products from entities identified pursuant to the Uyghur Forced Labor Prevention Act (UFLPA), nor (ii) imported products or goods for entry into the United States in violation of regulations or standards promulgated or enforced by U.S. Customs and Border Protection.

(e) The Company has at all times since the Lookback Date: (i) obtained, and acted in compliance with, all registrations, licenses, agreements, permits, and all other consents, authorizations, waivers, approvals, and orders required or issued under applicable International Trade Laws; (ii) made, filed, or caused to be filed, all notices, registrations, declarations and filings with any Governmental Body required by applicable International Trade Laws; and (iii) met the requirements of any general or specific licenses, license exceptions, and license exemptions, as required under applicable International Trade Laws in connection with the import, transshipment, export, reexport, release, storage, development, production, testing, maintenance, brokering, or transfer of products, services, software, technology, technical data or other know-how.

(f) The Company has policies and procedures in place, including but not limited to third-party screening software/tools that are reasonably designed to ensure compliance with International Trade Laws.

2.23. Anti-Bribery. None of the Company or any of its directors, officers, employees or, to the Company’s Knowledge, agents or any other Person acting on their behalf (in each in their respective capacities as such) has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 or any other anti-bribery or anti-corruption Law (collectively, the “Anti-Bribery Laws”). The Company is not and has not been the subject of any investigation or inquiry by any Governmental Body with respect to potential violations of Anti-Bribery Laws.

2.24. Accredited Investors. To the Knowledge of the Company, each holder of Company Shares as of immediately prior to the Effective Time is an accredited investor, as that term is defined in Regulation D promulgated by the SEC.

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2.25. Disclaimer of Other Representations or Warranties.

(a) Except as previously set forth in this Section 2 or in any certificate delivered by the Company to Parent and/or Merger Sub pursuant to this Agreement, the Company makes no representation or warranty, express or implied, at Law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

(b) The Company acknowledges and agrees that, except for the representations and warranties of Parent and Merger Sub set forth in Section 3 or in any certificate delivered by Parent and/or Merger Sub to the Company pursuant to this Agreement, neither the Company nor any of its respective Representatives are relying on any other representation or warranty of Parent or any other Person made outside of Section 3 or such certificate, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case, with respect to the Contemplated Transactions. The Company acknowledges and agrees that Parent and Merger Sub, except for the representations and warranties of Parent and Merger Sub set forth in Section 3 or in any certificate delivered by the Parent or Merger Sub to the Company pursuant to this Agreement, are not making any representation or warranty, express or implied, at Law or in equity, with respect to them or any of their assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

Section 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to Section 8.12(h), except (a) as set forth in the disclosure schedule delivered by Parent to the Company (the “Parent Disclosure Schedule”) or (b) as disclosed in the Parent SEC Documents filed with the SEC after December 31, 2020 and prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (i) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in the Parent SEC Documents (A) shall not be deemed disclosed for purposes of Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 3.6, and Section 3.7 and (B) shall be deemed to be disclosed in a section of the Parent Disclosure Schedule only to the extent that it is readily apparent from a reading of such Parent SEC Documents that is applicable to such section of the Parent Disclosure Schedule, Parent and Merger Sub represent and warrant to the Company as follows:

3.1. Due Organization; Subsidiaries.

(a) Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound. Since its date of incorporation, Merger Sub has not engaged in any activities other than activities incident to its formation or in connection with or as contemplated by this Agreement.

(b) Parent is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Parent Material Adverse Effect.

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(c) Parent has no Subsidiaries, except for the Entities identified in Section 3.1(c) of the Parent Disclosure Schedule; and neither Parent nor any of the Entities identified in Section 3.1(c) of the Parent Disclosure Schedule owns any capital stock of, or any equity, ownership or profit-sharing interest of any nature in, or controls directly or indirectly, any other Entity other than the Entities identified in Section 3.1(c) of the Parent Disclosure Schedule. Each of Parent’s Subsidiaries is a corporation or other legal Entity duly organized, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization and has all necessary corporate or other power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(d) Neither the Parent nor any of its Subsidiaries is or has otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business Entity. Neither the Parent nor any of its Subsidiaries has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Neither the Parent nor any of its Subsidiaries has, at any time, been a general partner of, or has otherwise been liable for, any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

3.2. Organizational Documents. Parent has made available to the Company accurate and complete copies of the Organizational Documents of Parent and each of its Subsidiaries in effect as of the date of this Agreement. Neither Parent nor any of its Subsidiaries is in breach or violation of its respective Organizational Documents.

3.3. Authority; Binding Nature of Agreement.

(a) Parent and each of its Subsidiaries (including Merger Sub) have all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and, subject, with respect to Parent, to receipt of the Required Parent Stockholder Vote and, with respect to Merger Sub, the adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub, to perform its obligations hereunder and to consummate the Contemplated Transactions. The Parent Board (at a meeting duly called and held or by unanimous written consent) has: (i) determined that this Agreement and the Contemplated Transactions are advisable and in the best interests of Parent and its stockholders; (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of the Parent Common Stock Payment Shares and the Parent Preferred Stock Payment Shares to the shareholders of the Company pursuant to the terms of this Agreement and the treatment of the Company Options and the Company SAFEs pursuant to this Agreement; and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Parent vote to approve the Parent Stockholder Matters at the Parent Stockholders’ Meeting to be convened following the Closing. The Merger Sub Board (by unanimous written consent) has: (A) determined that this Agreement and the Contemplated Transactions are advisable and in the best interests of Merger Sub and its sole stockholder; (B) approved and declared advisable this Agreement and the Contemplated Transactions; (C) directed that this Agreement be submitted to the sole stockholder of Merger Sub for its adoption; and (C) determined to recommend that the sole stockholder of Merger Sub vote in favor of the adoption of this Agreement.

(b) This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

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3.4. Vote Required. (i) Other than with respect to the Parent Voting Common Stock Proposal, the affirmative vote of a majority of shares of Parent Voting Common Stock present in person, by remote communication, if applicable, or represented by proxy at the Parent Stockholders’ Meeting and entitled to vote generally on the applicable proposal (other than the Parent Common Stock Payment Shares to be issued at Closing pursuant to this Agreement) and (ii) with respect to the Parent Voting Common Stock Proposal only, the affirmative vote of a majority of the votes cast by holders of shares of Parent Voting Common Stock present in person or represented by proxy at the Parent Stockholders’ Meeting and entitled to vote at the meeting, are the only votes of the holders of any class or series of Parent’s capital stock necessary to approve the proposals described in Section 4.2(a) (together, the “Required Parent Stockholder Vote”). The approval of holders of Parent Common Stock is not required in order to approve this Agreement or, except with respect to Parent Stockholder Matters, the transactions contemplated hereby.

3.5. Non-Contravention; Consents. Subject to obtaining the Required Parent Stockholder Vote and the filing of the Certificate of Merger required by the DGCL and the filing of the Certificate of Designation, neither (x) the execution, delivery or performance of this Agreement by Parent or Merger Sub, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Parent or Merger Sub;

(b) contravene, conflict with or result in a violation of, give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which Parent or its Subsidiaries, or any of the assets owned or used by Parent or its Subsidiaries, is subject, except as would not reasonably be expected to be material to Parent or its business;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent, except as would not reasonably be expected to be material to Parent or its business;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Parent Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Parent Material Contract; (iii) accelerate the maturity or performance of any Parent Material Contract; or (iv) cancel, terminate or modify any term of any Parent Material Contract, except in the case of any non-material breach, default, penalty or modification; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Parent (except for Permitted Encumbrances).

Except for (i) any Consent set forth in Section 3.5 of the Parent Disclosure Schedule under any Parent Contract, (ii) the Required Parent Stockholder Vote, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and the filing of the Cayman Merger Documents with the Cayman Registrar, (iv) the filing of the Certificate of Designation with the Secretary of State of the State of Delaware pursuant to the DGCL and (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws, neither Parent nor any of its Subsidiaries is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (A) the execution, delivery or performance of this Agreement, or (B) the consummation of the Contemplated Transactions. The Parent Board and the Merger Sub Board, have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL (or analogous provisions) are, and will be, inapplicable to the execution, delivery and performance of this Agreement, the Parent Stockholder Support Agreements and the Lock-Up Agreements and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.

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3.6. Capitalization.

(a) The authorized capital stock of Parent as of the date of this Agreement consists of (i) 490,000,000 shares of Parent Voting Common Stock, 28,079,552 of which have been issued and are outstanding as of the date of this Agreement, (ii) 2,000,000 shares of Parent Non-Voting Common Stock, none of which have been issued and are outstanding as of the date of this Agreement, and (iii) 10,000,000 shares of preferred stock, par value $0.0001 per share, none of which have been issued and are outstanding as of the date of this Agreement. Parent does not hold any shares of its capital stock in its treasury.

(b) All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Parent Common Stock are entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Parent Common Stock is subject to any right of first refusal in favor of Parent. Except as contemplated herein and in the Parent Stockholder Support Agreements and Lock-Up Agreements, there is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Parent Common Stock. Parent is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities. Section 3.6(b) of the Parent Disclosure Schedule accurately and completely lists all repurchase rights held by Parent with respect to shares of Parent Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable and whether the holder of such shares of Parent Common Stock timely filed an election with the relevant Governmental Bodies under Section 83(b) of the Code with respect to such shares.

(c) Except for the Parent Stock Plan, Other Stock Plans, and ESPP and except as set forth in Section 3.6(c) of the Parent Disclosure Schedule, Parent does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, 2,015,889 shares were reserved for issuance upon exercise of Parent Options granted under the Parent Stock Plan, Other Stock Plans, and ESPP that are outstanding as of the date of this Agreement, 67,275 shares have been reserved for issuance upon settlement of Parent RSUs granted and currently outstanding under the Parent Stock Plan, Other Stock Plans, and ESPP, 2,099,191 shares remain available for future issuance pursuant to the Parent Stock Plan, Other Stock Plans and ESPP, and 1,962,889 shares have been reserved for issuance upon exercise of Parent Options with (i) an exercise price greater than $3.33, and (ii) an exercise price less than or equal to $3.33 that would not have vested by October 31, 2026 if the applicable grantee was still employed with or engaged to provide services to Parent as of October 31, 2026. Section 3.6(c) of the Parent Disclosure Schedule sets forth the following information with respect to each Parent Option, Parent RSU and Parent Warrant outstanding as of the date of this Agreement: (i) the name of the award recipient; (ii) the number of shares of capital stock of Parent subject to such Parent Option, Parent RSU or Parent Warrant, as applicable, at the time of grant; (iii) the number of shares of capital stock of Parent subject to such Parent Option, Parent RSU or Parent Warrant, as applicable, as of the date of this Agreement; (iv) the exercise price of such Parent Option or Parent Warrant, as applicable, as of the date of this Agreement; (v) the date on which such Parent Option, Parent RSU or Parent Warrant, as applicable, was granted; (vi) the applicable vesting schedule, including the number of vested and unvested shares as of the date of this Agreement and any acceleration provisions; and (vii) whether such Parent Option is intended to constitute an “incentive stock option” (as defined in the Code) or a non-qualified stock option. Parent has made available to the Company an accurate and complete copy of the Parent Stock Plan and Other Stock Plans and a form of stock option agreement, form of restricted stock unit agreement and form of warrant that is consistent in all material respects with the stock option agreements, restricted stock unit agreements and warrants evidencing outstanding Parent Options, Parent RSUs and Parent Warrants granted thereunder. Each Parent Option has been granted with an exercise price equal to or greater than fair market value of the underlying Parent Common Stock as of the date of grant and no Parent Option has had its exercise date or grant date “back-dated” or delayed.

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(d) Except for the Parent Options, Parent RSU and Parent Warrants, and as otherwise set forth in Section 3.6(d) of the Parent Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent or any of its Subsidiaries; or (iii) condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent or any of its Subsidiaries (it being understood that Parent intends to issue prior to (but contingent upon) the Closing restricted stock units to certain employees of the Company identified in the Company Disclosure Schedule). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Parent or any of its Subsidiaries. In addition, there are no stockholder rights plans (or similar plan commonly referred to as a “poison pill”) or bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote.

(e) All outstanding shares of Parent Common Stock, Parent Options, Parent RSUs, Parent Warrants and other securities of Parent have been issued and granted in material compliance with (i) the Organizational Documents of Parent in effect as of the relevant time and all applicable securities Laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts, including the Parent Stock Plan and Other Stock Plans. Each Parent Option (A) has an exercise price per share of Parent Common Stock equal to or greater than the fair market value of a share of Parent Common Stock on the date of such grant, (B) has a grant date that is not prior to the date on which the Parent Board or a duly authorized committee thereof actually awarded such Parent Option and (C) qualifies for the Tax and accounting treatment afforded to such Parent Option in Parent’s Tax Returns and financial statements of Parent, respectively.

(f) All distributions, dividends, repurchases and redemptions of Parent Common Stock or other equity interests of Parent were undertaken in material compliance with (i) the Organizational Documents of Parent in effect as of the relevant time and all applicable securities Laws and other applicable Laws, and (ii) all requirements set forth in applicable Contracts.

3.7. SEC Filings; Financial Statements.

(a) Parent has delivered or made available to the Company accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Parent with the SEC since the Lookback Date (the “Parent SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov. Since the Lookback Date, material statements, reports, schedules, forms and other documents required to have been filed by Parent or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, as of the time they were filed, or if amended or superseded by a filing prior to the date of this Agreement, on the date of the last such amendment or superseding filing prior to the date of this Agreement, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Parent SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws, and no current or former executive officer of Parent has failed to make the Certifications required of him or her. Parent has made available to the Company true and complete copies of all correspondence, other than transmittal correspondence or general communications by the SEC not specifically addressed to Parent, between the SEC, on the one hand, and Parent, on the other, since the Lookback Date, including all written inquiries, enforcement correspondences, comment letters and responses to such comment letters and responses to such comment letters by or on behalf of Parent except for such comment letters and responses to such comment letters that are publicly accessible through EDGAR. As of the date of this Agreement, there are no outstanding unresolved comments in comment letters received from the SEC or Nasdaq with respect to Parent SEC Documents. To the Knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, including with regards to any accounting practices of Parent. As used in this Section 3.7, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, supplied or otherwise made available to the SEC.

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(b) The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, except as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present, in all material respects, the financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of Parent for the periods covered thereby. Other than as expressly disclosed in the Parent SEC Documents filed prior to the date hereof, there has been no material change in Parent’s accounting methods or principles that would be required to be disclosed in Parent’s financial statements in accordance with GAAP.

(c) Parent’s independent registered public accounting firm has at all times since the date it was first engaged by Parent been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the Knowledge of Parent, “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of Parent, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d) Since the Lookback Date, through the date of this Agreement, and except as disclosed in Section 3.7(d) of the Parent Disclosure Schedule, Parent has not received any comment letter from the SEC or the staff thereof or any correspondence from officials of Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Parent Voting Common Stock on Nasdaq. As of the date of this Agreement, Parent has timely responded to all comment letters of the staff of the SEC relating to the Parent SEC Documents, and the SEC has not advised Parent that any final responses are inadequate, insufficient or otherwise non-responsive. Parent will, reasonably promptly following the receipt thereof, make available to the Company any such correspondence sent or received after the date of this Agreement. To the Knowledge of Parent, as of the date of this Agreement, none of the Parent SEC Documents is the subject of an ongoing SEC report or outstanding SEC comment.

(e) Since the Lookback Date, there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, principal accounting officer or general counsel of Parent, the Parent Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f) Except as disclosed in Section 3.7(f) of the Parent Disclosure Schedule, Parent is and since its first date of listing on Nasdaq, has been, in compliance in all material respects with the applicable current listing and governance rules and regulations of Nasdaq.

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(g) Parent maintains and at all times since Lookback Date has maintained a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures are made only in accordance with authorizations of management and the Parent Board, (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on Parent’s financial statements and (iv) that Parent maintains records in reasonable detail which accurately and fairly reflect the transactions and dispositions of the assets of Parent and any of its Subsidiaries. Parent has evaluated the effectiveness of Parent’s internal control over financial reporting as of December 31, 2025, and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Parent has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent’s auditors and audit committee (and has described in Section 3.7(g) of the Parent Disclosure Schedule) (A) all material weaknesses and all significant deficiencies, if any, in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves Parent, any of its Subsidiaries, Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Parent and its Subsidiaries or (C) any claim or allegation regarding any of the foregoing. Parent has not identified, based on its most recent evaluation of internal control over financial reporting, any significant deficiencies or material weaknesses in the design or operation of Parent’s internal control over financial reporting.

(h) Parent maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that information required to be disclosed by Parent in the periodic reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the required time periods, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications. The cash forecast set forth in Section 3.7(i) of the Parent Disclosure Schedule: (i) has been prepared by Parent in good faith, (ii) is based on assumptions that Parent considers to be reasonable, and (iii) fairly reflects Parent’s reasonably anticipated rate of cash usage for the periods covered therein.

(i) Section 3.7(i) to the Parent Disclosure Schedule sets forth an accurate statement of Parent’s cash and cash equivalents as of the close of business on the Business Day preceding the date of this Agreement, and there has been no material change in the amount thereof from such statement through the date of this Agreement.

(j) Parent is not currently, and has not been a “shell company” (as defined in Section 12b-2 of the Exchange Act) for at least twelve (12) calendar months prior to the date of this Agreement.

3.8. Absence of Changes. Except as set forth in Section 3.8 of the Parent Disclosure Schedule, after the date of the Parent Balance Sheet, Parent and its Subsidiaries have conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and (x) there has not been any Parent Material Adverse Effect and (y) neither Parent nor any of its Subsidiaries has done any of the following:

(a) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock or repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities (except in connection with the payment of the exercise price and/or withholding Taxes incurred upon the exercise, settlement or vesting of any award granted under the Parent Stock Plan and Other Stock Plans);

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(b) sold, issued, granted, pledged or otherwise disposed of or encumbered or authorized any of the foregoing with respect to: (i) any capital stock or other security of Parent (except for capital stock of Parent issued upon the valid exercise of outstanding Parent Options or Parent Warrants, or the settlement of a Parent RSU); (ii) any option, warrant or right to acquire any capital stock or any other security, other than option or Parent RSU grants to employees and directors in the Ordinary Course of Business; or (iii) any instrument convertible into or exchangeable for any capital stock or other security of Parent;

(c) except as required to give effect to anything in contemplation of the Closing, amended any of its Organizational Documents, or effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(d) other than Merger Sub, formed any Subsidiary or acquired any equity interest or other interest in any other Entity or entered into a joint venture with any other Entity;

(e) (i) lent money to any Person (except for the advance of reasonable business expenses to employees, directors and consultants in the Ordinary Course of Business), (ii) incurred or guaranteed any indebtedness for borrowed money, or (iii) guaranteed any debt securities of others;

(f) other than as required by applicable Law or the terms of any Parent Benefit Plan as in effect on the date of this Agreement: (i) adopted, terminated, established or entered into any Parent Benefit Plan; (ii) caused any Parent Benefit Plan to be amended in any material respect; (iii) paid any bonus or distributed any profit-sharing account balances or similar payment to, or increased the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers or employees (other than annual bonuses and wage or salary increases in the Ordinary Course of Business that do not exceed ten percent (10%) of any such employee’s base compensation); (iv) granted or increased any severance, change-of-control, transaction or retention bonus, deferred compensation or similar payments or benefits with respect to any current, former or new employees, directors or consultants or (v) hired, terminated or gave notice of termination (other than for cause) to any (A) officer or (B) employee or other service provider whose annual compensation is or is expected to be more than $100,000 per year;

(g) entered into any collective bargaining agreement or similar agreement with any labor union, or similar labor organization;

(h) entered into any material transaction other than (i) in the Ordinary Course of Business or (ii) in connection with the Contemplated Transactions;

(i) acquired any material asset or sold, leased or otherwise irrevocably disposed of any of its assets or properties, or granted any Encumbrance (other than a Permitted Encumbrance) with respect to such assets or properties, except in the Ordinary Course of Business;

(j) sold, assigned, transferred, licensed, sublicensed or otherwise disposed of any material Parent IP (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

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(k) made, changed or revoked any material Tax election, failed to pay any income or other Tax as such Tax became due and payable, filed any amendment making any change to any Tax Return, settled or compromised any income or other Tax liability, dispute, audit, investigation, proceeding, claim, or assessment, entered into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (including any “closing agreement” described in Section 7121 of the Code (or any similar Law) with any Governmental Body, but excluding customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes), requested or consented to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than six months), surrendered any right to claim a Tax refund, or adopted or changed any accounting method in respect of Taxes;

(l) made any expenditures, incurred any Liabilities (other than Tax liabilities incurred in the Ordinary Course of Business) or discharged or satisfied any Liabilities, in each case, in amounts that exceed $50,000 individually, or $100,000 in the aggregate, except as reflected in the Parent Interim Financial Statements;

(m) other than as required by Law or GAAP, taken any action to change accounting policies or procedures;

(n) initiated or settled any Legal Proceeding; or

(o) agreed, resolved or committed to do any of the foregoing.

3.9. Absence of Undisclosed Liabilities. As of the date hereof, neither Parent nor any of its Subsidiaries has any Liability, individually or in the aggregate, of a type required to be recorded or reflected on a balance sheet or disclosed in the footnotes thereto under GAAP except for: (a) Liabilities disclosed, reflected or reserved against in the Parent Balance Sheet; (b) Liabilities that have been incurred by Parent or its Subsidiaries since the date of the Parent Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance of obligations of Parent or any of its Subsidiaries under Parent Contracts; (d) Liabilities incurred in connection with the Contemplated Transactions; (e) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to the Parent; and (f) Liabilities described in Section 3.9 of the Parent Disclosure Schedule.

3.10. Title to Assets. Each of Parent and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in their business or operations or purported to be owned by it that are material to Parent and its Subsidiaries or their business, including: (a) all tangible assets reflected on the Parent Balance Sheet; and (b) all other tangible assets reflected in the books and records of Parent or any of its Subsidiaries as being owned by Parent or such Subsidiary. All of such assets are owned or, in the case of leased assets, leased by Parent or its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

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3.11. Real Property; Leasehold. Neither Parent nor any of its Subsidiaries own or ever have owned any real property. Parent has made available to the Company (a) an accurate and complete list of all real properties with respect to which Parent directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of, or occupied or leased by, Parent or any of its Subsidiaries, and (b) copies of all leases under which any such real property is possessed, occupied or leased (the “Parent Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder by Parent or any of its Subsidiaries, or to the Knowledge of Parent, any other party thereto. Parent’s possession, occupancy, lease, use and/or operation of each such leased property conforms to all applicable Laws in all material respects, and Parent has exclusive possession of each such leased property and leasehold interest and has not granted any occupancy rights to tenants or licensees with respect to such leased property or leasehold interest. In addition, each such leased property and leasehold interest is free and clear of all Encumbrances other than Permitted Encumbrances. Parent has not received any written notice from its landlords or any Governmental Body that: (i) relates to violations of building, zoning, safety or fire ordinances or regulations; (ii) claims any defect or deficiency with respect to any of such properties; or (iii) requests the performance of any repairs, alterations or other work to such properties.

3.12. Intellectual Property.

(a) Section 3.12(a) of the Parent Disclosure Schedule identifies as of the date hereof each unexpired patent and patent application owned by the Parent or Subsidiaries, including, with respect to each registration and application: (i) the name of the applicant/registrant, (ii) the jurisdiction of application/registration, and (iii) the application or registration number. To the Knowledge of Parent, each of the patents and patent applications included in Section 3.12(a) of the Parent Disclosure Schedule properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States. As of the date of this Agreement, no cancellation, interference, opposition, reissue, reexamination or other proceeding of any nature (other than office actions or similar communications issued by any Governmental Body in the ordinary course of prosecution of any pending applications for registration) is pending or, to the Knowledge of Parent, threatened in writing, in which the scope, validity, enforceability or ownership of any Parent IP is being or has been contested or challenged. To the Knowledge of Parent, each issued U.S. patent included in the Parent IP is valid and enforceable. The status of each pending patent application of Parent is as indicated in Section 3.12(a) of the Parent Disclosure Schedule.

(b) Except as set forth in Section 3.12(b) of the Parent Disclosure Schedule, Parent or its Subsidiaries exclusively own and are the sole assignee of all material Intellectual Property Rights owned or purported to be owned by Parent or its Subsidiaries, free and clear of all Encumbrances other than Permitted Encumbrances. To the Knowledge of Parent, each Parent Associate involved in the creation or development of any material Parent IP, pursuant to such Parent Associate’s activities on behalf of Parent or any of its Subsidiaries, has signed a valid and enforceable written agreement containing an assignment of such Parent Associate’s rights in such Parent IP to Parent or its Subsidiaries. To the Knowledge of Parent, each Parent Associate who has or has had access to Parent’s or any of its Subsidiaries’ trade secrets or material confidential information has signed a valid and enforceable written agreement containing confidentiality provisions protecting such trade secrets and confidential information. Parent has taken commercially reasonable steps to protect and preserve the confidentiality of its trade secrets and confidential information.

(c) Except as set forth in Section 3.12(c) of the Parent Disclosure Schedule, to the Knowledge of Parent, no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been used to create Parent IP owned by Parent or its Subsidiaries, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership rights or a license to such Parent IP or the right to receive royalties for the practice of such Parent IP.

(d) Section 3.12(d) of the Parent Disclosure Schedule sets forth each license agreement pursuant to which Parent (i) is granted a license under any material Intellectual Property Right owned by any third party that is used by Parent or its Subsidiaries in its business as currently conducted (each a “Parent In-bound License”) or (ii) grants to any third party a license under any material Parent IP or material Intellectual Property Right licensed to the Parent or its Subsidiaries under a Parent In-bound License (each a “Parent Out-bound License”) (provided that Parent In-bound Licenses shall not include, when entered into in the Ordinary Course of Business, material transfer agreements, services agreements, clinical trial agreements, agreements with Parent Associates, non-disclosure agreements, commercially available Software-as-a-Service offerings, or off-the-shelf software licenses; and Parent Out-bound Licenses shall not include, when entered into in the Ordinary Course of Business, material transfer agreements, clinical trial agreements, services agreements, non-disclosure agreements, or non-exclusive outbound licenses). All Parent In-bound Licenses and Parent Out-bound Licenses are in full force and effect and are valid, enforceable and binding obligations of Parent and, to the Knowledge of Parent, each other party to such Parent In-bound Licenses or Parent Out-bound Licenses. Neither Parent, nor to the Knowledge of Parent, any other party to such Parent In-bound Licenses or Parent Out-bound Licenses, is in material breach under any Parent In-bound Licenses or Parent Out-bound Licenses.

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(e) To the Knowledge of Parent, (i) the operation of the business of Parent and its Subsidiaries as conducted in the prior three (3) years and as currently conducted has not and does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any other Person and (ii) no other Person is infringing, misappropriating or otherwise violating any Parent IP. No Legal Proceeding is pending (or, to the Knowledge of Parent, is threatened in writing) (A) against Parent or its Subsidiaries alleging that the operation of the business of Parent or its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person or (B) by Parent or its Subsidiaries alleging that another Person has infringed, misappropriated or otherwise violated any of the Parent IP. In the prior three (3) years, neither Parent nor its Subsidiaries have received any written notice or other written communication alleging that the operation of the business of Parent or its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.

(f) None of Parent IP owned by Parent or its Subsidiaries or, to the Knowledge of Parent, any material Parent IP exclusively licensed to Parent or its Subsidiaries is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by Parent or its Subsidiaries of any such Parent IP.

(g) Parent and the operation of Parent’s and its Subsidiaries’ business are in substantial compliance with all applicable Privacy Requirements. Since the Lookback Date, Parent and its Subsidiaries (i) have not experienced or been affected by a Security Incident, (ii) there have been no material violations of any privacy or security policy of Parent regarding any Sensitive Data used in the business of Parent or its Subsidiaries, and (iii) Parent and its Subsidiaries have not been subject to any litigation or regulatory enforcement actions from any Person or Governmental Body alleging noncompliance with any applicable Privacy Requirements.

(h) Parent has implemented commercially reasonable administrative, physical and technical safeguards, including reasonable disaster recovery and security plans and procedures, to protect the information technology systems used in, material to or necessary for operation of Parent’s and its Subsidiaries’ business as currently conducted (the “Parent IT Systems”) from Security Incidents. There have been no material malfunctions of the Parent IT Systems and the Parent IT Systems are in good working order. Parent has taken commercially reasonable steps to prevent the introduction into the Parent IT Systems of, and the Parent IT Systems do not contain, any ransomware, malware, disabling codes or instructions or other malicious software routines that permit or cause unauthorized access to, or disruption, impairment, disablement or destruction of, software, data or other materials. Parent and each Subsidiary has conducted commercially reasonable privacy and data security due diligence on all vendors with access to Sensitive Data collected by or on behalf of Parent or its Subsidiaries or to the Parent IT Systems and requires all such vendors to comply with applicable Privacy Requirements and adhere to commercially reasonable data security standards.

(i) Neither Parent nor any of its Subsidiaries are a “covered person” as defined in the Data Security Program. Since April 8, 2025, neither Parent nor any of its Subsidiaries have knowingly engaged in or directed any “covered data transaction” as that term is defined in the Data Security Program, except in compliance with the Data Security Program. Parent maintains policies and procedures reasonably designed to promote compliance with the Data Security Program.

3.13. Agreements, Contracts and Commitments.

(a) Section 3.13 of the Parent Disclosure Schedule lists the following Parent Contracts in effect as of the date of this Agreement other than any Parent Benefit Plans (each, a “Parent Material Contract” and collectively, the “Parent Material Contracts”):

(i) a material Contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act;

(ii) each Parent Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(iii) each Parent Contract containing (A) any covenant limiting in any material respect the freedom of Parent or its Subsidiaries to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement in favor of a Person other than Parent or any similar term by which any Person is or could become entitled to any benefit, right or privilege that must be at least as favorable to such Person as those offered to any other Person, (C) any exclusivity provision, right of first refusal or right of first negotiation or similar covenant in favor of a Person other than Parent, or (D) any non-solicitation provision not entered into in the Ordinary Course of Business;

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(iv) each Parent Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 pursuant to its express terms and not cancelable without penalty;

(v) each Parent Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(vi) each Parent Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of Parent or its Subsidiaries or any loans or debt obligations with officers or directors of Parent;

(vii) each Parent Contract requiring payment by or to Parent after the date of this Agreement in excess of $100,000 in the aggregate in the current calendar year or any future calendar year pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Parent; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Parent has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Parent has continuing obligations to develop any Intellectual Property Rights that will not be owned, in whole or in part, by Parent; or (D) any Parent Contract with any third party providing any services relating to the manufacture or production of any product, service or technology of Parent or any Parent Contract to sell, distribute or commercialize any products or service of Parent;

(viii) each Parent Contract with any financial advisor, broker, finder, investment banker or other similar Person providing financial advisory services to Parent in connection with the Contemplated Transactions;

(ix) each Parent Real Estate Lease;

(x) each Parent Contract with any Governmental Body;

(xi) each Parent Out-bound License and Parent In-bound License, and each Parent Contract containing a covenant not to sue or otherwise enforce any Intellectual Property Rights;

(xii) each Parent Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of Parent or its Subsidiaries;

(xiii) each Parent Contract, offer letter, employment agreement, or independent contractor agreement with any employee or service provider whose annual compensation equals or exceeds $50,000 that (A) is not immediately terminable by Parent without notice, severance, or other cost or liability, except as required under applicable Law, or (B) provides for retention payments, change-of-control payments, severance, accelerated vesting, or any similar payment or benefit that may or will become due as a result of the Merger;

(xiv) any other Contract that is not terminable at will (with no penalty or payment or requirement for prior notice) by Parent or its Subsidiaries, as applicable, and (A) which involves payment or receipt by Parent or its Subsidiaries after the date of this Agreement under any such agreement, Contract or commitment of more than $100,000 in the aggregate, or obligations after the date of this Agreement in excess of $100,000 in the aggregate, or (B) that is material to the business or operations of Parent and its Subsidiaries, taken as a whole;

(xv) each Parent Contract providing any option to receive a license or other right, any right of first negotiation, any right of first refusal or any similar right to any Person related to any material Parent IP or material Intellectual Property Right licensed to Parent under a Parent In-bound License; or

(xvi) each Parent Contract entered into in settlement of any Legal Proceeding or other dispute.

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(b) Parent has delivered or made available to the Company accurate and complete copies of all Parent Material Contracts, including all amendments thereto. There are no Parent Material Contracts that are not in written form. Neither Parent nor any of its Subsidiaries has, nor, to Parent’s Knowledge, as of the date of this Agreement, has any other party to a Parent Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Parent Material Contract in such manner as would permit any other party to cancel or terminate any such Parent Material Contract, or would permit any other party to seek damages which would reasonably be expected to be material to Parent or its business. As to Parent and its Subsidiaries, as of the date of this Agreement, each Parent Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Parent Material Contract to change, any material amount paid or payable to Parent under any Parent Material Contract or any other material term or provision of any Parent Material Contract, and no Person has indicated in writing to Parent that it desires to renegotiate, modify, not renew or cancel any Parent Material Contract.

3.14. Compliance; Permit.

(a) Parent and its Subsidiaries are, and since the Lookback Date have been, in compliance in all material respects with all applicable Laws, including Healthcare Laws and Regulatory Laws, and any other similar Law administered or promulgated by the FDA or other Drug Regulatory Agency, except for any noncompliance, either individually or in the aggregate, which would not be material to Parent or any Subsidiary.

(b) Parent and its Subsidiaries have timely filed with the applicable regulatory authorities (including, without limitation, the FDA, all Drug Regulatory Agencies, or any other Governmental Body performing functions similar to those performed by the FDA) all material filings, documents, declarations, listings, registrations, reports, statements, amendments, supplements or submissions, including but not limited to adverse event reports, required to be filed by it under applicable Law, including all Regulatory Laws and/or those regarding non-clinical testing, clinical research, establishment registration, drug and device listing, good manufacturing practices, record-keeping, adverse event reporting, and reporting of corrections and removals. All such filings, documents, declarations, listings, registrations, reports, statements, amendments, supplements or submissions were in material compliance with applicable Laws when filed, and no material deficiencies have been asserted by any applicable Governmental Body with respect to any such filings, documents, declarations, listing, registrations, reports, statements, amendments, supplements or submissions. To the Knowledge of the Parent and its Subsidiaries, (i) each such filing was true and correct in all material respects as of the date of submission, or was corrected in or supplemented by a subsequent filing, and (ii) any material and legally necessary or required updates, changes, corrections, amendments, supplements or modifications to such filings have been submitted to the applicable Governmental Body.

(c) Parent or its Subsidiaries hold all required Governmental Authorizations which are material to the operation of the business of Parent or such Subsidiary as currently conducted (the “Parent Permits”). Section 3.14(c) of the Parent Disclosure Schedule identifies each Parent Permit. Each such Parent Permit is valid and in full force and effect, and Parent is in material compliance with the terms of the Parent Permits. No Legal Proceeding is pending or, to the Knowledge of Parent, threatened, which seeks to revoke, limit, suspend, or materially modify any Parent Permit.

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(d)  There are no proceedings pending or, to the Knowledge of Parent, threatened against Parent or its Subsidiaries with respect to an alleged material violation by Parent or any of its Subsidiaries of any Regulatory Laws or any other similar Law administered or promulgated by any Drug Regulatory Agency. Neither Parent nor any of its Subsidiaries nor any of their respective officers and employees has been or is subject to any enforcement proceedings by the FDA or other Governmental Body and, to the Knowledge of Parent, no such proceedings have been threatened. There has not been and is not now any Form FDA-483 observation, civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, untitled letter, or proceeding pending or in effect against Parent or any of its Subsidiaries or any of their respective officers and employees, and Parent and its Subsidiaries have no liability for failure to comply with any Regulatory Laws or other similar Laws. There is no act, omission, event, or circumstance of which Parent has Knowledge that would reasonably be expected to give rise to or form the basis for any civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, untitled letter, proceeding or request for information or any liability (whether actual or contingent) for failure to comply with any Regulatory Laws or other similar Laws.

(e)  Parent and each of its Subsidiaries holds all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary or material to the conduct of the business of Parent or such Subsidiary as currently conducted (collectively, the “Parent Regulatory Authorizations”) and no such Parent Regulatory Authorization has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner. There is no basis for believing that such Parent Regulatory Authorizations will not be renewable upon expiration. Parent and each of its Subsidiaries are in compliance in all material respects with the Parent Regulatory Authorizations and have not received any written notice or other written communication or, to the Knowledge of Parent, any other communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Parent Regulatory Authorization or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Parent Regulatory Authorization. Parent and each of its Subsidiaries have complied in all material respects with the ICH E9 Guidance for Industry: Statistical Principles for Clinical Trials in the management of the clinical data that have been presented to the Company. To the Knowledge of Parent, there are no facts that would be reasonably likely to result in any warning, untitled or notice of violation letter or Form FDA-483 from the FDA.

(f)  Parent and its Subsidiaries have, where applicable, timely applied for renewal of all Governmental Authorizations, including Parent Permits and Parent Regulatory Authorizations, and third-party certifications. To the Knowledge of the Parent and its Subsidiaries, there is no reason to believe that the Parent and its Subsidiaries will be unable to renew any such Governmental Authorizations, including Parent Permits and Parent Regulatory Authorizations, and third-party certifications, as and when needed for their continued operation as currently conducted without material expense or delay.

(g)  Neither the Parent, its Subsidiaries, nor any of the entities that manufacture, process, package, supply for or distribute products or product candidates of the Parent and its Subsidiaries, has voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field alert, field correction, market withdrawal or replacement, safety alert or other notice or action relating to an alleged lack of safety, efficacy, or regulatory compliance of, or enjoining the manufacture or distribution of, any such products. No facts or circumstances exist that are reasonably likely to cause (i) the recall, market withdrawal or replacement of any product or product candidate of the Parent and its Subsidiaries sold or intended to be sold, (ii) as a result of a regulatory action, a material change in the labeling of any such products or a termination or suspension of the marketing of any such products by the Parent and its Subsidiaries or (iii) the loss, suspension or modification of any currently held third-party certification.

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(h)  All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Parent or its Subsidiaries, or in which Parent or its Subsidiaries or their respective current products or product candidates have participated, were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of any applicable Drug Regulatory Agency and other applicable Law, including all Regulatory Laws, the GCP regulations under 21 C.F.R. Parts 50, 54, 56 and 312 and the GLP regulations under 21 C.F.R. Part 58. No preclinical study or clinical trial conducted by or on behalf of Parent or any of its Subsidiaries has been terminated or suspended prior to completion for safety or noncompliance reasons. Since the Lookback Date, neither Parent nor any of its Subsidiaries has received any notices, correspondence, or other communications from any Drug Regulatory Agency requiring, or to the Knowledge of Parent, threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, Parent or any of its Subsidiaries or in which Parent or any of its Subsidiaries or their respective current products or product candidates have participated.

(i)  Neither Parent nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of Parent, threatened investigation in respect of their respective businesses or products or product candidates pursuant to the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of Parent, neither Parent nor any of its Subsidiaries has committed any acts, made any statement, or has not failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto.

(j)  Since the Lookback Date, neither Parent, nor any of its Subsidiaries, nor any of their respective officers, directors, employees or, to the Knowledge of Parent, agents has been, is, or is in anticipation of being (based on a conviction by the courts or a finding of fault by a regulatory authority): (i) debarred pursuant to the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335a), as amended from time to time; (ii) disqualified from participating in clinical trials pursuant to 21 C.F.R. § 312.70, as amended from time to time; (iii) disqualified as a testing facility under 21 C.F.R. Part 58, Subpart K, as amended from time to time; (iv) excluded, debarred or suspended from or otherwise ineligible to participate in a “Federal Health Care Program” as that term is defined in 42 U.S.C. § 1320a-7b(f), including under 42 U.S.C. § 1320a-7 or relevant regulations in 42 C.F.R. Part 1001; (v) assessed or threatened with assessment of civil money penalties pursuant to 42 C.F.R. Part 1003; or (vi) included on the HHS/OIG List of Excluded Individuals/Entities, the General Services Administration’s System for Award Management, or the FDA Debarment List or the FDA Disqualified/Restricted List. Since the Lookback Date, neither Parent, nor any of its Subsidiaries, nor any of their respective officers, directors, employees or, to the Knowledge of Parent, agents has engaged in any activities that are prohibited, or are cause for civil penalties, or grounds for mandatory or permissive exclusion, debarment, or suspension pursuant to any of these authorities. Parent and its Subsidiaries are not using, nor, since the Lookback Date have they ever used, in any capacity any Person that has ever been, or to the Knowledge of Parent, is the subject of a proceeding that could lead to the Persons becoming debarred, excluded, disqualified, restricted or suspended pursuant to any of these authorities.

(k)  Since the Lookback Date, Parent and each of its Subsidiaries have materially complied with all applicable Laws relating to patient, medical, individually identifiable health information, including, to the extent applicable, HIPAA. To the extent HIPAA is applicable to Parent or any Subsidiary, such Entity is in material compliance with HIPAA’s requirements: (i) entering into, where required, and complying in all material respects with the terms of all Business Associate Agreements to which Parent or any Subsidiary is a party or otherwise bound; (ii) creating and maintaining written policies and procedures in accordance with HIPAA’s requirements; (iii) providing training to all employees and agents as required under HIPAA; (iv) and implementing security procedures, including physical, technical and administrative safeguards, to protect all Sensitive Information and Protected Health Information stored or transmitted in electronic form. Since the Lookback Date, neither Parent, nor any of its Subsidiaries, has received written notice from the Office for Civil Rights for the U.S. Department of Health and Human Services or any other Governmental Body of any allegation regarding its failure to comply with HIPAA. Since the Lookback Date, neither Parent nor any Subsidiary has received written notice from the Office for Civil Rights for the U.S. Department of Health and Human Services or any other Governmental Body of any allegation regarding its failure to comply with HIPAA. Since the Lookback Date, there has been no successful Security Incident or Breach of Unsecured Protected Health Information. All capitalized terms in this Section 3.14(k) not otherwise defined in this Agreement shall have the meanings set forth under HIPAA.

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3.15.  Legal Proceedings; Orders.

(a)  Except as disclosed in Section 3.15(a) of the Parent Disclosure Schedule, as of the date of this Agreement, there is no material pending Legal Proceeding and, to the Knowledge of Parent, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) Parent, (B) any of its Subsidiaries, (C) any Parent Associate (in his or her capacity as such) or (D) any of the material assets owned or used by Parent or its Subsidiaries; or (ii) that challenges, or that would have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b)  Except as set forth in Section 3.15(b) of the Parent Disclosure Schedule, since the Lookback Date through the date of this Agreement, no Legal Proceeding has been pending against Parent that resulted in material liability to Parent.

(c)  There is no order, writ, injunction, judgment or decree to which Parent or any of its Subsidiaries, or any of the material assets owned or used by Parent or any of its Subsidiaries, is subject. To the Knowledge of Parent, no officer of Parent or any of its Subsidiaries is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Parent or any of its Subsidiaries or to any material assets owned or used by Parent or any of its Subsidiaries.

3.16.  Tax Matters.

(a)  Parent and each of its Subsidiaries have timely filed all Tax Returns that were required to be filed by or with respect to it under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in compliance with all applicable Law. No claim has ever been made by any Governmental Body in any jurisdiction where Parent or any of its Subsidiaries do not file Tax Returns that Parent or its Subsidiary may be subject to taxation by that jurisdiction.

(b)  All material amounts of Taxes due and owing by Parent or any of its Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid. The unpaid Taxes of Parent and its Subsidiaries did not, as of the date of the Parent Balance Sheet, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Parent Balance Sheet. Since the date of the Parent Balance Sheet Date, neither Parent nor any of its Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business.

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(c)  All Taxes that Parent and its Subsidiaries are or were required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors, stockholders, lenders, customers or other third parties and have been timely paid to the proper Governmental Body or other Person or properly set aside in accounts for this purpose.

(d)  There are no Encumbrances for material Taxes (other than Taxes not yet due and payable) upon any of the assets of Parent and its Subsidiaries.

(e)  No deficiencies for a material amount of Taxes with respect to Parent and its Subsidiaries have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending ongoing, or threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of Parent and its Subsidiaries. Neither Parent, its Subsidiaries nor any of its predecessors has waived any statute of limitations or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency.

(f)  The Parent is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g)  Neither Parent nor any of its Subsidiaries is a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.

(h)  Neither Parent nor any of its Subsidiaries will be required to include or accelerate any item of income in, or exclude or defer any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes for a Tax period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount, advance payment or deferred revenue received or accrued on or prior to the Closing Date; (vii) application of Section 367(d) of the Code to any transfer of intangible property on or prior to the Closing Date; (viii) application of Sections 951 or 951A of the Code (or any similar provision of state, local or non-U.S. Law) to any income received or accrued on or prior to the Closing Date; or (ix) election under Section 108(i) of the Code (or any similar provision of state, local or non-U.S. Law). Parent and its Subsidiaries have not made any election under Section 965(h) of the Code.

(i)  Parent and its Subsidiaries have no Liability for any material Taxes of any Person (other than Parent and any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by Contract or otherwise.

(j)  Neither Parent nor any of its Subsidiaries has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provisions of state, local or non-U.S. Law).

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(k)  Neither Parent nor any of its Subsidiaries has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(l)  Neither Parent nor any of its Subsidiaries has taken any action (or agreed to take any action) or become aware of any fact that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

(m)  Section 3.16(m) of the Parent Disclosure Schedule sets forth the entity classification of Parent and each of its Subsidiaries for U.S. federal income Tax purposes. Neither Parent nor any of its Subsidiaries has made an election or taken any other action to change its federal and state income Tax classification from such classification.

For purposes of this Section 3.16, each reference to Parent or any of its Subsidiaries shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, Parent.

3.17.  Employee and Labor Matters; Benefit Plans.

(a)  Section 3.17(a) of the Parent Disclosure Schedule is a list of all material Parent Benefit Plans (except for (x) any individual stock purchase, stock option and other equity compensation agreements which do not deviate from the representative forms of such agreements made available to the Company, and (y) employment agreements and offer letters establishing at-will employment without obligating Parent to make any payment or provide any benefit upon termination of employment other than through a plan, program, policy, arrangement or agreement listed on Section 3.17(a) of the Parent Disclosure Schedule). “Parent Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and (ii) other pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, commission, equity or equity-based incentive, phantom equity, employment, consulting, severance, change-of-control, retention, health, life, disability, group insurance, paid time off, holiday, welfare and fringe benefit plan, program, agreement, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen), in each case, sponsored, maintained, administered, contributed to, or required to be contributed to, by Parent or any of its Subsidiaries for the benefit of any current or former employee, director, officer or independent contractor of Parent or any of its Subsidiaries or under which Parent or any of its Subsidiaries has any actual or contingent liability.

(b)  As applicable with respect to each Parent Benefit Plan, Parent has made available to the Company true and complete copies of (i) each material Parent Benefit Plan, including all amendments thereto, and in the case of an unwritten material Parent Benefit Plan, a written description thereof, (ii) all current trust documents, investment management contracts, custodial agreements, administrative services agreements and insurance and annuity contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual reports with any Governmental Body (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination, opinion or advisory letter, (vi) the most recent summary annual reports, nondiscrimination testing reports, actuarial reports, financial statements and trustee reports, and (vii) all notices and filings from the IRS or Department of Labor or other Governmental Body concerning audits, investigations, plan corrections or “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code.

(c)  Since the Lookback Date, each Parent Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and the applicable provisions of ERISA, the Code and all other Laws. Parent and each of its Subsidiaries and each Parent ERISA Affiliate has complied in all material respects with the applicable provisions of the ACA, and neither Parent nor any of its Subsidiaries or Parent ERISA Affiliates have received, or reasonably expect to receive, any penalty notice with respect to the ACA.

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(d)  The Parent Benefit Plans which are intended to meet the qualification requirements of Section 401(a) of the Code have received determination or opinion letters from the IRS on which they may currently rely to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, and, to the Knowledge of Parent, nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Parent Benefit Plan or the tax exempt status of the related trust.

(e)  In the last six (6) years, neither Parent, any of its Subsidiaries nor any Parent ERISA Affiliate has maintained, established, participated in, contributed to, has been required to contribute to, or has had any actual or contingent liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(f)  There are no pending audits or investigations by any Governmental Body involving any Parent Benefit Plan, and no pending or, to the Knowledge of Parent, threatened claims (except for routine individual claims for benefits payable in the normal operation of the Parent Benefit Plans), suits or proceedings involving any Parent Benefit Plan, or, to the Knowledge of Parent, any fiduciary thereof or service provider thereto, in any case except as would not be reasonably expected to result in material liability to Parent or any of its Subsidiaries. All contributions and premium payments required to have been made under any of the Parent Benefit Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made and neither Parent nor any of its Subsidiaries has any material liability for any unpaid contributions with respect to any Parent Benefit Plan. Each Parent Benefit Plan may be terminated in accordance with its terms and applicable Law without the imposition of material liability (including any contingent liability) on Parent.

(g)  Neither Parent nor any of its Subsidiaries, nor to the Knowledge of Parent, any fiduciary, trustee or administrator of any Parent Benefit Plan, has engaged in, or in connection with the Contemplated Transactions will engage in, any transaction with respect to any Parent Benefit Plan which would subject any such Parent Benefit Plan, Parent or any of its Subsidiaries to a material Tax, material penalty or material liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(h)  No Parent Benefit Plan provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement other than coverage mandated by Law, and neither Parent nor any of its Subsidiaries or any Parent ERISA Affiliates has made a written representation promising the same.

(i)  Except as set forth in Section 3.17(i) of the Parent Disclosure Schedule, neither the execution of this Agreement, nor the performance of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will:

(i)  result in any payment becoming due to any current or former employee, director, officer, or independent contractor of Parent or any Subsidiary thereof pursuant to any Parent Benefit Plan or otherwise,

(ii)  increase any amount of compensation or benefits otherwise payable under any Parent Benefit Plan or otherwise,

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(iii)  result in the acceleration of the time of payment, funding or vesting of any benefits under any Parent Benefit Plan or otherwise,

(iv)  require any contribution or payment to fund any obligation under any Parent Benefit Plan or otherwise, or

(v)  limit the right to merge, amend or terminate any Parent Benefit Plan.

(j)  Except as set forth in Section 3.17(j) of the Parent Disclosure Schedule, neither the execution of this Agreement, nor the consummation of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) with respect to Parent and its Subsidiaries of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Code Section 280G), determined without regard to the application of Code Section 280G(b)(5).

(k)  Each Parent Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated and administered in compliance with, is and has been in documentary compliance with, Section 409A of the Code, in each case, in all material respects.

(l)  No current or former employee, officer, director or independent contractor of Parent or any of its Subsidiaries has any “gross up” agreements with the Parent or any of its Subsidiaries or other assurance of reimbursement by the Parent or any of its Subsidiaries for any Taxes imposed under Code Section 409A or Code Section 4999.

(m)  Each Parent Benefit Plan maintained outside of the United States (each, a “Parent Foreign Plan”) has obtained from the Governmental Body having jurisdiction with respect to such plan any required determinations that such plan is in compliance with the Laws of any such Governmental Body.

(n)  To the extent required by applicable Law, the assets of each of the Parent Foreign Plans that is similar to an employee pension benefit plan (as defined in Section 3(2) of ERISA (whether or not subject to ERISA)) or that otherwise provides retirement, medical or life insurance benefits following retirement or other termination of service or employment are at least equal to the liabilities of such plans.

(o)  Parent has provided to the Company a true and correct list, as of the date of this Agreement, containing the names of all current full-time or part-time employees and independent contractors (and indication as such), and, as applicable: (i) base compensation (hourly rate or annual salary, as applicable) and target bonus or commission for 2026, if applicable or director’s fees payable to each Person; (ii) dates of employment or service; (iii) title and, with respect to independent contractors, a current written description of such Person’s contracting services; (iv) visa status, if applicable; (v) location in which services are primarily performed (city, state, and country); and (vi) with respect to employees, (A) a designation of whether they are classified as exempt or non-exempt for purposes of FLSA and any similar state, federal or Foreign Law, (B) whether such an employee is on leave, and if so, the nature of such leave and expected return date, and (C) full-time or part-time status.

(p)  Neither Parent nor any of its Subsidiaries is or has ever been a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union or similar labor organization representing any of its employees, and there is no labor union or similar labor organization representing or, to the Knowledge of Parent, purporting to represent or seeking to represent any employees of Parent or its Subsidiaries, including through the filing of a petition for representation election. There is not and has not been in the past five years, nor is there or has there been in the past five years any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute, or, to the Knowledge of Parent, any union organizing activity, against Parent or any of its Subsidiaries.

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(q)  Parent and each of its Subsidiaries is, and since the Lookback Date has been, in material compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including worker classification, discrimination, harassment and retaliation, equal employment opportunities, fair employment practices, meal and rest periods, immigration, employee safety and health, payment of wages (including overtime wages), unemployment and workers’ compensation, leaves of absence, and hours of work. Except as would not be reasonably likely to result in a material liability to Parent or any of its Subsidiaries, with respect to employees of Parent and its Subsidiaries, each of Parent and its Subsidiaries, since the Lookback Date, has withheld and reported all amounts required by Law to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to employees. There are no actions, suits, claims, charges, lawsuits, investigations, audits or administrative matters pending or, to the Knowledge of Parent, threatened or reasonably anticipated against Parent or any of its Subsidiaries relating to any employee, applicant for employment, or consultant.

(r)  Within the preceding five years, Parent has not implemented any “plant closing” or “mass layoff” of employees that would reasonably be expected to require notification under the WARN Act or any similar state or local Law, no such “plant closing” or “mass layoff” will be implemented before the Closing Date without advance notification to and approval of the Company, and there has been no “employment loss” as defined by the WARN Act within the 90 days prior to the date of this Agreement.

(s)  Since the Lookback Date (i) no allegations of sexual harassment, gender discrimination, sexual assault, or other sexual misconduct have been made by, against or otherwise involving any current or former officer, director, manager, or other supervisory-level employee of Parent or any of its Subsidiaries in connection with such individual’s provision of services to the Parent or any of its Subsidiaries, and (ii) neither Parent nor any of its Subsidiaries has entered into or is a party to any settlement agreement with any Person that involves allegations relating to sexual harassment, gender discrimination, sexual assault or other sexual misconduct by any officer, director, manager, or other supervisory-level employee provider of Parent or any of its Subsidiaries.

3.18.  Environmental Matters. Parent and each of its Subsidiaries are in compliance and since the Lookback Date have complied with all applicable Environmental Laws, which compliance includes the possession by Parent of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to Parent or its business. Neither Parent nor any of its Subsidiaries has received since the Lookback Date (or prior to that time, which is pending and unresolved), any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other Person, that alleges that Parent or any of its Subsidiaries is not in compliance with or has liability pursuant to any Environmental Law and, to the Knowledge of Parent, there are no circumstances that would reasonably be expected to prevent or interfere with Parent’s or any of its Subsidiaries’ compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to be material to Parent or its business. No current or (during the time a prior property was leased or controlled by Parent or any of its Subsidiaries) prior property leased or controlled by Parent or any of its Subsidiaries has had a release of or exposure to Hazardous Materials in material violation of or as would reasonably be expected to result in any material liability of Parent or any of its Subsidiaries pursuant to Environmental Law. No consent, approval or Governmental Authorization of or registration or filing with any Governmental Body is required by Environmental Laws in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions by Parent or Merger Sub. Prior to the date hereof, Parent has provided or otherwise made available to the Company true and correct copies of all material environmental reports, assessments, studies and audits in the possession or control of Parent or any of its Subsidiaries with respect to any property leased or controlled by Parent or any of its Subsidiaries or any business operated by it.

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3.19.  Transactions with Affiliates. Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, since June 15, 2026, the date of Parent’s last definitive proxy statement filed with the SEC, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K. Section 3.19 of the Parent Disclosure Schedule identifies each Person who is (or who may be deemed to be) an Affiliate of Parent as of the date of this Agreement.

3.20.  Insurance. Parent has delivered or made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Parent and each of its Subsidiaries. Each of such insurance policies is in full force and effect and Parent and each of its Subsidiaries is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since the Lookback Date, neither Parent nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; or (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Parent and each of its Subsidiaries has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against Parent or any of its Subsidiaries for which Parent or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Parent or any of its Subsidiaries of its intent to do so.

3.21.  Opinion of Financial Advisor. The Parent Board has received an opinion of H.C. Wainwright & Co., LLC, dated on or about the date of the Agreement, to the effect that, as of the date of such opinion and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Exchange Ratio (as specified in such opinion) is fair, from a financial point of view, to Parent.

3.22.  No Financial Advisors. No broker, finder or investment banker, other than those set forth in Section 3.22 of the Parent Disclosure Schedule, is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

3.23.  Anti-Bribery. None of Parent or any of its Subsidiaries nor any of their respective directors, officers, employees or, to Parent’s Knowledge, agents or any other Person acting on its behalf has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of Anti-Bribery Laws. Neither Parent nor any of its Subsidiaries is or has been the subject of any investigation or inquiry by any Governmental Body with respect to potential violations of Anti-Bribery Laws.

3.24.  International Trade Compliance.

(a)  Since the Lookback Date, Parent has not (i) received any written notice alleging a violation of Sanctions Laws that occurred subsequent to Parent’s formation, (ii) been or is currently a Sanctions Target or Sanctioned Person, or has been named to any denied parties list administered by relevant Governmental Bodies, or (iii) violated or been investigated, charged, or convicted of violating any International Trade Laws.

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(b)  Since the Lookback Date, Parent has not exported goods or services in violation of applicable International Trade Laws—including, but not limited to the Export Administration Regulations (15 C.F.R. §§ 730-774) and International Traffic in Arms Regulations (22 C.F.R. 120-130)—nor engaged in any other transactions, or otherwise dealt, with any Sanctioned Person or Sanctioned Country. Neither Parent nor its Subsidiaries has received any written notice since the Lookback Date alleging either (i) the failure to obtain any material license or authorization required under applicable International Trade Laws governing exports or related dealings, or (ii) an actual or suspected violation of International Trade Laws governing exports or related dealings.

(c)  Since January 8, 2025, Parent has at all times complied with all applicable requirements of the Data Security Program administered by the U.S. Department of Justice, 28 C.F.R. § 202 et seq., including restrictions and licensing obligations related to bulk U.S. sensitive personal data or government-related data transfers to any country of concern or covered person as defined therein. Parent has not received any written notice, inquiry, or penalty, from any Governmental Body, alleging that it is in violation of the Data Security Program.

(d)  Parent has not (i) imported products produced with forced labor in violation of applicable Law, including but not limited to, products from entities identified pursuant to the Uyghur Forced Labor Prevention Act (UFLPA), nor (ii) imported products or goods for entry into the United States in violation of regulations or standards promulgated or enforced by U.S. Customs and Border Protection.

(e)  Parent has at all times since the Lookback Date: (i) obtained, and acted in compliance with, all registrations, licenses, agreements, permits, and all other consents, authorizations, waivers, approvals, and orders required or issued under applicable International Trade Laws; (ii) made, filed, or caused to be filed, all notices, registrations, declarations and filings with any Governmental Body required by applicable International Trade Laws; and (iii) met the requirements of any general or specific licenses, license exceptions, and license exemptions, as required under applicable International Trade Laws in connection with the import, transshipment, export, reexport, release, storage, development, production, testing, maintenance, brokering, or transfer of products, services, software, technology, technical data or other know-how.

(f)  Parent has policies and procedures in place, including but not limited to third-party screening software/tools that are reasonably designed to ensure compliance with International Trade Laws.

3.25.  Valid Issuance. The Parent Voting Common Stock and Parent Convertible Preferred Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable. To the Knowledge of Parent as of the date of this Agreement, no “bad actor” disqualifying event described in Rule 506(d)(1)(i)–(viii) of the Securities Act (a “Disqualifying Event”) is applicable to Parent or, to Parent’s Knowledge, any Parent Covered Person, except for a Disqualifying Event as to which Rule 506(d)(2)(ii)–(iv) or (d)(3) of the Securities Act is applicable.

3.26.  Disclaimer of Other Representations or Warranties.

(a)  Except as previously set forth in this Section 3 or in any certificate delivered by Parent or Merger Sub to the Company pursuant to this Agreement, neither Parent nor Merger Sub makes any representation or warranty, express or implied, at Law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

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(b)  Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties of the Company set forth in Section 2 or in any certificate delivered by the Company to Parent or the Merger Sub pursuant to this Agreement, none of Parent or Merger Sub or any of their respective Representatives is relying on any other representation or warranty of the Company or any other Person made outside of Section 2 or such certificates, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case, with respect to the Contemplated Transactions. Parent and Merger Sub acknowledge and agree that the Company, except for the representations and warranties of the Company set forth in Section 2 or in any certificate delivered by the Company to Parent or the Merger Sub pursuant to this Agreement, is not making any representation or warranty, express or implied, at Law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

Section	4. ADDITIONAL AGREEMENTS OF THE PARTIES

4.1.  Company Shareholder Matters; Required Company Shareholder Vote(a).

(a)  As a condition to the execution of this Agreement, the Company shall obtain the Required Company Shareholder Vote and Preferred Consent, being the approvals required by the Company Organizational Documents and the Companies Act, pursuant to which (i) this Agreement, the Plan of Merger and the Contemplated Transactions shall be approved, adopted and authorized (as applicable); and (ii) any other consents or waivers required by the Company Organizational Documents, to consummate this Agreement, the Plan of Merger and the Contemplated Transactions (including the Preferred Consent) shall be provided (such matters described in clauses (i) through (ii), the “Company Shareholder Matters”).

(b)  Immediately prior to the execution of this Agreement, the Company prepared, and caused to be delivered to the shareholders of the Company a notice of general meeting and proxy (the “Notice of Meeting”) for the purpose of, among other things, obtaining the approval of the shareholders of the Company for the Company Shareholder Matters (including the Required Company Shareholder Vote and the Preferred Consent for the Plan of Merger) at a general meeting of the shareholders called and held in accordance with the Company’s Organizational Documents and the Companies Act (the “Company Shareholder Meeting”).

4.2.  Parent Stockholders’ Meeting.

(a)  Within one hundred twenty (120) days after the Closing Date, Parent shall take all action reasonably necessary to hold a meeting of its stockholders (the “Parent Stockholders’ Meeting”), and shall include the following proposals for approval by Parent’s stockholders, in addition to all other matters and proposals required by the SEC and the Exchange Act and all regulations promulgated thereunder:

(i)  the Preferred Stock Conversion Proposal;

(ii)  the ratification of the Company Board Designee; and

(iii)  an amendment to the certificate of incorporation of Parent to increase the number of authorized shares of Parent Voting Common Stock by an amount sufficient to permit the conversion of all Parent Preferred Stock Payment Shares issued or reserved for issuance pursuant to this Agreement and the PIPE Purchase Agreement into Parent Voting Common Stock in accordance with the terms of the Certificate of Designation (the proposal in this clause (iii) being, the “Parent Voting Common Stock Proposal”).

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The matters contemplated by this Section 4.2(a) are referred to as the “Parent Stockholder Matters”.

(b)  Parent shall prepare and file with the SEC a form of preliminary proxy statement, and after completion of the relevant review periods and satisfaction of any comments from the SEC, mail a proxy statement to the holders of Parent Voting Common Stock in advance of the Parent Stockholders’ Meeting to seek approval of the Parent Stockholder Matters. If the approval of the Parent Stockholder Matters is not obtained at the Parent Stockholders’ Meeting or if on a date preceding the Parent Stockholders’ Meeting, Parent reasonably believes that (i) it will not receive proxies sufficient to obtain the Required Parent Stockholder Vote, whether or not quorum would be present or (ii) it will not have sufficient shares of Parent Voting Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders’ Meeting, then, in each case, Parent will use its reasonable best efforts to adjourn the Parent Stockholders’ Meeting one or more times to a date or dates no more than 30 days after the scheduled date for such meeting, and to obtain such approvals at such time. If the Parent Stockholders’ Meeting is not so adjourned, and/or if the approval of the Parent Stockholder Matters is not then obtained, Parent will use its reasonable best efforts to obtain such approvals as soon as practicable thereafter, and in any event to obtain such approvals at the next occurring annual meeting of the stockholders of Parent or, if such annual meeting is not scheduled to be held within six months after the Parent Stockholders’ Meeting, a special meeting of the stockholders of Parent to be held within six months after the Parent Stockholders’ Meeting. Parent will hold an annual meeting or special meeting of its stockholders, at which a vote of the stockholders of Parent to approve the Parent Stockholder Matters will be solicited and taken, at least once every six months until Parent obtains approval of the Parent Stockholder Matters.

(c)  Parent agrees that: (i) the Parent Board shall recommend that the holders of Parent Voting Common Stock vote to approve the Parent Stockholder Matters and shall use its reasonable best efforts and take all necessary action (which shall include hiring a proxy solicitation firm to solicit proxies for the Parent Stockholders’ Meeting) to solicit and obtain such approval within the time frames set forth in Section 4.2(b), and (ii) the Proxy Statement shall include a statement to the effect that the Parent Board recommends that the Parent’s stockholders vote to approve the Parent Stockholder Matters; provided that Parent shall not be obligated to file the Proxy Statement unless and until the Company’s audited financial statements for fiscal year 2024 and 2025, as well as quarterly financials for 2026, have been delivered to Parent. The Company and Parent acknowledge that, under the Nasdaq rules, the Parent Common Stock Payment Shares and the Parent Preferred Stock Payment Shares will not be entitled to vote on the Preferred Stock Conversion Proposal.

4.3.  Reservation of Parent Voting Common Stock; Issuance of Shares of Parent Common Stock. For as long as any Parent Preferred Stock Payment Shares remain outstanding, but subject to receipt of Parent stockholder approval of the Parent Voting Common Stock Proposal and the filing of an amendment to Parent’s certificate of incorporation to implement the Parent Voting Common Stock Proposal with the office of the Secretary of State of the State of Delaware, Parent shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Parent Voting Common Stock or shares of Parent Voting Common Stock held in treasury by Parent, for the purpose of effecting the conversion of the Parent Preferred Stock Payment Shares, the full number of shares of Parent Voting Common Stock then issuable upon the conversion of all Parent Preferred Stock Payment Shares then outstanding. Subject to receipt of Parent stockholder approval of the Parent Voting Common Stock Proposal and the filing of an amendment to Parent’s certificate of incorporation to implement the Parent Voting Common Stock Proposal with the office of the Secretary of State of the State of Delaware, all shares of Parent Voting Common Stock delivered upon conversion of the Parent Preferred Stock Payment Shares shall be newly issued shares or shares held in treasury by Parent, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, and shall be free from preemptive rights and free of any Encumbrance.

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4.4.  Employee Benefits.

(a)  For purposes of vesting, eligibility to participate, and level of benefits (other than for purposes of determining awards under an equity incentive plan or accrued benefits under any defined benefit pension plan) under the benefit plans, programs, contracts or arrangements of Parent or any of its Subsidiaries (including, following the Closing, the Surviving Corporation and its Subsidiaries) (the “Post-Closing Plans”), Parent shall use reasonable best efforts to cause each employee who remains employed by Parent or the Surviving Corporation, or any of their respective Subsidiaries following the Closing (which, for the avoidance of doubt, will be all employees of Parent), (together, the “Continuing Employees”) to be credited with his or her years of service with Parent, the Company or any of their respective Subsidiaries and their respective predecessors; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, for purposes of each Post-Closing Plan providing medical, dental, pharmaceutical and/or vision benefits to a Continuing Employee, Parent shall use reasonable best efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such Post-Closing Plan to be waived for such Continuing Employee and his or her covered dependents to the extent and unless such conditions would have been waived or satisfied under the employee benefit plan whose coverage is being replaced under the Post-Closing Plan, and Parent shall use reasonable best efforts to cause any eligible expenses incurred by a Continuing Employee and his or her covered dependents during the portion of such plan year in which coverage is replaced with coverage under a Post-Closing Plan to be taken into account under such Post-Closing Plan with respect to the plan year in which participation in such Post-Closing Plan begins for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for such plan year as if such amounts had been paid in accordance with such Post-Closing Plan. For employees of Parent who are not Continuing Employees and who are entitled to severance under their applicable employment agreements, Parent shall accrue, prior to the Closing, for medical, dental, pharmaceutical and/or vision benefits for such employees, if the provider of such benefits is under an individual plan.

(b)  Except as provided below, Parent covenants and agrees to (i) retain, and not terminate, all Continuing Employees at their salary level as in effect as of immediately prior to the Effective Time for a period of twelve (12) months following the Closing Date and, (ii) honor all severance commitments of Parent in effect as of immediately prior to the Effective Time that pertain to the Continuing Employees.

(c)  The provisions of this Section 4.4 are for the sole benefit of Parent and the Company and no provision of this Agreement shall (i) create any third-party beneficiary or other rights in any Person, including rights in respect of any benefits that may be provided, directly or indirectly, under any Company Benefit Plan, Parent Benefit Plan or Post-Closing Plan or rights to continued employment or service with the Company or the Parent (or any Subsidiary thereof), (ii) be construed as an amendment, waiver or creation of or limitation on the ability to terminate any Company Benefit Plan, Parent Benefit Plan or Post-Closing Plan, or (iii) limit the ability of the Parent to terminate the employment of any Continuing Employee.

4.5.  Indemnification of Officers and Directors.

(a)  From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Corporation shall indemnify and hold harmless each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of their respective Subsidiaries, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of the Company, or any Subsidiary thereof, asserted or claimed prior to the Effective Time, in each case, to the fullest extent permitted under applicable Law. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Corporation, jointly and severally, upon receipt by Parent or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any such Person to whom expenses are advanced provides an undertaking to the Surviving Corporation, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

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(b)  The provisions of the certificate of incorporation and bylaws of Parent with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Parent that are presently set forth in the certificate of incorporation and bylaws of Parent shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Parent, unless such modification is required by applicable Law. The certificate of incorporation and bylaws of the Surviving Corporation shall contain, and Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of the Company.

(c)  From and after the Effective Time, (i) the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) Parent shall fulfill and honor in all respects the obligations of Parent to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Parent’s Organizational Documents and pursuant to any indemnification agreements between Parent and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(d)  From and after the Effective Time, Parent shall continue to maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Parent. From and after the Effective Time, Parent shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the Persons referred to in this Section 4.5 in connection with their successful enforcement of the rights provided to such Persons in this Section 4.5.

(e)  The provisions of this Section 4.5 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(f)  In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 4.5. Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 4.5.

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4.6.  Additional Agreements. The Parties shall use reasonable best efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (ii) shall use reasonable best efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect; (iii) shall use reasonable best efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (iv) shall use reasonable best efforts to satisfy the conditions precedent to the consummation of this Agreement.

4.7.  Proxy Statement.

(a)  As promptly as practicable after the Closing Date (but not later than ninety (90) days after the Closing Date or such later date as may be unanimously agreed to by the Parent Board), Parent shall file with the SEC a proxy statement relating to the Parent Stockholders’ Meeting to be held in connection with the Parent Stockholder Matters (together with any amendments thereof or supplements thereto, the “Proxy Statement”). Parent shall (i) cause the Proxy Statement to comply with all applicable rules and regulations promulgated by the SEC and (ii) respond promptly to any comments or requests of the SEC or its staff related to the Proxy Statement.

(b)  Parent covenants and agrees that the Proxy Statement (and the letters to stockholders, notice of meeting and form of proxy included therewith) will (i) comply as to form in all material respects with the requirements of applicable U.S. federal securities Laws and the DGCL, and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c)  Parent shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after the Proxy Statement has been filed with the SEC and either (i) the SEC has indicated that it does not intend to review the Proxy Statement or that its review of the Proxy Statement has been completed or (ii) at least ten (10) days shall have passed since the Proxy Statement was filed with the SEC without receiving any correspondence from the SEC commenting upon, or indicating that it intends to review, the Proxy Statement, all in compliance with applicable U.S. federal securities Laws and the DGCL. If Parent, Merger Sub or the Surviving Corporation become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Proxy Statement, as the case may be, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in Parent filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Parent stockholders.

(d)  The Parties shall reasonably cooperate and consult with each other and provide, and shall use reasonable best efforts to cause their respective Representatives to provide, the other Party and its Representatives, with all true, correct and complete information regarding such Party that is required by Law to be included in the Proxy Statement or reasonably requested by the other Party to be included in the Proxy Statement. If at any time the information provided in Proxy Statement has or will become “stale” and new information should, as determined by Parent acting reasonably, be disclosed in an amendment or supplement to the Proxy Statement, then Parent shall promptly inform the Company thereof and each such Party shall cooperate and consult with one another, and shall use reasonable best efforts to cause their accounting and other outside professionals to so cooperate and consult, (i) in providing the financial reporting necessary for such filing and (ii) in filing such amendment or supplement with the SEC (and, if related to the Proxy Statement, mailing such amendment or supplement to the Parent stockholders).

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4.8.  Listing. Prior to the Effective Time, Parent shall prepare and submit to Nasdaq a Listing of Additional Shares Notification Form (the “LAS Notification”) regarding the shares of Parent Common Stock Payment Shares and the Parent Voting Common Stock to be issued upon conversion of the Parent Preferred Stock Payment Shares to be issued in connection with the Contemplated Transactions. The Parties will use reasonable best efforts to coordinate with respect to compliance with Nasdaq rules and regulations. Each Party will promptly inform the other Party of all verbal or written communications between Nasdaq and such Party or its representatives. The Company will cooperate with Parent as reasonably requested by Parent with respect to the LAS Notification and promptly furnish to Parent all information concerning the Company and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 4.8.

4.9.  Tax Matters.

(a)  For U.S. federal income Tax purposes, (i) the Parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code (the “Intended Tax Treatment”), and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), to which the Parent, Merger Sub and the Company are parties under Section 368(b) of the Code. The Parties shall treat and shall not take any Tax reporting position (including during the course of any audit, litigation or other proceeding with respect to Taxes) inconsistent with the treatment of the Merger as a reorganization within the meaning of 368(a)(1)(A) and Section 368(a)(2)(D) of the Code for U.S. federal, state and local income Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (and any other similar applicable state, non-U.S. or other relevant Tax Law).

(b)  The Parties shall (and shall cause their Affiliates to) use their respective reasonable best efforts to cause the Merger to qualify, and will not take any action or cause any action to be taken, or fail to take or cause any action to be taken, which action or failure to act would reasonably be expected to prevent the Merger from qualifying, for the Intended Tax Treatment.

4.10.  Legends. Parent shall be entitled to place appropriate legends, including the legend noted in Section 4.19, on the book entries and/or certificates evidencing any Parent Preferred Stock Payment Shares or Parent Preferred Stock Payment Shares to be received in the Merger by equity holders of the Company and to issue appropriate stop transfer instructions to the transfer agent for Parent Voting Common Stock and Parent Convertible Preferred Stock.

4.11.  Directors and Officers. The Parties shall take all necessary action so that immediately after the Effective Time, (i) the Parent Board is comprised of six (6) members, with five (5) of such members being current board members of Parent as of the Effective Time and one (1) of such members being the designee of the Company listed in Exhibit G under the heading “Parent Board Designee - Company” (such designee of the Company, the “Company Board Designee”), (ii) the Merger Sub Board is comprised of six (6) members, with five (5) of such members being the designees of Parent listed in Exhibit G under the heading “Merger Sub Board Designees – Parent” and one (1) of such members being the designee of the Company listed in Exhibit G under the heading “Merger Sub Board Designee - Company”, and (iii) the Persons listed in Exhibit G under the heading “Officers” are elected or appointed, as applicable, to the positions of officers of Parent and the Surviving Corporation, as set forth therein, to serve in such positions effective as of the Effective Time until successors are duly appointed and qualified in accordance with applicable Law. If any Person listed in Exhibit G is unable or unwilling to serve as a director or an officer, as the case may be, of Parent or the Surviving Corporation, as set forth therein, as of the Effective Time or the Parent Stockholders’ Meeting, the members of the Parent Board designated by the Party who designated such director or officer shall elect or appoint a new director or officer, as the case may be. The Persons listed in Exhibit G under the heading “Board Designees – Parent” shall be Parent’s designees pursuant to this Section 4.11. The Persons listed in Exhibit G under the heading “Board Designees – Company” shall be the Company’s designees pursuant to this Section 4.11. The Parties shall cooperate in good faith to ensure that the Parent Board shall have sufficient independent directors to satisfy applicable Nasdaq listing standards. All independent board members must qualify as “independent directors” under applicable SEC rules. Concurrently with the Closing, the newly constituted Parent Board shall ensure that the various committees of the Parent Board are duly constituted.

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4.12.  Board Observers. On and after the Effective Time and through the date of the Parent Stockholders’ Meeting, the Parent shall allow two (2) observers designated by the Company and listed in Exhibit G under the heading “Parent Board Observer Designees” (the “Board Observers”) to attend (including telephonically or by other means of electronic communication) all meetings of the Parent Board (but not the committees of Parent Board) in a non-voting capacity. If at any time after the Effective Time but prior to the date of the Parent Stockholders’ Meeting, a Board Observer relinquishes his or her rights as such, the remaining Board Observer shall have the right to appoint one (1) new observer to attend (including telephonically or by other means of electronic communication) all meetings of the Parent Board in a non-voting capacity in lieu of the Person who relinquished his or her rights, and such Person shall thereafter be deemed a “Board Observer” hereunder. Parent shall (i) give the Board Observers notice of all such meetings at the same time as furnished to the members of the Parent Board, (ii) provide to the Board Observers all copies of notices or documents furnished to the directors of the Parent Board, whether at or in anticipation of a meeting, an action by written consent or otherwise, at the same time furnished to the members of the Parent Board, (iii) notify the Board Observers of, and permit the Board Observers to participate by telephone or other means of electronic communication in, emergency meetings of the Parent Board, (iv) provide the Board Observers copies of the minutes of all such meetings at the time such minutes are furnished to the members of the Parent Board, and (v) reimburse the Board Observers for all reasonable and documented out-of-pocket costs and expenses incurred in connection with their participation in any meeting of the Parent Board in a manner consistent with the reimbursement policies applicable to members of the Parent Board; provided that the Board Observers may be excluded from executive sessions of Parent Board and from meetings and information (or portions thereof) to the extent (i) that the attendance at such meetings or the provision of such information would reasonably be expected to jeopardize Parent’s attorney-client privilege or work product privilege (as determined by legal counsel to the Parent) as between the Parent or its Affiliates and their legal counsel, (ii) necessary to avoid a conflict of interest or disclosure that is restricted by any agreement to which Parent is party to (other than any restriction explicitly included for the purpose of excluding the Board Observers), (iii) necessary to protect highly confidential proprietary information of Parent, or (iv)  it involves communications of existing or potential conflicts of interest.

4.13.  Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Laws) to cause any acquisitions of Parent Common Stock, restricted stock awards to acquire Parent Common Stock and any Parent Options and Parent Warrants to purchase Parent Common Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

4.14.  Closing Certificates.

(a)  The Company will prepare and deliver to Parent prior to the Closing a certificate signed by a member of the Company Board in a form reasonably acceptable to Parent setting forth, as of immediately prior to the Effective Time (i) each holder of Company Shares, Company SAFEs, and Company Options; (ii) such holder’s name and address; (iii) the number and type of Company Shares held and/or underlying the Company Options as of the immediately prior to the Effective Time for each such holder; (iv) the dollar amount of Company SAFEs; and (v) the number of shares of Parent Voting Common Stock and/or Parent Convertible Preferred Stock to be issued to each such holder, or to underlie any Parent Option to be issued to such holder, pursuant to this Agreement in respect of the Company Shares, Company SAFEs or Company Options held by such holder as of immediately prior to the Effective Time (the “Allocation Certificate”).

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(b)  Parent will prepare and deliver to the Company prior to the Closing a certificate signed by the Chief Financial Officer of Parent in a form reasonably acceptable to the Company, setting forth, as of immediately prior to the date of this Agreement, the total number of Parent Outstanding Shares (the “Parent Outstanding Shares Certificate”).

4.15.  Takeover Statutes. If any Takeover Statute is or may become applicable to the Contemplated Transactions, each of the Company, the Company Board, Parent and the Parent Board, as applicable, shall grant such approvals and take such actions as are reasonably necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Contemplated Transactions.

4.16.  Parent Options and Parent RSUs. Each unexpired and unexercised Parent Option and Parent RSU, whether vested or unvested, shall remain outstanding immediately after the Effective Time in accordance with its current terms.

4.17.  Parent Warrants. Each unexpired and unexercised Parent Warrant, whether vested or unvested, shall remain outstanding immediately after the Effective Time in accordance with its current terms; provided that the foregoing shall not affect any Parent Warrants that accelerate pursuant to their terms.

4.18.  Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

4.19.  Private Placement. Each of the Company and Parent shall take all reasonably necessary action on its part such that the issuance of Parent Common Stock Payment Shares and Parent Preferred Stock Payment Shares pursuant to this Agreement constitutes a transaction exempt from registration under the Securities Act in compliance with Rule 506 of Regulation D promulgated thereunder. Each certificate representing Parent Common Stock Payment Shares and the Parent Preferred Stock Payment Shares comprising Merger Consideration shall, until such time that such shares are not so restricted under the Securities Act, bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities applicable Law or otherwise, if any):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE.”

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4.20.  Audited Financial Statements. As promptly as practicable following the Closing, and no later than October 1, 2026, the Company shall deliver to Parent PCAOB audited financial statements of the Company prepared in accordance with GAAP.

Section	5. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing Date, of each of the following conditions:

5.1.  No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

5.2.  Listing. The shares of Parent Voting Common Stock to be issued in the Merger pursuant to this Agreement and the shares of Parent Voting Common Stock to be issued in connection with the conversion of the Parent Convertible Preferred Stock issued pursuant to Sections 1.5 and 1.6, subject to prior receipt of the Required Parent Stockholder Vote, shall have been approved for listing (subject to official notice of issuance) on Nasdaq as of the Closing.

5.3.  Certificate of Designation. Parent shall have filed the Certificate of Designation with the Secretary of State of the State of Delaware.

5.4.  Concurrent Investment. Cash proceeds of not less than the Concurrent Investment Amount shall have been received by Parent, or will be received by Parent substantially simultaneously with the Closing, in connection with the transactions contemplated by the PIPE Purchase Agreement.

Section	6. CLOSING DELIVERIES OF THE COMPANY

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Parent, at or prior to the Closing, of each of the following conditions:

6.1.  Documents. Parent shall have received the following documents, each of which shall be in full force and effect:

(a)  a written resignation, in a form reasonably satisfactory to Parent, dated as of the Closing Date and effective as of the Closing, executed by each of the directors of the Company listed in Section 6.1(a) of the Company Disclosure Schedule; and

(b)  the Allocation Certificate.

6.2.  FIRPTA Certificate. Parent shall have received (i) an original signed statement from the U.S. Company that the U.S. Company is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and (ii) an original signed notice to be delivered to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Parent to deliver such notice to the IRS on behalf of the U.S. Company following the Closing, each dated as of the Closing Date, duly executed by an authorized officer of the U.S. Company, and in form and substance reasonably acceptable to Parent; provided that the Parent’s sole remedy for the U.S. Company’s failure to deliver such documentation shall be to withhold pursuant to Section 1.14.

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6.3.  Company Lock-Up Agreements. Parent shall have received the Lock-Up Agreements duly executed by each of the Company Signatories, each of which shall be in full force and effect.

6.4.  Required Company Shareholder Vote. The Required Company Shareholder Vote and the Preferred Consent for the Company Shareholder Matters shall have been duly obtained in accordance with applicable Law and the Company’s Organizational Documents.

Section	7. CLOSING DELIVERIES OF PARENT

The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

7.1.  Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(a)  the Parent Outstanding Shares Certificate;

(b)  a written resignation, in a form reasonably satisfactory to the Company, dated as of the Closing Date and effective as of the Closing, executed by each of the officers and directors of Parent who are not to continue as officers or directors, as the case may be, of Parent after the Closing pursuant to Section 4.11 hereof;

(c)  certified copies of the resolutions duly adopted by the Parent Board and in full force and effect as of the Closing authorizing the appointment of the directors and officers set forth on Exhibit G;

(d)  Parent Representative Confirmation Letters from all attorneys, accountants, investment bankers and other professional advisors of the Parent; and

(e)  a counterpart to the Plan of Merger, together with the Cayman Merger Documents to be filed in respect of the Merger Sub.

7.2.  Parent Lock-Up Agreements. The Company shall have received the Lock-Up Agreements duly executed by each of the Parent Signatories, each of which shall be in full force and effect.

Section	8. MISCELLANEOUS PROVISIONS

8.1.  Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 8 shall survive the Effective Time.

8.2.  Amendment. This Agreement may be amended with the approval of the respective boards of directors (or managers as applicable) of the Surviving Corporation and Parent at any time; provided, however, that after any such approval of this Agreement by a Party’s stockholders or shareholders (as applicable), no amendment shall be made which by Law requires further approval of such stockholders or shareholders (as applicable) without the further approval of such stockholders or shareholders (as applicable). This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Surviving Corporation and Parent.

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8.3.  Waiver.

(a)  No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)  No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.4.  Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement and the other schedules, exhibits, certificates, instruments and agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by electronic transmission in PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement. Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and agree that the Company Disclosure Schedule and the Parent Disclosure Schedule are not incorporated by reference into, and shall not be deemed to constitute a part of, this Agreement or the “agreement of merger” for purposes of Section 252 of the DGCL but shall have the effects provided in this Agreement.

8.5.  Applicable Law; Jurisdiction; WAIVER OF JURY TRIAL. This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws; provided that, for the avoidance of doubt, the fiduciary and other duties of the Company Board, the Merger, the vesting of the rights, property, choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities pursuant to the merger, the cancellation and conversion of the Company Shares as the case may be, the rights set forth in Section 238 of the Companies Act with respect to any Dissenting Shares, in each case, to the extent required by the laws of the Cayman Islands, and the internal corporate affairs of the Company shall in each case be governed by the laws of the Cayman Islands. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 8.5; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; and (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 8.7 of this Agreement. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PROVIDED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING (WHETHER IN CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (III) IT MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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8.6.  Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

8.7.  Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 5:00 p.m. Eastern Standard Time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Parent or Merger Sub:

Jasper Therapeutics, Inc.

2200 Bridge Pkwy Suite #102
Redwood City, CA 94065

Attention: Jeet Mahal, Chief Executive Officer

E-mail Address: jmahal@jaspertx.com

with a copy to (which shall not constitute notice):

Paul Hastings LLP
1117 S. California Avenue

Palo Alto, CA 94304
Attention: Jeff Hartlin; Andrew Goodman
Email: jeffhartlin@paulhastings.com; andrewgoodman@paulhastings.com if to the Company:

Kira Pharmaceuticals

245 Main Street, 12th FL
Cambridge, MA 02142

Attention: Matthew E. Ros, COO

E-mail Address: matthew.ros@kirapharma.com

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with a copy to (which shall not constitute notice):

DLA Piper LLP (US)

One Liberty Place

1650 Market Street, Suite 5000

Philadelphia, PA 19103

Attention: Fahd M.T. Riaz, Esq., Patrick O’Malley, Esq., Dylan Caplan, Esq.

Email Address: fahd.riaz@us.dlapiper.com, patrick.omalley@us.dlapiper.com, dylan.caplan@us.dlapiper.com

8.8.  Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

8.9.  Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

8.10.  Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

8.11.  No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 4.5) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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8.12.  Construction.

(a)  References to “cash,” “dollars” or “$” are to U.S. dollars.

(b)  For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(c)  The Parties have participated jointly in the negotiating and drafting of this Agreement and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(d)  As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(e)  Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(f)  Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations, and statutory instruments issued or related to such legislations.

(g)  The bold-faced headings and table of contents contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(h)  The Parties agree that each of the Company Disclosure Schedule and the Parent Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. The disclosures in any section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule shall qualify other sections and subsections in this Agreement to the extent it is readily apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

(i)  Each of “delivered” or “made available” means, with respect to any documentation, prior to the execution of this Agreement (i) a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party or (ii) such material is disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof and publicly made available on the SEC’s Electronic Data Gathering Analysis and Retrieval system.

(j)  Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York, New York, are authorized or obligated by Law to be closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

8.13.  Expenses. Except as otherwise expressly provided in this Agreement, all expenses incurred in connection with this Agreement and the Contemplated Transactions will be paid by the Party incurring such expenses.

(Remainder of page intentionally left blank)

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

JASPER THERAPEUTICS, INC.

By:	/s/ Jeet Mahal
Name:	Jeet Mahal
Title:	Chief Exective Officer

KIRA HOLDCO INC.

By:	/s/ Jeet Mahal
Name:	Jeet Mahal
Title:	Director

[Signature Page – Merger Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

KIRA PHARMACEUTICALS

By:	/s/ Patrick Crutcher
Name:	Patrick Crutcher
Title:	Director

[Signature Page – Merger Agreement]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Valuation” means the sum of (a) the Company Valuation plus (b) the Parent Valuation.

“Agreement” means the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York, are authorized or obligated by Law to be closed.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Public Law No. 116-136, as in effect on the Closing Date and any other applicable Law or presidential memorandum, executive order or executive memo (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing Covid-19 Disaster, dated August 8, 2020, and IRS Notice 2020-65, 2020-38 IRB), in any U.S. jurisdiction, addressing the consequences of COVID-19 as well as any applicable guidance issued thereunder or relating thereto, including, the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability, and Schools Act.

“Certificate of Designation” means the Certificate of Designation of Preferences, Rights and Limitations of Parent Convertible Preferred Stock in the form attached hereto as Exhibit E.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Allocation Percentage” means the quotient determined by dividing (a) the Company Valuation by (b) the Aggregate Valuation.

“Company Associate” means any current or former employee, independent contractor, officer or director of the Company.

“Company Board” means the board of directors of the Company.

“Company Contract” means any Contract: (a) to which the Company or any of its Subsidiaries is a Party; (b) by which the Company or any of its Subsidiaries or any Company IP or any other asset of the Company or its Subsidiaries is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation; or (c) under which the Company or any of its Subsidiaries has or may acquire any right or interest.

“Company ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is (or at any relevant time was) treated with the Company as a single employer within the meaning of Section 414 of the Code.

A-1

“Company IP” means all Intellectual Property Rights that are owned or purported to be owned by, assigned to, or exclusively licensed to, the Company.

“Company Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) general business or economic conditions affecting the industry in which the Company and its Subsidiaries operate, (b) acts of war, armed hostilities or terrorism, acts of God or comparable events, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any worsening of the foregoing, or any declaration of martial Law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Body in response thereto, (c) changes in financial, banking or securities markets, (d) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP), (e) resulting from the announcement of this Agreement or the pendency of the Contemplated Transactions, or (f) resulting from the taking of any action required to be taken by this Agreement; except in each case with respect to clauses (a) through (c), to the extent disproportionately affecting the Company, taken as a whole, relative to other similarly situated companies in the industries in which the Company operates.

“Company Merger Shares” means, the product determined by multiplying (a) the Post-Closing Parent Shares by (b) the Company Allocation Percentage.

“Company Options” means options to purchase Company Ordinary Shares issued by the Company.

“Company Ordinary Shares” means the ordinary shares in the capital of the Company of $0.01 par value per share.

“Company Outstanding Shares” means the total number of Company Ordinary Shares and Company Preferred Shares outstanding immediately prior to the Effective Time expressed on a fully diluted basis, and assuming, without limitation or duplication, the issuance of Company Ordinary Shares and Company Preferred Shares in respect of all Company Options and the deemed issuance of a number of Company Ordinary Shares equal to the quotient of (x) the aggregate purchase amount of Company SAFEs divided by the PIPE Conversion Price (as defined in the Company SAFEs), divided by (y) the Exchange Ratio, whether conditional or unconditional, that will be outstanding as of immediately prior to the Effective Time and expressly excluding any Company Options with an exercise price equal to or greater than $25.00.

“Company Preferred Shares” means the preferred shares in the capital of the Company of $0.01 par value per share.

“Company SAFEs” means the Simple Agreements for Future Equity issued by the Company to one or more investors that are outstanding immediately prior to the Effective Time.

“Company Shares” means the Company Ordinary Shares and the Company Preferred Shares.

“Company Unaudited Annual Balance Sheet” means the unaudited balance sheet of the Company as of December 31, 2025 provided to Parent prior to the date of this Agreement.

“Company Unaudited Interim Balance Sheet” means the unaudited balance sheet of the Company as of March 31, 2026 provided to Parent prior to the date of this Agreement.

A-2

“Company Valuation” means $150,000,000.

“Concurrent Investment Amount” means an amount not less than $100,000,000.

“Confidentiality Agreement” means that certain letter agreement dated as of May 7, 2026, between the Company and Parent.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Merger, Parent Stockholder Support Agreements, the CVR Agreement, the Concurrent Investment and the other transactions and actions contemplated by this Agreement to be consummated at or prior to the Closing (but not, for the avoidance of doubt, the actions proposed to be taken as the Parent Stockholders’ Meeting following the Closing pursuant to Section 4.2).

“Contract” means, with respect to any Person, any written or oral agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, sublicense or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“Data Security Program” means the requirements and restrictions delineated at 28 C.F.R. § 202 et seq., as applicable to “covered transactions” by United States persons, concerning “bulk U.S. sensitive personal data,” and “government-related data,” as defined therein.

“DGCL” means the General Corporation Law of the State of Delaware.

“Effect” means any effect, change, event, circumstance, or development.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of Law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

A-3

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ESPP” means Jasper Therapeutics, Inc. 2024 Employee Stock Purchase Plan.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Ratio” means, subject to adjustment pursuant to Section 1.6(d), the following ratio: the quotient obtained by dividing (a) the Company Merger Shares by (b) the Company Outstanding Shares.

“GAAP” means generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

“Governmental Authorization” means any: (a) permit, license, certificate, certification, franchise, permission, variance, exception, approval, exemption, order, clearance, registration, listing, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority); or (d) self-regulatory organization (including Nasdaq).

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or byproducts.

“Healthcare Laws” means (a) all applicable Laws relating to the regulation of healthcare services, the Physician Payments Sunshine Act, 42 U.S.C. § 1320a-7h, Title XVIII and Title XIX of the Social Security Act; the federal anti-kickback Law (42 U.S.C. Section 1320a-7b(b)); the Civil Monetary Penalties Law (42 U.S.C. Section 1320a-7a); the civil False Claims Act (31 U.S.C. Sections 3729 et seq.); the federal criminal False Claims Statutes, 18 U.S.C. §§ 286, 287, and 1001; 18 U.S.C. § 1347; and the federal exclusion Laws, 42 U.S.C. § 1320a-7; state and federal Laws concerning the splitting of healthcare professional fees, interacting with health care providers, or compensation for referrals; any and all Laws relating to the corporate practice of licensed professions; any and all Laws relating to conducting clinical trials; any and all applicable Laws relating to the advertising or marketing of healthcare items or services; and any comparable state or local Laws, regulations or authorities, subregulatory guidance, bulletins, and any analogous Laws of any applicable jurisdiction; and (b) any and all amendments or modifications made from time to time to the items referenced in subsection (a) above.

“Intellectual Property Rights” means and includes all intellectual property or other proprietary rights under the Laws of any jurisdiction in the world, including, without limitation: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, software, databases, and mask works; (b) trademarks, service marks, trade dress, logos, trade names and other source identifiers, domain names and URLs and similar rights and any goodwill associated therewith; (c) rights associated with trade secrets, know how, inventions, invention disclosures, methods, processes, protocols, specifications, techniques and other forms of technology; (d) patents and industrial property rights; (e) other similar proprietary rights in intellectual property of every kind and nature; (f) rights of privacy and publicity; and (g) all registrations, renewals, extensions, statutory invention registrations, provisionals, continuations, continuations-in-part, provisionals, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (f) above (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for past, present or future infringement of any of the foregoing.

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“International Trade Laws” means any Laws governing the import, export, reexport, release, brokering, or transfer of goods, software, technology, technical data, and services, including, without limitation, the U.S. export control laws and regulations administered and enforced by the U.S. Departments of Commerce and State and the import and customs laws administered and enforced by the U.S. Departments of Homeland Security, Commerce, and U.S. Customs and Border Protection. “International Trade Laws” includes anti-boycott laws, to the extent applicable, the Export Control Reform Act, the Export Administration Regulations, the Arms Export Control Act, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the U.S. Customs laws and regulations, the Foreign Asset Control Regulations, or other applicable Law regulating the development, commercialization or export of goods or technology.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual’s employment responsibilities. Any Person that is an Entity shall have Knowledge if any officer or director of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter.

“Law” means any federal, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, civil investigation demand, subpoena, complaint (including a qui tam complaint), examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Lookback Date” means the date that is four (4) years prior to the date of this Agreement.

“Merger Sub Board” means the board of directors of Merger Sub.

“Nasdaq” means The Nasdaq Stock Market LLC, including the Nasdaq Global Select Market or such other Nasdaq market on which shares of Parent Voting Common Stock are then listed.

“Ordinary Course of Business” means, in the case of each of the Company and Parent, such actions taken in the ordinary course of its normal operations and consistent with its past practices.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or memorandum of association and articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

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“Other Stock Plans” means the Jasper Therapeutics, Inc. Amended and Restated 2022 Inducement Equity Incentive Plan, the Jasper Therapeutics, Inc. 2021 Equity Incentive Plan and Jasper Therapeutics, Inc. 2019 Equity Incentive Plan.

“Parent Allocation Percentage” means the quotient determined by dividing (a) the Parent Valuation by (b) the Aggregate Valuation.

“Parent Associate” means any current or former employee, independent contractor, officer or director of Parent.

“Parent Balance Sheet” means the unaudited balance sheet of Parent as of March 31, 2026 (the “Parent Balance Sheet Date”), included in Parent’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, as filed with the SEC.

“Parent Board” means the board of directors of Parent.

“Parent Common Stock” means the Parent Voting Common Stock and Parent Non-Voting Common Stock.

“Parent Contract” means any Contract: (a) to which Parent or any of its Subsidiaries is a party; (b) by which Parent or any of its Subsidiaries or any Parent IP or any other asset of Parent or any of its Subsidiaries is or may become bound or under which Parent or any of its Subsidiaries has, or may become subject to, any obligation; or (c) under which Parent or any of its Subsidiaries has or may acquire any right or interest.

“Parent Convertible Preferred Stock” means Parent’s non-voting convertible preferred stock, par value $0.0001 per share, with the rights, preferences, powers and privileges specified in the Certificate of Designation.

“Parent Covered Person” means, with respect to Parent as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

“Parent Equity Value” means $20,000,000.

“Parent ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is (or at any relevant time was) treated with Parent or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Code.

“Parent Interim Financial Statements” means the unaudited interim financial statements of Parent for the three-month period ending March 31, 2026.

“Parent IP” means all Intellectual Property Rights that are owned or purported to be owned by, assigned to, or exclusively licensed to, Parent or its Subsidiaries.

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“Parent Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Parent Material Adverse Effect, has or would reasonably be expected to have a material adverse Effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of Parent; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Parent Material Adverse Effect: (a) general business or economic conditions affecting the industry in which Parent operates, (b) acts of war, armed hostilities or terrorism, acts of God or comparable events, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any worsening of the foregoing, or any declaration of martial Law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Body in response thereto, (c) changes in financial, banking or securities markets, (d) the taking of any action required to be taken by this Agreement, (e) any change in the stock price or trading volume of Parent Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Parent Common Stock may be taken into account in determining whether a Parent Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition); (f) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP); (g) resulting from the announcement of this Agreement or the pendency of the Contemplated Transactions; or (h) resulting from the taking of any action or the failure to take any action, by Parent that is required to be taken by this Agreement, except in each case with respect to clauses (a) through (c), to the extent disproportionately affecting Parent relative to other similarly situated companies in the industries in which Parent operates.

“Parent Net Cash” means, with respect to Parent, (without duplication) in each case as of 11:59 p.m. Eastern Time on June 30, 2026 and as determined in accordance with GAAP, the unrestricted cash or cash equivalents and marketable securities of Parent and its Subsidiaries as reflected on the Parent Net Cash Schedule plus (x) prepaid expenses expected to provide benefit to Parent and its Subsidiaries following the Closing listed on the Parent Net Cash Schedule, minus (y) the sum of (i) total short- and long-term liabilities of Parent and its Subsidiaries accrued at Closing pursuant to GAAP (excluding Parent Transaction Expenses) as reflected on the Parent Net Cash Schedule, and (ii) Parent Transaction Expenses payable by Parent as reflected on the Parent Net Cash Schedule, as applicable. For the avoidance of doubt, the cash and cash equivalents received in the Concurrent Investment are excluded from the calculation of Parent Net Cash.

“Parent Net Cash Amount” means (a) $0, if the difference of Parent Net Cash minus Parent Target Net Cash is equal to or greater than -$250,000 but less than or equal to $250,000; or (b) the difference of Parent Net Cash minus Parent Target Net Cash, if the difference of Parent Net Cash minus Parent Target Net Cash, exceeds $250,000 or is less than -$250,000.

“Parent Non-Voting Common Stock” means the Non-Voting Common Stock, $0.0001 par value per share, of Parent.

“Parent Options” means options to purchase shares of Parent Common Stock issued by Parent.

“Parent Outstanding Shares” means the total number of shares of Parent Common Stock outstanding immediately prior to the Effective Time expressed on a fully diluted basis, assuming, without limitation or duplication, the issuance of shares of Parent Common Stock in respect of all Parent Options, Parent RSUs, Parent Warrants, or other rights to receive shares, whether conditional or unconditional, that will be outstanding as of immediately prior to the Effective Time and expressly excluding (a) any Parent Options with an exercise price (i) greater than $3.33, or (ii) less than or equal to $3.33 that would not have vested by October 31, 2026 if the applicable grantee was still employed or engaged to provide services by the Parent on October 31, 2026, (b) Parent Warrants issued pursuant to the Warrant Agreement, dated November 19, 2019, between Continental Stock Transfer & Trust Company, as warrant agent, and Parent, and (c) any shares of Parent Common Stock issued or issuable in connection with the Concurrent Investment.

A-7

“Parent Representative Confirmation Letters” means written confirmations, in a form reasonably satisfactory to the Company, from the attorneys, accountants, investment bankers and other professional advisors of Parent as to all amounts estimated in good faith owed by Parent with respect to services performed by them through the Closing (or following the Closing at the pre-Closing direction of Parent).

“Parent RSU” means restricted stock units with respect to, or that may be settled in, shares of Parent Common Stock issued by Parent.

“Parent Stock Plan” means the Jasper Therapeutics, Inc. 2024 Equity Incentive Plan.

“Parent Target Net Cash” means $0.

“Parent Transaction Expenses” means, with respect to Parent, the aggregate amount (without duplication), calculated as of the Effective Time, of (a) the cash cost of any change of control payments, retention payments, severance payments, transaction payments or similar payments that are or would be due to any current or former employee, officer, director or independent contractor of such Person or any of its Subsidiaries as a result of (x) the termination of any applicable employment arrangement with such Person or (y) the consummation of the Contemplated Transactions, and that are unpaid as of the Closing (plus the employer portion of all employment, unemployment, payroll and similar Taxes payable thereon), but excluding for the avoidance of doubt, the vesting, exercise and settlement, as applicable of options or restricted stock units, (b) any costs, fees and expenses incurred by or estimated to be incurred by Parent or its Subsidiaries (including Merger Sub), or for which such Person or its Subsidiaries are or may become liable, in connection with the Contemplated Transactions and the negotiation, preparation and execution of this Agreement or any other agreement, document, instrument, filing, certificate, schedule, exhibit, letter or other document prepared or executed in connection with the Contemplated Transactions and the consummation of the Contemplated Transactions and that are unpaid as of the Closing, including brokerage fees and commissions, finders’ fees or financial advisory fees, or any fees and expenses of counsel, accountants, investment bankers, brokers, consultants, Tax advisors, transfer agents, and other advisors payable by such Person or its Subsidiaries, and (c) any payments to third parties under any Contract to which Parent or its Subsidiaries are a party triggered by the consummation of the Contemplated Transactions, or any payment or consideration arising under or in relation to obtaining any consents, waivers or approvals of any third party under any Contract to which such Person or its Subsidiaries are a party required to be obtained in connection with the consummation of the Contemplated Transactions in order for any such contract to remain in full force and effect following the Closing or resulting from agreed-upon modification or early termination of any such contract; provided that “Parent Transaction Expenses” shall not include any costs, fees or expenses incurred in connection with the Concurrent Investment.

“Parent Valuation” means (i) the Parent Equity Value plus (ii) the Parent Net Cash Amount (if any).

“Parent Voting Common Stock” means the Voting Common Stock, $0.0001 par value per share, of Parent.

“Parent Warrants” means warrants to purchase shares of capital stock of Parent issued by Parent.

“Party” or “Parties” means the Company, Merger Sub, and Parent.

A-8

“Permitted Encumbrance” means: (a) any Encumbrance for current Taxes not yet due and payable or for Taxes that are being contested in good faith and, in each case, for which adequate reserves have been made on the Company Unaudited Interim Balance Sheet or the Parent Balance Sheet, as applicable, in accordance with GAAP; (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets or properties subject thereto or materially impair the operations of the Company or any of its Subsidiaries or Parent, as applicable; (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law; (e) non-exclusive licenses of Intellectual Property Rights granted by the Company or any of its Subsidiaries or Parent, as applicable, in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the Intellectual Property Rights subject thereto; and (f) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies.

“Person” means any individual, Entity or Governmental Body.

“Plan of Merger” means the Plan of Merger substantially in the form attached hereto as Exhibit H, to be executed and delivered by the Company and Merger Sub under the Companies Act as provided by the terms hereof.

“Post-Closing Parent Shares” mean the quotient determined by dividing (a) the Parent Outstanding Shares by (b) the Parent Allocation Percentage.

“Registered IP” means all Intellectual Property Rights that are registered or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks, service marks and trade dress, and all applications for any of the foregoing.

“Regulatory Laws” means any United States federal, state, local or foreign Law, statute, standard, ordinance, code, rule, regulation or any governmental order, or any similar provision having the force or effect of Law, relating in each of the foregoing cases to any product regulated by FDA, including but not limited those regarding non-clinical testing, clinical research, marketing clearance or approval, establishment registration, drug and device listing, good manufacturing practices, record-keeping, adverse event reporting, and reporting of corrections and removals, including but not limited to the Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.); the Public Health Service Act, (42 U.S.C. § 201 et seq.), any and all amendments thereto, and an all regulations promulgated thereunder, and any similar state and local Laws that address the subject matter of any of the foregoing.

“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Sanctions Laws” means all Laws concerning embargoes, economic sanctions, export restrictions, the ability to make or receive international payments, the ability to engage in international transactions, or the ability to take an ownership interest in assets located in a foreign country, administered or enforced by the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom, and any other relevant sanctions authority (collectively, the “Sanctions Authorities”).

“Sanctions Target” means any Person with whom dealings are restricted or prohibited by Sanctions Laws, including: (a) any Person identified in any sanctions list maintained by any Sanctions Authority, including, without limitation, the sanctions lists maintained by the U.S. Department of the Treasury, Office of Foreign Assets Control (a “Sanctioned Person”); (b) any Person located, organized, or resident in a country or territory subject to comprehensive sanctions under Sanctions Laws (including, currently, the Crimea, Donetsk, and Luhansk regions of Ukraine, Cuba, Iran, and North Korea) (all such countries and territories, “Sanctioned Countries”); and (c) any Person directly or indirectly fifty percent (50%) or more owned or controlled by, or acting for the benefit or on behalf of, an individual or entity described in (a) or (b).

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“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Incident” means any successful unauthorized or unlawful access, acquisition, exfiltration, erasure, loss, use or disclosure that compromises the confidentiality, integrity, availability or security of Sensitive Data or any computer systems, software, networks and platforms, including instances of unauthorized receipt or processing of Sensitive Data and any ransomware attacks or other cyber attacks that prevent or materially degrade access to Sensitive Data or any computer systems, software, networks or platforms.

An Entity shall be deemed to be a “Subsidiary” of a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover Law.

“Tax” means any (a) federal, state, local, foreign or other tax, including any income, capital gain, gross receipts, capital stock, profits, transfer, estimated, registration, stamp, premium, escheat, unclaimed property, customs duty, ad valorem, occupancy, occupation, alternative, add-on, windfall profits, value added, severance, escheat, property, business, production, sales, use, license, excise, franchise, employment, payroll, social security, disability, unemployment, workers’ compensation, national health insurance, withholding (on amounts paid or received) or other taxes, duties, assessments or governmental charges, surtaxes or deficiencies thereof in the nature of a tax, however denominated (whether imposed directly or through withholding and whether or not disputed), and including any fine, penalty, addition to tax, or interest or additional amount imposed by a Governmental Body with respect thereto (or attributable to the nonpayment thereof) and (b) any liability for payment of amounts described in clause (a) whether as a result of transferee or successor liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, pursuant to a Contract, through operation of Law or otherwise.

“Tax Return” means any return (including any information return), report, statement, declaration, claim for refund, estimate, schedule, notice, notification, form, election, certificate or other document, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body (or provided to a payee) in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

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“U.S. Company” means Kira Pharmaceuticals (US) LLC, a Delaware limited liability company.

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing mass layoff statute, rule or regulation.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
ACA	2.17(c)
Allocation Certificate	4.14(a)
Anti-Bribery Laws	2.23
Book-Entry Shares	1.7
Business Associate Agreements	2.14(k)
Cash Determination Time	1.11
Cayman Merger Documents	1.3
Cayman Registrar	1.3
Certificate of Merger	1.3
Certifications	3.7(a)
Closing	1.3
Closing Date	1.3
Companies Act	Recitals
Company	Preamble
Company Benefit Plan	2.17(a)
Company Board Designee	4.11
Company Disclosure Schedule	2
Company Financials	2.7(a)
Company In-bound License	2.12(d)
Company Material Contract	2.13(a)
Company Material Contracts	2.13(a)
Company Out-bound License	2.12(d)
Company Permits	2.14(d)
Company Plan	2.6(c)
Company Real Estate Leases	2.11
Company Regulatory Authorizations	2.14(e)
Company Shareholder Matters	4.1(a)(a)
Company Shareholder Meeting	4.1(a)(b)
Company Signatories	Recitals
Concurrent Investment	Recitals
Continuing Employees	4.4(a)
Costs	4.5(a)
CVR	1.12(a)
CVR Agreement	1.12(a)
D&O Indemnified Parties	4.5(a)
Disqualifying Event	3.25
Dissenting Shares	1.9(a)
Drug Regulatory Agency	2.14(a)
Effective Time	1.3
Exchange Agent	1.8(a)
Exchange Fund	1.8(a)

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Term	Section
FDA	2.14(a)
FLSA	2.17(n)
GCP	2.14(i)
GLP	2.14(i)
HHS	2.14(a)
HIPAA	2.14(k)
Intended Tax Treatment	4.9(a)
Investor Agreements	2.21(b)
LAS Notification	4.8
Liability	2.9
Lock-Up Agreement	Recitals
Merger	Recitals
Merger Consideration	1.5
Merger Sub	Preamble
Notice of Meeting	4.1
Parent	Preamble
Parent Benefit Plan	3.17(a)
Parent Common Stock Consideration Cap	1.5
Parent Common Stock Payment Shares	1.5
Parent Disclosure Schedule	3
Parent Foreign Plan	3.17(m)
Parent In-bound License	3.12(d)
Parent Material Contract	3.13(a)
Parent Material Contracts	3.13(a)
Parent Net Cash Calculation	1.11
Parent Net Cash Schedule	1.11
Parent Out-bound License	3.12(d)
Parent Outstanding Shares Certificate	4.13(b)
Parent Permits	3.14(c)
Parent Preferred Stock Payment Shares	1.5
Parent Real Estate Leases	3.11
Parent Regulatory Authorizations	3.14(e)
Parent SEC Documents	3.7(a)
Parent Signatories	Recitals
Parent Stockholder Matters	4.2(a)
Parent Stockholder Support Agreement	Recitals
Parent Stockholders’ Meeting	4.2(a)
PIPE Purchase Agreement	Recitals
Post-Closing Plans	4.4(a)
Preferred Consent	2.4
Preferred Stock Conversion Proposal	1.5
Proxy Statement	4.7(a)a
Required Company Shareholder Vote	2.4
Required Parent Stockholder Vote	3.4
Sensitive Data	2.12(g)
Surviving Corporation	1.1
Withholding Agent	1.14

A-12

EXHIBIT B

FORM OF LOCK-UP AGREEMENT

July 16, 2026

Jasper Therapeutics, Inc.

2200 Bridge Pkwy, Suite #102
Redwood City, CA 94065

Ladies and Gentlemen:

The undersigned signatory of this lock-up agreement (this “Lock-Up Agreement”) understands that Jasper Therapeutics, Inc., a Delaware corporation (“Parent”), has entered into an Agreement and Plan of Merger, dated as of July 16, 2026 (as the same may be amended from time to time, the “Merger Agreement”) with Kira HoldCo Inc., a Delaware corporation and a wholly owned subsidiary of Parent, and Kira Therapeutics, a Cayman Islands exempted company (the “Company”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

1. As a condition and inducement to each of the parties to enter into the Merger Agreement and to consummate the Contemplated Transactions, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby irrevocably agrees that, subject to the exceptions set forth herein, without the prior written consent of Parent and, solely prior to the Closing, the Company, the undersigned will not, during the period commencing upon the Closing and ending on the date that is 180 days after the Closing Date (the “Restricted Period”); provided, that, this Lock-Up Agreement shall terminate immediately upon the undersigned’s termination of employment with, or termination of service as a director of, Parent or its subsidiaries (as applicable):

(i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Parent Common Stock or any securities convertible into or exercisable or exchangeable for Parent Common Stock (including without limitation, Parent Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities of Parent which may be issued upon exercise of an option to purchase Parent Common Stock or warrant or settlement of a Parent restricted stock unit) that are currently or hereafter owned by the undersigned (collectively, the “Undersigned’s Shares”), or publicly disclose the intention to make any such offer, sale, pledge, grant, transfer or disposition;

(ii) enter into any swap, short sale, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Undersigned’s Shares regardless of whether any such transaction described in clause (i) above or this clause (ii) is to be settled by delivery of Parent Common Stock or other securities, in cash or otherwise; or

(iii) make any demand for, or exercise any right with respect to, the registration of any shares of Parent Common Stock or any security convertible into or exercisable or exchangeable for Parent Common Stock (other than such rights set forth in the Merger Agreement).

2. The restrictions and obligations contemplated by this Lock-Up Agreement shall not apply to:

(a) transfers of the Undersigned’s Shares:

(i) if the undersigned is a natural person, (A) to any person related to the undersigned by blood or adoption who is an immediate family member of the undersigned, or by marriage or domestic partnership (a “Family Member”), or to a trust formed for the benefit of the undersigned or any of the undersigned’s Family Members, (B) to the undersigned’s estate, following the death of the undersigned, by will, intestacy or other operation of Law, (C) as a bona fide gift or a charitable contribution, or for bona fide estate planning purposes, (D) by operation of Law pursuant to a qualified domestic order or in connection with a divorce settlement or (E) to any partnership, corporation, limited liability company or other entity which is controlled by the undersigned and/or by any such Family Member(s), or (F) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (A) through (E) herein;

(ii) if the undersigned is a corporation, partnership or other Entity, (A) to another corporation, partnership, or other Entity that is an affiliate (as defined under Rule 12b-2 of the Exchange Act) of the undersigned, including investment funds or other entities that control or manage, are under common control or management with, or are controlled or managed by, the undersigned (including, for the avoidance of doubt, a fund managed by the same manager, managing member, general partner or management company or by an Entity controlling, controlled by or under common control with such manager, managing member, general partner or management company of the undersigned), (B) as a distribution or dividend to equity holders, current or former general or limited partners, members or managers (or to the estates of any of the foregoing), as applicable, of the undersigned (including upon the liquidation and dissolution of the undersigned pursuant to a plan of liquidation approved by the undersigned’s equity holders), (C) as a bona fide gift or a charitable contribution or otherwise to a trust or other entity for the direct or indirect benefit of an immediate family member of a beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of the Undersigned’s Shares or (D) transfers or dispositions not involving a change in beneficial ownership; or

(iii) if the undersigned is a trust, to any grantors or beneficiaries of the trust; provided that, in the case of any transfer or distribution pursuant to this clause (a), such transfer is not for value and each donee, heir, beneficiary or other transferee or distributee shall sign and deliver to Parent a lock-up agreement in the form of this Lock-Up Agreement with respect to the shares of Parent Common Stock or such other securities that have been so transferred or distributed;

(b) the exercise of an option to purchase Parent Common Stock (including a net or cashless exercise of an option to purchase Parent Common Stock), and any related transfer of shares of Parent Common Stock to Parent for the purpose of paying the exercise price of such options or for paying taxes (including estimated taxes) due as a result of the exercise of such options; provided that, for the avoidance of doubt, the underlying shares of Parent Common Stock shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;

(c) the disposition (including a forfeiture or repurchase) to Parent of any shares of restricted stock granted pursuant to the terms of any employee benefit plan or restricted stock purchase agreement or any other transfer of securities of Parent to Parent pursuant to arrangements under which Parent has the option or obligation to repurchase such securities;

(d) transfers to Parent in connection with the net settlement of any restricted stock unit or other equity award that represents the right to receive in the future shares of Parent Common Stock settled in Parent Common Stock to pay any tax withholding obligations; provided that, for the avoidance of doubt, the underlying shares of Parent Common Stock shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;

(e) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Parent Common Stock; provided that such plan does not provide for any transfers of Parent Common Stock during the Restricted Period;

(f) transfers or sales by the undersigned of shares of Parent Common Stock purchased by the undersigned on the open market or in a public offering by Parent, in each case following the Closing Date;

(g) pursuant to a bona-fide third party tender offer, merger, consolidation or other similar transaction made to all holders of Parent’s capital stock involving a change of control of Parent, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Undersigned’s Shares shall remain subject to the restrictions contained in this Lock-Up Agreement; or

(h) pursuant to an order of a court or regulatory agency;

and provided, further, that, with respect to each of (a), (b), (c), (d) and (e) above, no filing by any party (including any donor, donee, transferor, transferee, distributor or distributee) under Section 16 of the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or disposition during the Restricted Period (other than (i) any exit filings or public announcements that may be required under applicable federal and state securities Laws or (ii) in respect of a required filing under the Exchange Act in connection with the exercise of an option to purchase Parent Common Stock or in connection with the net settlement of any restricted stock unit or other equity award that represents the right to receive in the future shares of Parent Common Stock settled in Parent Common Stock that would otherwise expire during the Restricted Period, provided that reasonable notice shall be provided to Parent prior to any such filing).

3. Any attempted transfer in violation of this Lock-Up Agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Lock-Up Agreement, and will not be recorded on the share register of Parent. In furtherance of the foregoing, the undersigned agrees that Parent and any duly appointed transfer agent for the registration or transfer of the securities described herein are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement. Parent may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents, ledgers or instruments evidencing the undersigned’s ownership of Parent Common Stock:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

4. The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

5. The undersigned understands that if the Merger Agreement is terminated for any reason, this Lock-Up Agreement will automatically terminate and the undersigned shall be released from all obligations under this Lock-Up Agreement. The undersigned understands that Parent and the Company are proceeding with the Contemplated Transactions in reliance upon this Lock-Up Agreement.

6. Any and all remedies herein expressly conferred upon Parent or the Company will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity, and the exercise by Parent or the Company of any one remedy will not preclude the exercise of any other remedy. The undersigned agrees that irreparable damage would occur to Parent and/or the Company in the event that any provision of this Lock-Up Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that Parent and the Company shall be entitled to an injunction or injunctions to prevent breaches of this Lock-Up Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent or the Company is entitled at Law or in equity, and the undersigned waives any bond, surety or other security that might be required of Parent or the Company with respect thereto.

7. In the event that any holder of Parent securities that are subject to a substantially similar agreement entered into by such holder, other than the undersigned, is permitted by Parent to sell or otherwise transfer or dispose of shares of Parent Common Stock for value other than as permitted by this or a substantially similar agreement entered into by such holder, the same percentage of shares of Parent Common Stock held by the undersigned shall be immediately and fully released on the same terms from any remaining restrictions set forth herein (the “Pro-Rata Release”); provided, however, that such Pro-Rata Release shall not be applied unless and until permission has been granted by Parent to an equity holder or equity holders to sell or otherwise transfer or dispose of all or a portion of such equity holders’ shares of Parent Common Stock in an aggregate amount in excess of 1% of the number of shares of Parent Common Stock originally subject to a substantially similar agreement.

8. Upon the release of any of the Undersigned’s Shares from this Lock-Up Agreement, Parent will cooperate with the undersigned to facilitate the timely preparation and delivery of certificates or the establishment of book-entry positions at Parent’s transfer agent representing the Undersigned’s Shares without the restrictive legend above or the withdrawal of any stop transfer instructions.

9. This Lock-Up Agreement and any claim, controversy or dispute arising under or related to this Lock-Up Agreement shall be governed by and construed in accordance with the Laws of the state of Delaware, without regard to the conflict of Laws principles thereof.

10. This Lock-Up Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Lock-Up Agreement (in counterparts or otherwise) by Parent, the Company and the undersigned by facsimile or electronic transmission in .pdf format shall be sufficient to bind such parties to the terms and conditions of this Lock-Up Agreement.

(Signature Page Follows)

Very truly yours,

Print Name of Stockholder:	[●]

Signature (for individuals):

Signature (for entities):

By:
Name:
Title:

[Signature page to Lock-up Agreement]

Accepted and Agreed
by JASPER THERAPEUTICS, INC.:

By:
Name:
Title:

[Signature page to Lock-up Agreement]

Accepted and Agreed
by KIRA THERAPEUTICS:

By:
Name:
Title:

[Signature page to Lock-up Agreement]

EXHIBIT C

FORM OF PARENT STOCKHOLDER SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), dated as of July [●], 2026, is made by and among Jasper Therapeutics, Inc., a Delaware corporation (“Parent”), Kira Pharmaceuticals, a Cayman Islands exempted company (the “Company”), and the undersigned holder (“Stockholder”) of shares of capital stock (the “Shares”) of Parent.

WHEREAS, Parent, Kira Holdco Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, have entered into an Agreement and Plan of Merger, dated of even date herewith (the “Merger Agreement”), providing for the merger of the Company with and into Merger Sub (the “Merger”);

WHEREAS, Stockholder beneficially owns and has sole or shared voting power with respect to the number of Shares, and holds options to purchase shares of Parent Common Stock (“Parent Options”) and/or restricted stock units to acquire shares of Parent Common Stock (“Parent RSUs”), in each case in the number of Shares indicated opposite Stockholder’s name on Schedule 1 attached hereto;

WHEREAS, as an inducement and a condition to the willingness of Parent, Merger Sub, and the Company to enter into the Merger Agreement, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, Stockholder has agreed to enter into and perform this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, Parent, Merger Sub, and the Company entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, Stockholder, Parent and the Company agree as follows:

1.	Agreement to Vote Shares. Stockholder agrees that, prior to the Expiration Date (as defined in Section 2 below), at any meeting of the stockholders of Parent or any adjournment or postponement thereof, or in connection with any written consent of the stockholders of Parent, with respect to the Parent Stockholder Matters, Stockholder shall:

a.	appear at such meeting or otherwise cause the Shares and any New Shares (as defined in Section 3 below) to be counted as present thereat for purposes of calculating a quorum;

b.	from and after the date hereof until the Expiration Date, vote (or cause to be voted), or deliver a written consent (or cause a written consent to be delivered) covering all of the Shares and any New Shares that Stockholder shall be entitled to so vote: (i) in favor of the Parent Stockholder Matters and any matter that could reasonably be expected to facilitate the Parent Stockholder Matters; (ii) against any proposal to remove the limitation initially set at the discretion of the holders of Parent Convertible Preferred Stock between 4.99% and 19.99% of the number of shares of Parent Common Stock outstanding immediately after giving effect to the issuance of shares of Parent Common Stock upon conversion (the “Beneficial Ownership Limitation”) restricting such holders from beneficially owning a number of shares of Parent Common Stock in excess of the Beneficial Ownership Limitation or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Parent Stockholder Matters; and (iii) to approve any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the approval of the Parent Stockholder Matters on the date on which such meeting is held. Stockholder shall not take or commit or agree to take any action inconsistent with the foregoing.

2.	Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earlier to occur of (a) the effective time of the approval of the Parent Stockholder Matters, or (b) upon mutual written agreement of the parties to terminate this Agreement or (c) twelve (12) months following the date of this Agreement.

3.	Additional Purchases. Stockholder agrees that any shares of capital stock or other equity securities of Parent that Stockholder purchases or with respect to which Stockholder otherwise acquires sole or shared voting power (including any proxy) after the execution of this Agreement and prior to the Expiration Date, whether by the exercise of any Parent Options, settlement of Parent RSUs or otherwise, including, without limitation, by gift, succession, in the event of a stock split or as a dividend or distribution of any Shares (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares.

4.	Share Transfers. From and after the date hereof until the Expiration Date, Stockholder shall not, directly or indirectly, (a) sell, assign, transfer, tender, or otherwise dispose of (including, without limitation, by the creation of any Liens (as defined in Section 5(c) below)) any Shares or any New Shares acquired, (b) deposit any Shares or New Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such Shares or New Shares or grant any proxy or power of attorney with respect thereto (other than this Agreement), (c) enter into any Contract, option, commitment or other arrangement or understanding with respect to the direct or indirect sale, transfer, assignment or other disposition of (including, without limitation, by the creation of any Liens) any Shares or New Shares, or (d) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing Stockholder’s obligations under this Agreement. Notwithstanding the foregoing, Stockholder may make (1) transfers by will or by operation of Law or other transfers for estate-planning purposes, in which case this Agreement shall bind the transferee, (2) with respect to Stockholder’s Parent Options which expire on or prior to the Expiration Date, transfers, sale, or other disposition of Shares to Parent as payment for the (i) exercise price of Stockholder’s Parent Options and (ii) taxes applicable to the exercise of Stockholder’s Parent Options, (3) with respect to Stockholder’s Parent RSUs, (i) transfers for the net settlement of Stockholder’s Parent RSUs settled in Shares (to pay any tax withholding obligations) or (ii) transfers for receipt upon settlement of Stockholder’s Parent RSUs, and the sale of a sufficient number of such Shares acquired upon settlement of such securities as would generate sales proceeds sufficient to pay the aggregate taxes payable by Stockholder as a result of such settlement, (4) if Stockholder is a partnership or limited liability company, a transfer to one or more partners or members of Stockholder or to an Affiliated corporation, trust or other Entity under common control with Stockholder, or if Stockholder is a trust, a transfer to a beneficiary, provided that in each such case the applicable transferee has signed a voting agreement in substantially the form hereof, (5) transfers to another holder of the capital stock of Parent that has signed a voting agreement in substantially the form hereof, and (6) transfers, sales or other dispositions as the Company may otherwise agree in writing in its sole discretion. If any voluntary or involuntary transfer of any Shares covered hereby shall occur (including a transfer or disposition permitted by Section 4(1) through Section 4(6), sale by a Stockholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares subject to all of the restrictions, Liabilities and rights under this Agreement, which shall continue in full force and effect, notwithstanding that such transferee is not a Stockholder and has not executed a counterpart hereof or joinder hereto.

5.	Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent and the Company as follows:

a.	if Stockholder is an Entity: (i) Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted, (ii) Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby, and (iii) the execution and delivery of this Agreement, performance of Stockholder’s obligations hereunder and the consummation of the transactions contemplated hereby by Stockholder have been duly authorized by all necessary action on the part of Stockholder and no other proceedings on the part of Stockholder are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby, or if Stockholder is an individual, Stockholder has the legal capacity to execute and deliver this Agreement, to perform Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby;

b.	this Agreement has been duly executed and delivered by or on behalf of Stockholder and, assuming this Agreement constitutes a valid and binding agreement of the Company and Parent, constitutes a valid and binding agreement with respect to Stockholder, enforceable against Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of Law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally;

c.	Stockholder beneficially owns the number of Shares indicated opposite Stockholder’s name on Schedule 1, and will own any New Shares, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares or New Shares and none of the Shares or New Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares or the New Shares, except as contemplated by this Agreement;

d.	the execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of his, her or its obligations hereunder and the compliance by Stockholder with any provisions hereof will not, violate or conflict with, result in a material breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any Shares or New Shares pursuant to, any agreement, instrument, note, bond, mortgage, Contract, lease, license, permit or other obligation or any order, arbitration award, judgment or decree to which Stockholder is a party or by which Stockholder is bound, or any Law, statute, rule or regulation to which Stockholder is subject or, in the event that Stockholder is a corporation, partnership, trust or other Entity, any bylaw or other Organizational Document of Stockholder; except for any of the foregoing as would not reasonably be expected to prevent or delay the performance by Stockholder of his, her or its obligations under this Agreement in any material respect;

e.	the execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Body or regulatory authority by Stockholder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Stockholder of his, her or its obligations under this Agreement in any material respect;

f.	no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any Contract made by or on behalf of Stockholder; and

g.	as of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of Stockholder, threatened against Stockholder that would reasonably be expected to prevent or delay the performance by Stockholder of his, her or its obligations under this Agreement in any material respect.

6.	Irrevocable Proxy. Subject to the final sentence of this Section 6, by execution of this Agreement, Stockholder does hereby appoint the Company and any of its designees with full power of substitution and resubstitution, as Stockholder’s true and lawful attorney and irrevocable proxy, to the fullest extent of Stockholder’s rights with respect to the Shares or New Shares, to vote and exercise all voting and related rights, including the right to sign Stockholder’s name (solely in its capacity as a stockholder) to any stockholder consent, if Stockholder is unable to perform or otherwise does not perform his, her or its obligations under this Agreement, with respect to such Shares solely with respect to the matters set forth in Section 1 hereof. Stockholder intends this proxy to be irrevocable and coupled with an interest hereunder until the Expiration Date, hereby revokes any proxy previously granted by Stockholder with respect to the Shares or New Shares and represents that none of such previously-granted proxies are irrevocable. The irrevocable proxy and power of attorney granted herein shall survive the death or incapacity of Stockholder and the obligations of Stockholder shall be binding on Stockholder’s heirs, personal representatives, successors, transferees and assigns. Stockholder hereby agrees not to grant any subsequent powers of attorney or proxies with respect to any Shares with respect to the matters set forth in Section 1 until after the Expiration Date. The Stockholder hereby affirms that the proxy set forth in this Section 6 is given in connection with and granted in consideration of and as an inducement to the Company, Parent and Merger Sub to enter into the Merger Agreement and that such proxy is given to secure the obligations of the Stockholder under Section 1. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date.

7.	Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without the need of posting bond in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

8.	Directors and Officers. This Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of Parent and/or holder of Parent Options and/or Parent RSUs and not in Stockholder’s capacity as a director, officer or employee of Parent or any of its Subsidiaries or in Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require Stockholder to attempt to) limit or restrict a director and/or officer of Parent in the exercise of his or her fiduciary duties as a director and/or officer of Parent or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of Parent or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary.

9.	No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Stockholder, and the Company does not have authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of Parent or exercise any power or authority to direct Stockholder in the voting of any of the Shares, except as otherwise provided herein.

10.	Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, nothing set forth in this Section 10 or elsewhere in this Agreement shall relieve any party from liability for any fraud or for any willful and material breach of this Agreement prior to termination hereof.

11.	Further Assurances. Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company or Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Contemplated Transactions.

12.	Disclosure. Stockholder hereby agrees that Parent and the Company may publish and disclose in any registration statement, any prospectus filed with any regulatory authority in connection with the Contemplated Transactions and any related documents filed with such regulatory authority and as otherwise required by Law, Stockholder’s identity and ownership of Shares and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to any registration statement or prospectus or in any other filing made by Parent or the Company as required by Law or the terms of the Merger Agreement, including with the SEC or other regulatory authority, relating to the Contemplated Transactions, all subject to prior review and an opportunity to comment by Stockholder’s counsel. Prior to the Closing, Stockholder shall not, and shall use its reasonable best efforts to cause its representatives not to, directly or indirectly, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or any of the Contemplated Transactions, without the prior written consent of Parent and the Company, provided that the foregoing shall not limit or affect any actions taken by Stockholder (or any affiliated officer or director of Stockholder) that would be permitted to be taken by Stockholder, Parent or the Company pursuant to the Merger Agreement; provided, further, that the foregoing shall not affect any actions of Stockholder the prohibition of which would be prohibited under applicable Law.

13.	Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) or by electronic transmission (providing confirmation of transmission) to the Company or Parent, as the case may be, in accordance with Section 8.8 of the Merger Agreement and to Stockholder at his, her or its address or email address (providing confirmation of transmission) set forth on Schedule 1 attached hereto (or at such other address for a party as shall be specified by like notice).

14.	Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

15.	Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties hereto, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such party without the other party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

16.	No Waivers. No waivers of any breach of this Agreement extended by the Company or Parent to Stockholder shall be construed as a waiver of any rights or remedies of the Company or Parent, as applicable, with respect to any other stockholder of Parent who has executed an agreement substantially in the form of this Agreement with respect to Shares held or subsequently held by such stockholder or with respect to any subsequent breach of Stockholder or any other stockholder of Parent. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

17.	Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the state of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws. In any action or Legal Proceeding between any of the parties arising out of or relating to this Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the state of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such action or Legal Proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 17, (iii) waives any objection to laying venue in any such action or Legal Proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (v) agrees that service of process upon such party in any such action or Legal Proceeding shall be effective if notice is given in accordance with Section 13 of this Agreement.

18.	Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LEGAL PROCEEDING RELATED TO OR ARISING OUT OF THIS AGREEMENT, ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH AND THE MATTERS CONTEMPLATED HEREBY AND THEREBY.

19.	No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a Contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Parent Board has approved, for purposes of any applicable anti-takeover Laws and regulations and any applicable provision of the certificate of incorporation of Parent, the Merger Agreement and the Contemplated Transactions, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

20.	Entire Agreement; Counterparts; Electronic Exchanges. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all parties by electronic transmission (including via “.pdf” or an electronic signature platform) shall be sufficient to bind the parties to the terms and conditions of this Agreement.

21.	Amendment. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed on behalf of each party hereto; provided, however, that the rights or obligations of any Stockholder may be waived, amended or otherwise modified in a writing signed by Parent (for the avoidance of doubt, with the prior written approval required by Section 4.1 of Parent’s Certificate of Designation of Preferences, Rights and Limitations of Non-Voting Convertible Preferred Stock), the Company and Stockholder.

22.	Fees and Expenses. Except as otherwise specifically provided herein, the Merger Agreement or any other agreement contemplated by the Merger Agreement to which a party hereto is a party, each party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

23.	Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties. Each of the parties hereby acknowledges, represents and warrants that (i) it has read and fully understood this Agreement and the implications and consequences thereof; (ii) it has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of its own choice, or it has made a voluntary and informed decision to decline to seek such counsel; and (iii) it is fully aware of the legal and binding effect of this Agreement.

24.	Construction.

a.	In this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

b.	The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

c.	As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

d.	Except as otherwise indicated, all references in this Agreement to “Sections,” and “Schedules” are intended to refer to Sections of this Agreement and Schedules to this Agreement, respectively.

e.	The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of Page has Intentionally Been Left Blank]

EXECUTED as of the date first above written.

[STOCKHOLDER]

Signature:
Name (if an Entity):
Title (if an Entity):

[Signature Page to Support Agreement]

EXECUTED as of the date first above written.

JASPER THERAPEUTICS, INC.

By:
Name:
Title:

[Signature Page to Support Agreement]

EXECUTED as of the date first above written.

KIRA PHARMACEUTICALS

By:
Name:
Title:

[Signature Page to Support Agreement]

SCHEDULE 1

Name, Address and Email Address of Stockholder	Shares of Parent Common Stock	Parent Options	Parent RSUs

Schedule 1-1

EXHIBIT F

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [●] (this “Agreement”), is entered into by and between JASPER THERAPEUTICS, INC., a Delaware corporation (“Parent”), Continental Stock Transfer & Trust Company (the “Rights Agent”).

RECITALS

WHEREAS, Parent is a party to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of [•], 2026, by and among, Kira Pharmaceuticals, a Cayman Islands exempted company (the “Company”), Parent and Kira Holdco Inc., a Delaware corporation;

WHEREAS, pursuant to the Merger Agreement, Parent has agreed to provide to the Holders (as defined below) the contingent value rights as hereinafter described;

WHEREAS, the Rights Agent is willing to act in connection with the issuance, transfer, exchange and payment of such CVRs as provided herein; and

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and the Rights Agent agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Section 1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings ascribed to such terms in this Agreement, including as specified in this Section 1.1. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

“Acting Holders” means, at the time of determination, Holders of not less than a majority of the outstanding CVRs, as set out in the CVR Register (it being understood that to the extent such Holders are nominees, they may be directed by the beneficial owners of such CVRs).

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Assignee” has the meaning set forth in Section 6.3.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the United States Securities and Exchange Commission or banks in New York City, New York are authorized or required by applicable Law to be closed.

“Change of Control” means, with respect to a Person, directly or indirectly, (a) a consolidation, merger or similar business combination involving such Person in which (i) such Person is not the surviving entity or (ii) the holders of voting securities of such Person immediately prior thereto are holders of less than 50% of the voting securities of the surviving Person immediately after such transaction, (b) a sale or other disposition of all or substantially all of the assets of such Person on a consolidated basis in one transaction or a series of related transactions, or (c) the acquisition of beneficial ownership by any Person or group of more than 50% of the outstanding voting securities of such Person; provided, that, in no event shall the conversion of Parent Convertible Preferred Stock (as defined in the Merger Agreement) be deemed a Change of Control; provided, further, that no bona fide equity, debt or other financing transaction, or any issuance, sale, conversion, exchange or exercise of securities or instruments issued in connection therewith, shall be deemed to constitute a Change of Control, so long as, in each case, such transaction is for cash consideration and entered into primarily for capital-raising purposes.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“CVRs” means the rights of Holders (granted to initial Holders pursuant to the Merger Agreement) to receive a contingent cash payment pursuant to this Agreement.

“DTC” means The Depository Trust Company or any successor thereto.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Expiration Date” means December 31, 2028.

“FDA” means the United States Food and Drug Administration or any successor agency thereto.

“Governmental Entity” means any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body, including, without limitation, Nasdaq.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Law” means any federal, state, national, supra-national, foreign, local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Milestone” means the issuance by the FDA of a Priority Review Voucher in connection with the Product, at any time on or prior to the Expiration Date.

“Milestone Payment” means $30,000,000, which shall be reduced to $0.00 if the Milestone is not achieved on or before the Expiration Date, and which, for the avoidance of doubt, shall be paid only once regardless of the number of Priority Review Vouchers that may be issued or the number of Monetization Events that may occur.

“Milestone Notice” has the meaning set forth in Section 2.4(a).

“Milestone Payment Amount” means, for a given Holder, the product of (a) the Milestone Payment divided by the aggregate number of CVRs outstanding as reflected on the CVR Register as of the close of business on the date of the Milestone Notice, and (b) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the Milestone Notice.

“Milestone Payment Date” means the date that is ninety (90) days after the Monetization Event Date.

“Monetization Event” means the first occurrence of any of the following with respect to a Priority Review Voucher for the Product: (i) the use of such Priority Review Voucher by Parent, the Surviving Corporation, or any of their respective Affiliates in connection with an FDA drug application; (ii) the sale, assignment, transfer, or other disposition of such Priority Review Voucher to any third party; or (iii) any other transaction or arrangement pursuant to which Parent, the Surviving Corporation, or any of their respective Affiliates realizes economic value from such Priority Review Voucher.

“Monetization Event Date” means the date on which a Monetization Event first occurs.

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) made by operation of Law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, as allowable by DTC; or (e) as provided in Section 2.6; provided that, with respect to the foregoing clauses (a) – (e), the transferee in such transfer of CVRs shall have provided to Parent an IRS Form W-9 or appropriate IRS Form W-8, as applicable, as soon as practicable following such Permitted Transfer.

“Person” means, an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“Priority Review Voucher” means a priority review voucher as defined in Section 529(a)(2) of the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 360ff(a)(2)).

“Product” means Briquilimab.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent becomes such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Tax” or “Taxes” means all U.S. federal, state, local and non-U.S. (including Israeli) taxes, assessments, charges, customs, duties, fees, levies or other governmental charges, including income, franchise, margin, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, estimated, sales, use, service, license, excise, gross receipts, value-added (ad valorem), add-on or alternative minimum, severance, stamp, occupation, premium, escheat, unclaimed property and all other taxes or similar charges of any kind in the nature of a tax for which a Person may have any liability imposed by any Governmental Entity (including as a result of any transferee or successor liability or any liability assumed by Contract, Law or otherwise), whether disputed or not, and any charges, fines, interest or penalties imposed by any Governmental Entity or any additional amounts attributable or imposed with respect to such amounts.

Section 1.2 Rules of Construction. For purposes of this Agreement, the parties hereto agree that: (a) whenever the context requires, the singular number shall include the plural, and vice versa; (b) the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders; (c) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if”; (d) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation;” (e) the meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders; (f) where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning unless the context otherwise requires; (g) a reference to any specific Law or to any provision of any Law includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto; (h) references to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented; (i) they have been represented by legal counsel during the negotiation and execution and delivery of this Agreement and therefore waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document; (j) references to any Affiliates of Parent or Subsidiaries of Parent shall be deemed to include the Surviving Corporation; (k) the word “or” shall not be exclusive (i.e., “or” shall be deemed to mean “and/or”) unless the subjects of the conjunction are mutually exclusive; and (l) the measure of a period of one (1) month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date; provided, however, if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following August 18 is September 18 and one month following August 31 is October 1). The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement. All references to “Dollars” or “$” are to United States Dollars, unless expressly stated otherwise.

ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.1 CVRs. The CVRs represent the contractual rights of the Holders to receive the Milestone Payment, if any, pursuant to this Agreement.

Section 2.2 Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of a CVR that is not a Permitted Transfer shall be null and void ab initio and of no force or effect. The CVRs will not be listed on any quotation system or traded on any securities exchange.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a)       The CVRs will be issued in book-entry form only and will not be evidenced by a certificate or other instrument.

(b)       Subject to Section 4.1, the Rights Agent will keep a register (the “CVR Register”) for the purpose of identifying the Holders of CVRs, determining the Holders’ entitlement to CVRs, and registering CVRs and Permitted Transfers thereof. The CVR Register will initially show one position for Cede & Co. representing shares of Parent Common Stock held by DTC on behalf of the street holders of the shares of Parent Common Stock held by such holders as of the Effective Time. The Rights Agent will have no responsibility whatsoever directly to the street name holders or DTC participants with respect to transfers of CVRs. With respect to any payments to be made under Section 2.4, the Rights Agent will accomplish the payment to any former street name holders of Parent Common Stock by sending a lump sum payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its Affiliates will have any responsibility or liability whatsoever to any Person under or in connection with this Agreement other than the Holders and the Rights Agent. The Parent may receive and inspect a copy of the CVR Register, from time to time, upon written request made to the Rights Agent by the Parent. As soon as practicable after receipt of such request, the Rights Agent shall deliver a copy of the CVR Register, as then in effect, to the Parent at the address set forth in Section 6.1.

(c)       Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer the CVRs must be in writing and accompanied by a written instrument of transfer and other documentation reasonably requested by the Rights Agent in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, which may include, if applicable, a guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, as applicable, and setting forth in reasonable detail the circumstances relating to the transfer; provided that, with respect to any Holder located in a jurisdiction where a Medallion Guarantee is not reasonably available, the Rights Agent shall accept such alternative evidence of authorization and authenticity of signature as the Rights Agent may reasonably require, including a notarized signature or a guarantee from a bank or financial institution reasonably acceptable to the Rights Agent. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register and notify Parent in writing of the same. Parent and the Rights Agent may require evidence of payment of a sum sufficient to cover any stamp, documentary, registration or other Tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by the Holder of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent and shall entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR shall be valid unless and until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void and invalid. All costs and expenses related to any transfer or assignment of the CVRs (including the cost of any transfer Tax) will be the responsibility of the transferor.

(d)       A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written request, the Rights Agent is hereby authorized to, and shall promptly, record the change of address in the CVR Register.

Section 2.4 Payment Procedures; Notices.

(a)       If the Milestone is achieved on or prior to the Expiration Date, Parent shall promptly (and in no event later than ten (10) Business Days after the date on which the FDA issues the Priority Review Voucher) deliver to the Rights Agent a written notice (a “Milestone Notice”), accompanied by an Officer’s Certificate, which shall: (i) confirm that the FDA has issued the Priority Review Voucher in connection with the Product; (ii) include the date of such issuance; and (iii) state that the CVR continues in full force. For the avoidance of doubt, delivery of the Milestone Notice shall not trigger payment of the Milestone Payment, which shall be paid only as provided in Section 2.4(b) below.

(b)       If the Milestone has been achieved on or prior to the Expiration Date, Parent shall pay, or cause to be paid, the Milestone Payment to the Holders on the Milestone Payment Date. On or before the Milestone Payment Date, Parent shall deliver to the Rights Agent, in cash, an amount equal to the Milestone Payment Amount. The Rights Agent shall promptly (and in no event later than five (5) Business Days after receipt thereof) distribute the applicable Milestone Payment Amount to each Holder, as reflected on the CVR Register as of the close of business on the date of the Milestone Notice, subject to any deduction or withholding of Taxes in accordance with Section 2.4(g).

(c)       Notwithstanding Section 2.4(b), if at any time after the Milestone has been achieved and prior to payment of the Milestone Payment, Parent or the Surviving Corporation undergoes a Change of Control, then the Milestone Payment shall become immediately due and payable, and the Milestone Payment Date shall instead be the earlier of (i) the date of consummation of such Change of Control and (ii) ninety (90) days following the Monetization Event Date. Parent shall provide the Rights Agent with written notice of any pending Change of Control as promptly as practicable, and in any event no later than five (5) Business Days prior to the anticipated consummation thereof.

(d)       Notwithstanding anything to the contrary in this Agreement: (i) if the Milestone has been achieved on or prior to the Expiration Date but a Monetization Event has not yet occurred on or prior to the Expiration Date, the CVRs shall continue in full force and effect and shall not expire until the Milestone Payment has been paid in full, and (ii) the CVRs shall expire without payment if and only if the Milestone has not been achieved on or prior to the Expiration Date. For the avoidance of doubt, the CVRs shall survive the Expiration Date so long as the Milestone was achieved on or prior to the Expiration Date.

(e)       The Milestone Payment shall be paid in United States dollars (i) by electronic payment to the address of such Holder reflected in the CVR Register as of the close of business on the date of the Milestone Payment Date or (ii) with respect to any such Holder that has provided the Rights Agent wiring instructions in writing as of the close of business on the date of the Milestone Payment Date, by wire transfer of immediately available funds to the account specified on such instructions. The Milestone Payment Amount payable to any Holder shall be rounded down to the nearest cent.

(f)       Parent shall be entitled to deduct and withhold, or cause the Rights Agent to deduct and withhold, from any Milestone Payment Amount such amounts as may be required to be deducted and withheld therefrom under applicable Tax Law, as may reasonably be determined by Parent or the Rights Agent. Parent shall use commercially reasonable efforts to, or shall cause the Rights Agent to use commercially reasonable efforts to, take all actions that may be necessary to ensure that any amounts withheld in respect of Taxes are timely remitted to the appropriate Governmental Entity and to reduce or eliminate any deduction or withholding imposed with respect to the CVRs or any payments thereunder. To the extent any amounts are so deducted and withheld and properly and timely remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

(g)       Any Milestone Payment Amount delivered to the Rights Agent that remains undistributed to a Holder one year after the date of the delivery of the Milestone Notice will be delivered by the Rights Agent to Parent, upon written demand, and any Holder will thereafter look only to Parent for payment of such Milestone Payment Amount, without interest.

(h)       Neither Parent nor the Rights Agent will be liable to any Person in respect of any Milestone Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless Rights Agent with respect to any liability, penalty, cost or expense Rights Agent may incur or be subject to in connection with transferring such property to Parent.

(i)       The indemnification provided by this Section 2.4 shall survive the resignation, replacement or removal of the Rights Agent and the termination of this Agreement.

Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a)       The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any Holder.

(b)       The CVRs shall not represent any interests in the capital of, or any equity or ownership interest in, Parent, in any constituent company to the Merger Agreement or any of their respective Affiliates. It is hereby acknowledged and agreed that a CVR shall not constitute a security of Parent or any of its Affiliates.

(c)       Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of the CVRs, any rights or obligations of any kind or nature whatsoever as a stockholder of Parent or any of its Subsidiaries either at Law or in equity. The rights of any Holder and the obligations of Parent and its Affiliates and their respective officers, directors and controlling Persons are contract rights limited to those expressly set forth in this Agreement.

(d)       Neither Parent and its directors and officers nor any of its Affiliates and their directors and officers will be deemed to have any fiduciary or similar duties to any Holders by virtue of this Agreement or the CVRs.

(e)       It is hereby acknowledged and agreed that the CVRs and the possibility of any payment hereunder with respect thereto are highly speculative and subject to numerous factors outside of Parent’s control, and there is no assurance that Holders will receive any payments under this Agreement or in connection with the CVRs. Each Holder acknowledges that it is highly possible that there will not be any Milestone Payments. It is further acknowledged and agreed that neither Parent, the Surviving Corporation, their Affiliates nor the Rights Agent owe, by virtue of their obligations under this Agreement, a fiduciary duty or any implied duties to the Holders and the parties hereto intend solely the express provisions of this Agreement to govern their contractual relationship with respect to the CVRs. It is acknowledged and agreed that this Section 2.5(e) is an essential and material term of this Agreement.

Section 2.6 Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent or to a Person nominated by Parent without consideration therefor, which Holder may effect via delivery of a written abandonment notice to Parent (with a copy to the Rights Agent). Nothing in this Agreement shall prohibit Parent or any Person nominated by Parent from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion (it being understood that Parent shall promptly notify the Rights Agent of any CVRs acquired by Parent or any Person nominated by Parent, and each such acquired CVR shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and ARTICLE V hereunder).

ARTICLE III

THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities.

(a)       Parent hereby appoints the Rights Agent to act as rights agent for Parent in accordance with the express terms and conditions set forth in this Agreement (and no implied terms and conditions), and the Rights Agent hereby accepts such appointment. The Rights Agent will not have any liability for any actions taken, suffered, or not taken in connection with this Agreement, except to the extent such liability arises as a result of the Rights Agent’s willful misconduct, bad faith or gross negligence (which willful misconduct, bad faith or gross negligence must be determined by a court of competent jurisdiction in a final and non-appealable judgment).

(b)       The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by any Person, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at Law or otherwise or to make any demand upon Parent.

Section 3.2 Certain Rights of the Rights Agent. Parent hereby appoints the Rights Agent to act as rights agent for Parent in accordance with the express terms and conditions hereof, the Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a)       the Rights Agent will report to Parent;

(b)       the Rights Agent may rely and will be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in the absence of bad faith to be genuine and to have been signed or presented by the proper party or parties;

(c)       whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting to take any action hereunder, the Rights Agent may rely upon an Officer’s Certificate delivered to the Rights Agent, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of gross negligence, bad faith, or willful misconduct (each as determined by a final non-appealable judgement of a court of competent jurisdiction) on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered, or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate;

(d)       the Rights Agent may engage and consult with counsel of its selection and the advice of such counsel or any opinion of counsel will be full and complete authorization and protection to the Rights Agent, and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by it in reliance thereon in the absence of bad faith, gross negligence or willful misconduct (each as determined by a final non-appealable judgement of a court of competent jurisdiction) on the part of the Rights Agent in the selection and continued employment of such counsel;

(e)       the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(f)       the Rights Agent will not be required to give any note or surety in respect of the execution of its powers under, or otherwise in respect of the premises of, this Agreement;

(g)       Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless from and against, any losses, liability, damage, judgement, fine, penalty, claim, demands, suits or expenses (“Losses”) for any action taken, suffered or incurred by the Rights Agent arising out of or in connection with the execution, acceptance, administration, exercise and performance by the Rights Agent of its duties under this Agreement, including the reasonable and documented out-of-pocket costs and expenses of defending the Rights Agent against any Loss, unless such Loss has been determined by a final non-appealable judgement of a court of competent jurisdiction to be a result of the Rights Agent’s fraud, willful misconduct, bad faith or gross negligence;

(h)       notwithstanding anything in this Agreement to the contrary, (i) in no event shall the Rights Agent be liable for any special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits) arising out of any act or failure to act hereunder, even if the Rights Agent has been advised of the likelihood of such loss or damage or has foreseen the possibility or likelihood of such damages and (ii) the aggregate liability of the Rights Agent arising in connection with this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amount paid or payable hereunder by Parent to the Rights Agent as fees and charges during the twelve (12) months immediately preceding the event for which recovery from the Rights Agent is being sought;

(i)       Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement in accordance with the fee schedule agreed upon in writing by the Rights Agent and Parent and incorporated herein by reference; and (ii) to reimburse the Rights Agent for all reasonable and necessary out-of-pocket expenses and other charges of any kind and nature paid or incurred by it in connection with the preparation, delivery, negotiation or amendment of this Agreement and the administration, exercise or performance by the Rights Agent of its duties hereunder, including all taxes (other than personal property taxes, corporate excise or privilege taxes, property or license taxes, taxes relating to the Rights Agent’s personnel, and taxes imposed on or measured by the Rights Agent’s gross revenues, net income and franchise or similar taxes imposed on it (in lieu of net income taxes));

(j)       the Rights Agent shall act hereunder solely as agent for Parent and shall not assume any obligations or relationship of agency or trust with any of the owners or Holders of the CVRs;

(k)       the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(l)       the Rights Agent shall have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent) and the enforceability of this Agreement against the Rights Agent, assuming the due execution and delivery hereof by Parent; nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(m)       no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it;

(n)       the Rights Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall not incur any liability for failing to take action in connection therewith, in each case, unless and until it has received such notice;

(o)       the Rights Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of the Merger Agreement, nor shall the Rights Agent be required to determine if any Person has complied with the Merger Agreement, nor shall any additional obligations of the Rights Agent be inferred from the terms of the Merger Agreement even though reference thereto may be made in this Agreement;

(p)       the Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder (i) itself (through its directors, officers, or employees) or (ii) through its agents, representatives, attorneys, custodians and/or nominees and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such agents, representatives, attorneys, custodians and/or nominees, absent their gross negligence, bad faith or willful or intentional misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof; and

(q)       The indemnification provided by Parent to Rights Agent pursuant to this Section 3.2 shall survive the resignation, replacement or removal of the Rights Agent and the termination of this Agreement.

Section 3.3 Resignation and Removal; Appointment of Successor.

(a)       The Rights Agent may resign at any time by giving written notice thereof to Parent and the Holders, specifying a date when such resignation will take effect, which notice will be sent at least thirty (30) days prior to the date so specified. Parent has the right to remove the Rights Agent at any time. Notice of such removal will be given by Parent to the Rights Agent, which notice will be sent at least thirty (30) days prior to the date so specified.

(b)       Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other stockholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such Person would be eligible for appointment as a successor Rights Agent under this Section 3.3(b). The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of the transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 3.3(b). If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3 or becomes incapable of acting, Parent will as soon as is reasonably possible appoint a qualified successor Rights Agent who may be a Holder but shall not be an officer of the Parent and who, unless otherwise consented to in writing by the Acting Holders, shall be a transfer agent of national reputation or the corporate trust department of a commercial bank. Notwithstanding the foregoing, if Parent fails to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent or any Holder may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c)       Parent will give notice to the Holders of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent will cause the notice to be mailed at the expense of Parent. Failure to give any notice provided for in this Section 3.3(c), however, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agents, as the case may be.

(d)       The Rights Agent will reasonably cooperate with Parent and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent.

Section 3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3(b) hereunder will, at or prior to such appointment, execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent, the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers, duties and trusts of the retiring Rights Agent, except such rights which survive its resignation or removal under this Agreement.

Section 3.5 Holding of Funds. All funds under this Agreement that are to be distributed or applied by the Rights Agent in the performance of services hereunder (the “Funds”) shall be held by the Company until delivered to the Rights Agent in accordance with Section 2.4(b). Following receipt thereof, the Rights Agent as agent for Parent shall deposit the Funds in one or more bank accounts to be maintained by the Rights Agent in its name as agent for Parent. Until paid pursuant to the terms of this Agreement, the Rights Agent will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Rights Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Rights Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. The Rights Agent may from time to time receive interest, dividends or other earnings in connection with such deposits. The Rights Agent shall not be obligated to pay such interest, dividends or earnings to the Parent, any Holder, or any other Person.

ARTICLE IV

COVENANTS

Section 4.1 List of Holders. Parent will furnish or cause to be furnished to the Rights Agent, in such form as Parent receives from Parent’s transfer agent, the Depositary or any other agent performing similar services for Parent, the names and addresses of the Holders entitled to receive CVRs pursuant to Section 1.12 of the Merger Agreement within fifteen (15) Business Days after the Effective Time. Until such list of Holders is furnished to the Rights Agent, the Rights Agent shall have no duties, responsibilities or obligations with respect to keeping the CVR Register, providing notices or making payments to such Holders.

Section 4.2 Limited Obligations of Public Company. Notwithstanding anything herein to the contrary, and for the avoidance of doubt, none of the Parent or any of its Affiliates (or any directors, officer, employee, or other representative of the foregoing) owes any fiduciary duty or similar duty to any Holder in respect of the development of the Product. For the avoidance of doubt, Parent shall not be required to notify any Holder of, or obtain any consent from any Holder in connection with, any decisions relating to the Product.

Section 4.3 Priority Review Voucher Disposition. Following achievement of the Milestone, Parent shall not take any action or fail to take any action, in either case, with the primary purpose of causing or permitting the lapse, abandonment, or revocation of the Priority Review Voucher. For the avoidance of doubt, the sale or transfer of the Priority Review Voucher to a third party shall constitute a Monetization Event and shall not require consent of the Acting Holders, provided that such transaction does not otherwise breach any obligation of Parent under this Agreement.

Section 4.4 Tax Reporting. The Rights Agent shall comply with all applicable Laws regarding Tax reporting with respect to any Milestone Payment paid to the Holders pursuant to this Agreement in reliance on information provided to the Rights Agent by the Parent or the applicable Holder. The Parent shall provide the Rights Agent with such information as the Rights Agent reasonably requests to comply with such reporting obligations.

ARTICLE V

AMENDMENTS

Section 5.1 Amendments without Consent of Holders.

(a)       Parent, at any time and from time to time, may (without the consent of any Person, other than the Rights Agent with such consent not to be unreasonably withheld, conditioned or delayed), may enter into one or more amendments hereto, for any of the following purposes:

(i)       to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein;

(ii)       to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent will consider to be for the protection and benefit of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii)       as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any applicable state securities or “blue sky” laws;

(iv)       to cancel or reduce the number of CVRs, in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 6.4; or

(v)       as may be necessary or appropriate to ensure that Parent complies with applicable Law; provided that in each case, such amendment shall not adversely affect the interests of the Holders.

(b)       Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 6.2.

Section 5.2 Amendments with Consent of Holders.

(a)       Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), any other amendment shall require the written consent of the Acting Holders (whether in evidence in writing or taken at a meeting of the Holders). Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 6.2.

Section 5.3 Execution of Amendments. In executing any amendment permitted by this ARTICLE V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. Each amendment to this Agreement shall be evidenced by a writing signed by the Rights Agent and Parent. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4 Effect of Amendments. Upon the execution of any amendment under this ARTICLE V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

ARTICLE VI

OTHER PROVISIONS OF GENERAL APPLICATION

Section 6.1 Notices to Rights Agent and Parent. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) two Business Days after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered if sent by email (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto) prior to 5:00 p.m. Eastern time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

If to the Rights Agent, to it at:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Attention: Compliance Department

If to Parent, to it at:

Jasper Therapeutics, Inc.

2200 Bridge Pkwy Suite #102

Redwood City, CA 94065

Attention: Jeet Mahal, Chief Executive Officer

E-mail Address: jmahal@jaspertx.com

with a copy to (which shall not constitute notice):

dLA Piper LLP (US)

One Liberty Place

1650 Market Street

Suite 5000

Philadelphia, PA 19103

Attention: Fahd M.T. Riaz; Dylan Caplan

Email: Fahd.Riaz@us.dlapiper.com; Dylan.Caplan@us.dlapiper.com

The Rights Agent or Parent may specify a different address by giving notice in accordance with this Section 7.1.

Section 6.2 Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and transmitted through the facilities of DTC in accordance with DTC’s procedures or mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

Section 6.3 Parent Successors and Assigns; Change of Control. Parent may assign any or all of its rights, interests and obligations hereunder, in its sole discretion and without the consent of the Acting Holders or any other Person, (i) to any controlled Affiliate of Parent (an “Assignee”), but only for so long as the Assignee remains a controlled Affiliate of Parent and provided that the Assignee agrees to assume and be bound by all of the terms and conditions of this Agreement; provided further that, in connection with any assignment to an Assignee, Parent shall, and shall agree to, remain liable for the performance by the Assignee of all obligations, duties and covenants of Parent under this Agreement, or (ii) in connection with a Change of Control. In connection with any Change of Control, the successor or surviving entity shall, as a condition to the consummation of such Change of Control, expressly assume in writing all of the obligations of Parent under this Agreement and agree to be bound by all of the terms and conditions hereof, and Parent shall deliver to the Rights Agent an Officer’s Certificate stating that such Change of Control complies with the applicable provisions of this Agreement and that all conditions precedent herein provided for relating to such transaction have been complied with. Subject to the preceding sentences, this Agreement will be binding upon, and shall be enforceable by and inure solely to the benefit of, Parent’s successors and each Assignee. The Rights Agent may not assign this Agreement without Parent’s prior written consent.

Section 6.4 Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, the Rights Agent’s permitted successors and assigns, Parent, Parent’s successors and assigns, the Holders and the Holders’ successors and assigns pursuant to a Permitted Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the foregoing. The rights of Holders and their successors and assigns pursuant to Permitted Transfers are limited to those expressly provided in this Agreement. Notwithstanding anything to the contrary contained herein, (a) except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and, with the exception of Section 6.2, no individual Holder or other group of Holders will be entitled to exercise such rights and (b) any Holder or Holder’s successor or assign pursuant to a Permitted Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable.

Section 6.5 Governing Law.

(a)       This Agreement, the CVRs and all actions arising under this Agreement or in connection herewith or therewith shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any laws, rules or provisions that would cause the application of the laws of any other jurisdiction other than the State of Delaware except that the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York, shall apply with respect to any matters relating to the internal affairs of Rights Agent as a New York corporation.

(b)       In any action or proceeding arising out of or relating to this Agreement or any of the CVRs: (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware (it being agreed that the consents to jurisdiction and venue set forth in this Section 7.5(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties); and (ii) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 6.2. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(c)       EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE). EACH PARTY HERETO (A) MAKES THIS WAIVER VOLUNTARILY AND (B) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AND AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 7.5(c).

Section 6.6 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision. If any excluded provision, or the application thereof, shall materially and adversely affect the rights, immunities, liabilities, duties, responsibilities or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to the Parent.

Section 6.7 Counterparts and Signature. This Agreement may be executed in multiple counterparts (including by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other party, it being understood that the parties need not sign the same counterpart.

Section 6.8 Termination. This Agreement will expire and be of no force and effect, the parties will have no liability hereunder (other than with respect to monies due and owing by Parent to the Rights Agent or any other rights of the Rights Agent which expressly survive the termination of this Agreement), and no additional payments will be required to be made, upon the later of (i) the Expiration Date and (ii) the payment of the Milestone Payment Amount to the Rights Agent required to be paid under this Agreement and the payment of the full amount of all Milestone Payment Amounts to the Holders by the mailing by Rights Agent to the address of such Holders reflected in the CVR Register. Notwithstanding the foregoing, if no Milestone has been achieved on or prior to the Expiration Date, this Agreement shall automatically terminate and be of no further force or effect following the Expiration Date, without any further action by any party hereto.

Section 6.9 Entire Agreement. As between the Rights Agent and the other parties hereto, this Agreement (including the schedules, annexes and exhibits hereto and the documents and instruments referred to herein) contains the entire understanding of the parties hereto and thereto with reference to the transactions and matters contemplated hereby and supersedes all prior agreements, written or oral, among the parties with respect hereto and thereto. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement will govern and be controlling.

Section 6.10 Confidentiality. The Rights Agent and Parent agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public Holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth in the attached schedule shall remain confidential, and shall not be voluntarily disclosed to any other Person, except as may be required by a valid order of an arbitration panel, court or Governmental Entity of competent jurisdiction or is otherwise required by law or regulation, including SEC or Nasdaq Rules, or pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions).

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

JASPER THERAPEUTICS, INC.

By:
Name:
Title:

Continental Stock Transfer & Trust Company

By:
Name:
Title:

[Signature Page to Contingent Value Rights Agreement]

EXHIBIT G

POST-CLOSING DIRECTORS AND OFFICERS

Merger Sub Board Designees – Parent

Name
Jeet Mahal Thomas Wiggans Judith Shizuru, M.D., Ph.D.
Kurt von Emster
Svetlana Lucas, Ph.D.

Parent Board Designee – Company

Name
Patrick Crutcher

Merger Sub Board Designee – Company

Name
Patrick Crutcher

Parent Board Observer Designees

Name
Nora E. Brennan Wenchao Song, Ph.D.

Officers

Name	Title
Jeet Mahal	Chief Executive Officer
Herb Cross	Chief Financial Officer
Greg Keenan, M.D.	Chief Medical Officer
Matthew E. Ros	Chief Operating Officer
Wenru Song, M.D., Ph.D.	Executive Vice President; Head of Research and Development

G-1

EXHIBIT H

FORM OF PLAN OF MERGER

DATED ____________________2026

(1) Kira Holdco Inc.

(2) Kira Pharmaceuticals

PLAN OF MERGER

REF: SM/slh/K2972-204173

TABLE OF CONTENTS

CLAUSE	PAGE

1. Definitions and Interpretation	H-1
2. PLAN OF MERGER	H-1
3. Variation	H-2
4. Termination	H-3
5. Counterparts	H-3
6. Governing Law	H-3

H-i

THIS PLAN OF MERGER is made on July 16, 2026

BETWEEN

(1)	Kira Holdco Inc., a corporation incorporated under the laws of Delaware having its registered office at 251 Little Falls Drive, City of Wilmington, Delaware 19808, County of New Castle (the “Surviving Company”); and

(2)	Kira Pharmaceuticals, an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Ascentium (Cayman) Limited, P.O. Box 10240, 4th Floor, Harbour Place, 103 South Church Street, George Town, Grand Cayman KY1-1002, Cayman Islands (the “Merging Company” and together with the Surviving Company, the “Companies”).

WHEREAS

(A)	The respective boards of directors of the Surviving Company and the Merging Company have approved the merger of the Companies, with the Surviving Company continuing as the surviving company (the “Merger”), upon the terms and subject to the conditions of the merger agreement dated July 16, 2026 between Jasper Therapeutics Inc., the Surviving Company and the Merging Company (the “Merger Agreement”) and this Plan of Merger and pursuant to provisions of Part 16 of the Companies Act (as amended) of the Cayman Islands (the “Companies Act”) and the laws of the State of Delaware, U.S.

(B)	The members of each of the Surviving Company and the Merging Company have adopted this Plan of Merger on the terms and subject to the conditions set forth herein and otherwise in accordance with the Companies Act.

(C)	Each of the Surviving Company and the Merging Company wishes to enter into this Plan of Merger pursuant to the provisions of Part 16 of the Companies Act.

IT IS AGREED

1.	Definitions and Interpretation

1.1	Terms not otherwise defined in this Plan of Merger shall have the meanings given to them in the Merger Agreement, a copy of which is annexed at Annexure 1 hereto.

2.	PLAN OF MERGER

2.1	Company Details:

(a)	The constituent companies (as defined in the Companies Act) to this Plan of Merger are the Surviving Company and the Merging Company.

(b)	The surviving company (as defined in the Companies Act) is the Surviving Company.

(c)	The registered office of the Surviving Company is 251 Little Falls Drive, City of Wilmington, Delaware 19808, County of New Castle. The registered office of the Merging Company is Ascentium (Cayman) Limited, P.O. Box 10240, 4th Floor, Harbour Place, 103 South Church Street, George Town, Grand Cayman KY1-1002, Cayman Islands.

(d)	Immediately prior to the Effective Date, the authorised share capital of the Surviving Company is US$1 divided into 100 shares each of nominal or par value US$0.01 per share.

(e)	Immediately prior to the Effective Date, the authorised share capital of the Merging Company is US$620,000 divided into 50,000,000 voting Ordinary Shares of a par value of US$0.01 each; and 12,000,000 voting Preferred Shares of a par value of US$0.01 each.

2.2	Effective Date

In accordance with section 237(15) of the Companies Act, the Merger shall be effective on the date that this Plan of Merger is registered by the Registrar (the “Effective Date”).

2.3	Terms and Conditions; Share Rights

(a)	The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company or into other property, are set out in the Merger Agreement.

(b)	The rights and restrictions attaching to the shares in the Surviving Company are set out in the certificate of incorporation and bylaws of the Surviving Company.

(c)	From the Effective Date, the certificate of incorporation and bylaws of the Surviving Company shall be the certificate of incorporation and bylaws annexed at Annexure 2 hereto.

(d)	The US tax status and elections of the Surviving Company shall continue.

2.4	Directors’ Interests in the Merger

(a)	The names and addresses of each director of the Surviving Company are:

(i)	Jeet Mahal of 251 Little Falls Drive, City of Wilmington, Delaware 19808, County of New Castle; and

(ii)	Herb Cross of 251 Little Falls Drive, City of Wilmington, Delaware 19808, County of New Castle.

(b)	No director of either of the Companies will be paid any amounts or receive any benefits consequent upon the Merger in their capacities as directors.

2.5	Secured Creditors

(a)	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

(b)	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

3.	Variation

3.1	At any time prior to the Effective Date, this Plan of Merger may be amended by the Boards of Directors of both the Surviving Company and the Merging Company to:

(a)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar; and

(b)	effect any other changes to this Plan of Merger as the Merger Agreement or this Plan of Merger may expressly authorise the Boards of Directors of both the Surviving Company and the Merging Company to effect.

4.	Termination

4.1	At any time prior to the Effective Date, this Plan of Merger may be terminated by the Boards of Directors of both the Surviving Company and the Merging Company in accordance with the terms of the Merger Agreement.

5.	Counterparts

5.1	This Plan of Merger may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Plan of Merger by executing any such counterpart.

6.	Governing Law

6.1	This Plan of Merger and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of the Cayman Islands.

[Signature page follows]

IN WITNESS whereof this Plan of Merger has been entered into by the parties on the day and year first above written.

SIGNED for and on behalf of KIRA PHARMACEUTICALS:	)
)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:

)
)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:

SIGNED for and on behalf of KIRA HOLDCO INC.:	)
)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:

)
)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:

Annexure 1

Merger Agreement

Annexure 2

certificate of incorporation and bylaws of Surviving Company